EXHIBIT 10.1
ASSET PURCHASE AGREEMENT
Dated as of May 10, 2006
Among
CONTINUCARE CORPORATION
and
THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of May 10, 2006, among Continucare Corporation, a Florida corporation (“CNU”) CNU Blue 1, Inc., a Florida corporation and a wholly-owned subsidiary of CNU (“Buyer”), CNU Blue 2, LLC, a Florida limited liability company and a wholly-owned subsidiary of Buyer (“Buyer LLC”), Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company owned by the Owners (“Peluca”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One”, and, collectively with MDHRS, MDHC, West Dade, Kent, Pelu and Peluca, the “Sellers”), MDHC Red, Inc., a Florida corporation (“Retain”), and each of the shareholders of each Seller listed on the signature pages hereto (the “Owners”).
     WHEREAS, Sellers are engaged in the business of providing primary health care services and the selected specialty health care services set forth on Schedule A at five clinical locations in Miami-Dade County, Florida, and related transportation, diagnostic and administrative support services (the “Business”); and
     WHEREAS, Buyer is a wholly-owned subsidiary of CNU and Buyer LLC is wholly-owned by Buyer and is a disregarded entity for federal income tax purposes under Code Section 7701; and
     WHEREAS, Sellers desire to sell, and the Owners desire to cause Sellers to sell to Buyer, and Buyer desires to purchase from Sellers, on a going concern basis, substantially all of the assets, properties and business of the Business, all on the terms and subject to the conditions set forth herein; and
     WHEREAS, immediately after the foregoing transactions, Retain shall assume all of the Excluded Liabilities from Sellers and thereafter each Seller other than Pelu and Peluca shall merge with and into Buyer LLC with Buyer LLC as the surviving entity of such mergers (the “Merger”); and
     WHEREAS, contemporaneous with the execution and delivery of this Agreement, certain shareholders of CNU have entered into agreements (the “Voting Agreements”) to vote their respective shares of CNU Common Stock in favor of the issuance of the CNU Shares pursuant to this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Sellers, Retain, the Owners, Buyer, Buyer LLC, and CNU as follows:

ARTICLE I
DEFINITIONS
     1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
     “Accounting Firm” has the meaning set forth in Section 3.2(d).
     “Adjusted EBITDA” has the meaning set forth in Section 7.13.
     “Affiliate” means, with respect to any Person, any other Person who is a Family Member of such Person or which directly or indirectly controls, is controlled by or is under common control with such Person.
     “Agreed Adjustments” has the meaning set forth in Section 3.2(c).
     “Agreement and Plan of Merger” means the Agreement and Plan of Merger relating to the Merger substantially in the form of Exhibit A, as the same may be amended as a result of any determination pursuant to Section 7.5.
     “Articles of Merger” has the meaning specified in Section 2.5(c).
     “Assumed Liabilities” has the meaning specified in Section 2.3.
     “Auditor” means Moore, Stephens, Lovelace, P.A..
     “Balance Sheet” means the unaudited combined balance sheet of Sellers as of the Balance Sheet Date included in Schedule 5.4.
     “Balance Sheet Date” means December 31, 2005.
     “Business” has the meaning specified in the recitals to this Agreement.
     “Business Day” means any day that is neither a Saturday, nor a Sunday nor a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
     “Business Property” means any real or personal property, plant, building, facility, structure, equipment or unit, or other asset owned, leased or operated by any Seller in the conduct of the Business.
     “Buyer” has the meaning specified in the first paragraph of this Agreement.
     “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or Buyer LLC under this Agreement or in connection herewith.

     “Buyer Group Member” means CNU and its Affiliates and their respective successors and assigns.
     “Buyer LLC” has the meaning specified in the first paragraph of this Agreement.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.
     “Claim Notice” has the meaning specified in Section 8.3(a).
     “Closing” means the closing of the transfer of the Purchased Assets from Sellers to Buyer and Buyer’s assumption of the Assumed Liabilities.
     “Closing Date” has the meaning specified in Section 4.1.
     “Closing Date Cash Payment” has the meaning specified in Section 3.1.
     “Closing Date Working Capital” has the meaning specified in Section 3.3(a).
     “CNU SEC Documents” has the meaning specified in Section 6.5.
     “CNU Common Stock” means the common stock, par value $.0001 per share, of CNU.
     “CNU Shares” means 20,000,000 shares of CNU Common Stock. If, between the date of this Agreement and the Closing Date, CNU shall effect any reclassification, recapitalization, stock split, combination, or exchange of the CNU Common Stock, or a stock dividend or dividend payable in any other securities shall be declared with a record date occurring within such period, or any similar event shall have occurred, then the CNU Shares shall be appropriately adjusted to give effect to such reclassification, recapitalization, stock split, combination, or exchange, dividend or other event.
     “COBRA Beneficiary” has the meaning specified in Section 7.4(g).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Copyrights” means United States and foreign copyrights and mask works (as defined in 17 U.S.C. § 901), whether registered or unregistered, and pending applications to register the same.
     “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.
     “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.
     “Environmental Laws” means any federal, state or local law, statute, ordinance, rule or regulation governing pollution, contamination, protection of the environment, human health or safety, or safety of employees, sanitation or any matters relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials (collectively “Environmental Matters”) as the same have been or may be amended from time to time, including, without limitation, CERCLA and any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, order and decrees relating to Environmental Matters.
     “Escrow Agent” means the escrow agent serving under the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit B.
     “Escrow Funds” has the meaning specified in Section 4.2.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” has the meaning specified in Section 2.2.
     “Excluded Liabilities” has the meaning specified in Section 2.4.
     “Excluded Real Property” has the meaning specified in Section 2.2(b).
     “Expenses” means any and all direct out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals); provided, however, that for purposes of computing the amount of Expenses incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Expenses or the circumstances giving rise thereto.
     “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

     “FBCA” means the Florida Business Corporation Act, as amended.
     “GAAP” means United States generally accepted accounting principles, consistently applied from period to period.
     “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.
     “Governmental Permits” has the meaning specified in Section 5.9.
     “Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials wastes, constituents, compounds, chemicals, natural or manmade elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (“ACMs”), polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, infections, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation that are designated as such or regulated by, or form the basis of liability under, any Environmental Laws.
     “Income Tax” means any Tax relating to net income, gross income, gross receipts or windfall profit, however characterized.
     “Indemnified Party” has the meaning specified in Section 8.3.
     “Indemnitor” has the meaning specified in Section 8.3.
     “Instrument of Assignment” means the Instrument of Assignment in form and substance reasonably satisfactory to CNU and Sellers’ Representation.
     “Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit C.
     “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means (a) when used with respect to Sellers, the knowledge after diligent inquiry of one or more of the Owners or the persons identified on Schedule 1.1(a) and (b) when used with respect to Buyer or CNU, the knowledge after diligent inquiry of one or more of Richard C. Pfenniger, Jr., Fernando Fernandez and Gemma Rosello.
     “Leased Real Property” has the meaning specified in Section 5.11.
     “Loss(es)” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges; provided, however, that for purposes of computing the amount of Loss(es) incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Loss(es) or the circumstances giving rise thereto; and, provided, further, however, that “Loss(es)” shall not include any incidental, consequential or punitive damages or claims for loss of value.
     “Material Adverse Effect” means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, assets, liabilities, business or prospects of CNU and its subsidiaries or the Business, as the case may be, in each case, taken as a whole, provided, however, that “Material Adverse Effect” shall not include any effect, change, event, circumstance or condition arising out of or attributable to general economic conditions or events, circumstances, changes or effects affecting the securities markets.
     “Merger” has the meaning specified in the fourth recital to this Agreement.
     “Owners” has the meaning specified in the first paragraph of this Agreement.
     “Owned Real Property” has the meaning specified in Section 5.10.
     “Owner Employment Agreements” means, collectively, the Employment Agreements, each in the form of Exhibits D-1, D-2 and D-3, between CNU and each of the Owners.
     “Patent Rights” means United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.
     “Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection and (d) the liens listed on Schedule 5.17.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
     “Physician Employment Agreement” means, collectively, the employment agreements in CNU’s standard form between CNU and each of the physician employees of the Business (other than Dr. Cruz).

     “Pro Rata Liability” means for any indemnifiable claim, one-third multiplied by the amount of Losses and Expense arising from such claim.
     “Purchase Price” has the meaning specified in Section 3.1.
     “Purchased Assets” has the meaning specified in Section 2.1.
     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.
“Real Property” has the meaning specified in Section 5.11.
     “Real Property Lease” means the First Amendment to the Lease for the Excluded Real Property between Cruz & Cruz Partnership and MDHRS substantially in the form of Exhibit E.
     “Receivables” has the meaning specified in Section 2.1(c).
     “Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit F.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or out of any Business Property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or Business Property.
     “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.
     “Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.
     “Retain” has the meaning specified in the first paragraph of this Agreement.
     “Second Instrument of Assumption” means in instrument of Assumption in the form of Exhibit G.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning specified in the first paragraph of this Agreement.
     “Seller Agreements” has the meaning specified in Section 5.21.

     “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Seller, Retain or any Owner under this Agreement or in connection herewith.
     “Seller Excluded Representations” has the meaning specified in Section 8.5(a)(i).
     “Seller Group Member” means Sellers and their respective Affiliates and the Owners and their respective successors and assigns.
     “Seller’s Compensation Commitments” has the meaning specified in Section 5.18(b).
     “Seller’s ERISA Plans” has the meaning specified in Section 5.18(d).
     “Seller’s Non-ERISA Plans” has the meaning specified in Section 5.18(a).
     “Seller’s Representative” has the meaning specified in Section 9.19.
     “Shareholders’ Meeting” has the meaning specified in Section 7.10.
     “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
     “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
     “Tax” (and, with correlative meaning, “Taxable”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.
     “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes any Seller.

     “Trademarks” means United States, state and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.
     “Trade Secrets” means confidential ideas, trade secrets, know-how, developments, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, business plans, or other proprietary information.
     “Trailing Payments” means all monthly payments received by CNU or any of its subsidiaries relating to the Business during the fourteen day period commencing the day after the Closing Date from the third-party payors listed on Schedule 1.1(b), which payments are consistent with the ordinary course of the Business prior to the Closing Date.
     “Transfer” has the meaning specified in Section 7.6(a).
     “Transferring Employees” has the meaning specified in Section 7.4(a).
     “Warehouse Lease” means the lease substantially in the form of Exhibit I.
     “Working Capital” means the excess of the amount of the current assets of the Business as of a given date over the amount of the current liabilities of the Business as of such date, each as calculated in accordance with GAAP; provided, however, that, for purposes of calculating Working Capital of Sellers, current assets of the Business that are Excluded Assets and current liabilities of the Business that are Excluded Liabilities shall be disregarded.
     1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE
     2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Sellers, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of Business and the goodwill associated therewith and all of the assets and properties of Sellers of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used in the conduct of the Business and which are transferable by Sellers, as the same shall exist on the Closing Date (herein collectively called the “Purchased Assets”), including, all right, title and interest of Sellers in, to and under the following, as the same shall exist on the Closing Date (other than the Excluded Assets):
     (a) all of the assets reflected on the Balance Sheet, except for Excluded Assets and except for those assets disposed of or converted into cash after the Balance Sheet Date;
     (b) the real estate listed or described in Schedule 5.10 other than the Excluded Real Property;
     (c) all accounts receivable of the Business outstanding as of the Closing Date and, except as provided in Section 2.2(h), all rights of the Business to any refund, repayment, recoupment or collection from any other Person outstanding or existing as of the Closing Date (including, without limitation, related party accounts receivable owed by one of the Sellers to another Seller or any subsidiary of one or more Sellers as of the Closing Date, amounts due from any third-party payor, or amounts payable in respect of any contestation or other right of recovery) regardless of whether such right relates to periods prior to the Closing Date (collectively, the “Receivables”);
     (d) the Governmental Permits listed in Schedule 5.9;
     (e) the real estate leases and leasehold improvements listed or described in Schedule 5.11;
     (f) the equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.13;
     (g) the personal property leases listed in Schedule 5.14;
     (h) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith), and the agreements, contracts, licenses, sublicenses, assignments and indemnities, listed in Schedule 5.15;
     (i) the contracts, agreements or understandings listed or described in Schedule 5.20;

     (j) the real property and all improvements thereto listed or described in Schedule 5.10;
     (k) all Trade Secrets and other proprietary or confidential information;
     (l) the Software listed in Schedule 5.15;
     (m) all of Sellers’ rights, claims or causes of action against third parties relating to the assets, properties, business or operations of any Seller arising out of transactions occurring prior to the Closing Date;
     (n) all publications, know-how, developments, models, databases, computer files, training programs, inventories, books and records (including all data and other information stored on discs, tapes or other media) of Sellers, including sales, advertising and marketing materials;
     (o) all telephone, telex and telephone facsimile numbers, Internet sites and addresses and other directory listings utilized by any Seller in the conduct of the Business; and
     (p) all of Sellers’ right, title and interest in and to the name “Miami Dade Health Centers” and all derivations thereof.
     2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):
     (a) any Seller’s rights, claims or causes of action against third parties relating to the Business which might arise in connection with the discharge by such Seller of the Excluded Liabilities;
     (b) the real estate listed in Schedule 2.2(b) (the “Excluded Real Property”);
     (c) all minute books and stock transfer books of each Seller;
     (d) each Seller’s employee benefit agreements, plans or arrangements listed in Schedule 5.18(a) or Schedule 5.18(d) or otherwise maintained by any Seller on behalf of persons employed by any Seller.
     (e) all refunds of any Tax which any Seller is entitled to receive pursuant to Section 7.2;
     (f) all rights of the Sellers and the Owners under this Agreement and the Ancillary Agreements;
     (g) all books and records (including all data and other information stored on discs, tapes and other media) of any Seller relating to: (i) Taxes, except as required pursuant to Section 7.2, and (ii) the Excluded Assets;

     (h) all rights of Sellers in and to any final retroactive Medicare Risk Adjustment payments with respect to Humana for the 2004 plan year; and
     (i) those assets identified on Schedule 2.2(i).
     2.3 Assumed Liabilities. On the Closing Date, Buyer shall deliver to Sellers the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Sellers in accordance with their respective terms and subject to the respective conditions thereof:
     (a) all liabilities and obligations of Sellers reflected on the Balance Sheet (and all related party liabilities owed by one Seller to another Seller or any subsidiary of one or more Sellers as of the Closing Date whether or not such liabilities are included on the Balance Sheet) or incurred since the date of the Balance Sheet in the ordinary course of business of the Business consistent with past practices to be paid or performed after the Closing Date including any such liabilities or obligations incurred under (i) the contracts, licenses, agreements or understandings listed or described in Schedule 5.15 or 5.20 (ii) the real estate leases listed in Schedule 5.11 and (iii) the personal property leases listed in Schedule 5.14 and other agreements with respect to the Business not required by the terms of Section 5.20 to be listed in a Schedule to this Agreement; provided, however, that notwithstanding the foregoing or anything herein to the contrary, Buyer shall not assume any liabilities and obligations of any Seller that, but for a breach or default or violation of applicable Requirements of Law by any Seller or any Owner, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default; and
     (b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 7.2;
     (c) any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 5.22;
     (d) any payables and other liabilities or obligations of any Seller to any of its employees or Affiliates (other than an Owner) set forth in Schedule 5.18(b); and
     (e) all liabilities applicable to the Business pursuant to the Worker Adjustment and Retraining Notification Act, effective on February 4, 1989 and as amended from time to time (the “Warn Act”), resulting from a termination of one or more employees after the Closing.
All of the foregoing liabilities and obligations to be assumed by Buyer hereunder are referred to herein as the “Assumed Liabilities.
     2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of any Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the

     “Excluded Liabilities”) and none of the following shall be Assumed Liabilities for purposes of this Agreement:
     (a) any liabilities in respect of Taxes for which any Seller is liable pursuant to Section 7.2;
     (b) any payables and other liabilities or obligations of any Seller to any Owner or other shareholder of any Seller;
     (c) any costs and expenses incurred by Sellers or Owners incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;
     (d) any liabilities or obligations in respect of any Excluded Assets;
     (e) subject to Section 2.3, any liabilities and obligations related to, associated with or arising from (i) the occupancy, operation, use or control of any of the Business Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Requirements of Laws, including liabilities and obligations related to, or arising from, any Release of any Hazardous Materials on, at or from the Business Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property, but only to the extent that any such liabilities or obligations are not included within the Assumed Liabilities; and
     (f) those liabilities and obligations described on Schedule 2.4.
     2.5 Subsequent Transactions. Immediately following the Closing
     (a) Sellers will distribute the portion of the Purchase Price received by Sellers on the Closing Date to Owners.
     (b) Retain will deliver to Sellers the Second Instrument of Assumption pursuant to which Retain shall assume and agree to discharge all obligations and liabilities of Sellers whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or nonliquidated (other than the Assumed Liabilities) in accordance with their respective terms and subject to the respective conditions thereof, including, without limitation, all of the Excluded Liabilities.
     (c) Each Seller (other than Pelu and Peluca) and Buyer LLC shall thereafter effect the Merger pursuant to the terms and conditions of the Agreement and Plan of Merger by filing properly executed Articles of Merger or other appropriate documents with the Secretary of State of the State of Florida in accordance with the laws of the State of Florida.

ARTICLE III
PURCHASE PRICE
     3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:
     (a) An amount in cash equal to $5,000,000 paid at closing as provided in Section 4.2 as the same may be adjusted pursuant to Section 3.3(f) (the “Closing Date Cash Payment”); plus
     (b) The CNU Shares; plus
     (c) An amount in cash equal to $1,000,000 paid on the first anniversary of the Closing Date to Owners in the proportions the Sellers’ Representative may specify in writing to CNU not less than five (5) business days prior to the first anniversary of the Closing Date; plus
     (d) Any consideration payable to Sellers or Owners under Section 3.2, 3.3 and 3.4.
     3.2. PIP Receivables. As of the Balance Sheet Date, certain Receivables of the Business arising from fee-for-service personal injury claims had been fully reserved against in the Seller Financial Statements (the “Reserved PIP Receivables”). A true, correct and complete itemized list of the Reserved PIP Receivables as of the date hereof is attached hereto as Schedule 3.2. In addition to the Purchase Price, CNU will pay to Owners fifty percent of all payments received by CNU or any of its subsidiaries on account of any Reserved PIP Receivables during three years from and after the Closing Date. Any payment pursuant to this Sections 3.2 shall be an adjustment to the Purchase Price.
     3.3. Trailing Payments.
     (a) Within fifteen (15) days after the Closing Date Buyer shall (at its own cost) prepare and deliver to Sellers’ Representative a schedule of the Trailing Payments identifying the payor, the amount paid, and the date on which such payment was received (the “Trailing Payments Schedule”). Further, within seventy-five (75) days after the Closing Date, Buyer shall (at its own cost) prepare, in accordance with GAAP, a calculation of the Working Capital of Sellers as of the Closing Date (the “Closing Date Working Capital”) and shall deliver to the Sellers’ Representative: (i) such calculation, and (ii) Buyer’s determination of the Closing Date Working Capital.
     (b) Promptly following receipt of Buyer’s written calculation of the Closing Date Working Capital, Sellers and Owners may review the calculation of the Closing Date Working Capital and the Trailing Payments Schedule and, within twenty (20) days after the date of such receipt, Sellers’ Representative may deliver to Buyer a certificate (signed by the Sellers’ Representative) setting forth each of Sellers’ and Owners’ objections to Buyer’s calculation of the Closing Date Working Capital and/or the Trailing Payments Schedule (the “Unresolved Objections”), together with a reasonably complete and detailed list of the reasons therefor and calculations which, in Sellers’ and Owner’s view, are necessary to eliminate such Unresolved Objections. If the Sellers’ and Owners’ Representative does not so object within such twenty (20) day period, Buyer’s calculation of the Closing Date Working Capital and the Trailing Payments Schedule shall be final and binding for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
     (c) If the Sellers’ Representative so objects within such twenty (20) day period, Buyer and the Sellers’ Representative shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) the Unresolved Objections and, if the Sellers’ Representative and Buyer so resolve all the Unresolved Objections, Buyer’s calculation of the Closing Date Working Capital and/or the Trailing Payments Schedule, as adjusted by the Agreed Adjustments, shall be final and binding for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
     (d) If any Unresolved Objections are not resolved by the Agreed Adjustments within the twenty (20) day period next following such twenty (20) day period, then Buyer and the Sellers’ Representative shall submit the remaining Unresolved Objections that have not been resolved by the Agreed Adjustments to an independent national accounting firm acceptable to both the Sellers’ Representative and Buyer, and such firm (“Accounting Firm”) shall be directed by Buyer and the Sellers’ Representative to resolve such remaining Unresolved Objections (based solely on the presentations by Buyer and by the Sellers’ Representatives as to whether such remaining Unresolved Objection has been determined in a manner consistent with this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Buyer and the Sellers’ Representative setting forth its resolution of such remaining Unresolved Objections. Buyer’s calculation of the Closing Date Working Capital and the Trailing Payments Schedule, after giving effect to any Agreed Adjustments and to such resolution by the Accounting Firm, shall be final and binding as the calculation of the Closing Date Working Capital and the Trailing Payments Schedule for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
     (e) The parties hereto shall make available to Buyer, the Sellers’ Representative and, if applicable, the Accounting Firm, such books, records and other information as any of the foregoing may reasonably request to prepare or review the Buyer’s calculation of the Closing Date Working Capital, the Trailing Payments Schedule or any Unresolved Objections submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Sellers; provided, however, in the event the Accounting Firm determines that Buyer’s calculation of the Closing Date Working Capital or the amount of the Trailing Payments reflected on the Trailing Payments Schedule (each as modified by any Agreed Adjustments) is more than 20% less than the amount of the Closing Date Working Capital or the amount of the Trailing Payments determined by the Accounting Firm after resolving all Unresolved Objections, then Buyer shall pay 100% of the fees and expenses of the Accounting Firm.
     (f) Within seven (7) days after such determination, Buyer shall pay Owners in such proportions as the Sellers’ Representative may advise Buyer and CNU in writing, an amount of cash equal to the lesser of (i) the amount of the Closing Date Working Capital, or (ii) $2,000,000, or (iii) the amount of the Trailing Payments. Any payment pursuant to this Section 3.3(f) shall be an adjustment to the Purchase Price.
     3.4. Homestead Capital Expenditures. In addition to the Closing Date Cash Payment, on the Closing Date Buyer will pay Sellers an amount in cash equal to the amount of all documented, out-of-pocket capital expenditures arising from the construction and build-out of Peluca’s Homestead, Florida, facility incurred by Sellers in accordance with the terms of Schedule 7.6. Any payment pursuant to this Section 3.4 shall be an adjustment to the Purchase Price.
ARTICLE IV
CLOSING
     4.1. Closing Date. The Closing shall be consummated at 10:00 A.M., Miami, Florida, local time, on the last Business Day of the month in which all conditions precedent to the parties’ respective obligations hereunder have been satisfied or waived by all parties entitled to assert the benefit of such conditions; provided that all conditions which had not previously been waived by all parties entitled to assert the benefit of such conditions continue to be satisfied on the last Business Day of such month, at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida, or at such other date, time or place as may be agreed upon by CNU and Sellers. The Closing shall be deemed to be effective and title to the Purchased Assets and the Purchase Price shall be deemed to pass to Buyer and Sellers, respectively, as of 11:59 P.M. on such date, and such time and date are sometimes referred to herein as the “Closing Date.”
     4.2. Payment on the Closing Date. At Closing (a) Buyer shall pay Sellers the Closing Date Cash Payment by (i) wire transfer of immediately available funds to Pelu to the account in the United States and in an amount agreed to in writing by CNU and Sellers’ Representative at least two business days prior to the Closing (which amount shall not be less than their good faith estimate of the fair market value of the Purchased Assets of Pelu); provided that if CNU and Sellers’ Representative do not so agree than the amount shall be an amount equal to the appraised value of the real property owned by Pelu as specified in an appraisal thereof obtained by CNU at its expense prior to the Closing from an appraiser reasonably acceptable to Sellers’ Representative, (ii) wire transfer of immediately available funds to Peluca to the account in the United States and in an amount agreed to in writing by CNU and Sellers’ Representative in writing to Buyer at least two business days prior to the Closing (which amount shall not be less than their good faith estimate of the fair market value of the Purchased Assets of Peluca, it being understood that in no event will the aggregate amount allocated to Pelu and Peluca pursuant to clause (i) above and this clause (ii) exceed the amount of the Closing Date

Cash Payment); provided that if CNU and Sellers’ Representative do not so agree than the amount shall be an amount equal to the appraised value of the real property owned by Peluca as specified in an appraisal thereof obtained by CNU at its expense prior to the Closing from an appraiser reasonably acceptable to Sellers’ Representative, and (iii) wire transfer any balance of the Closing Date Cash Payment in immediately available funds to Sellers to the account(s) in the United States in the proportions specified by Sellers’ Representative in writing to Buyer at least two business days prior to the Closing, and (b) CNU shall issue and deliver to Sellers by (i) depositing 1,500,000 of the CNU Shares (the “Escrow Shares”) into escrow with the Escrow Agent to be held and disbursed as provided in the Escrow Agreement, and (ii) delivering to Sellers, in the proportions specified to CNU in writing by the Sellers’ Representative not less than ten (10) business days prior to the Closing Date, certificates representing the balance of the CNU Shares.
     4.3. Buyer’s Additional Deliveries. At Closing Buyer shall deliver to Seller all the following, all of which shall be in form and substance reasonably acceptable to Owners:
     (a) a copy of the respective Articles of Incorporation of CNU and Buyer and the Articles of Organization of Buyer LLC, certified as of a recent date by the Secretary of State of the State of Florida;
     (b) a certificate of good standing of each of CNU, Buyer and Buyer LLC, issued as of a recent date by the Secretary of State of the State of Florida;
     (c) a certificate of the secretary or an assistant secretary of each of CNU, Buyer, and Buyer LLC, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) the by-laws of CNU or Buyer or Operating Agreement of Buyer LLC, as applicable; (ii) the resolutions of the Board of Directors of each of CNU and Buyer or Board of Managers of Buyer LLC, as applicable authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of CNU, Buyer or Buyer LLC, as applicable executing this Agreement and any Buyer Ancillary Agreement;
     (d) a certificate, dated the Closing Date and signed by CNU’s Chief Executive Officer, certifying the satisfaction of the conditions set forth in Sections 4.7(a), (b), and (c).
     (e) the Instrument of Assumption duly executed by Buyer;
     (f) the Owner Employment Agreements duly executed by CNU;
     (g) the Physician Employment Agreements duly executed by CNU;
     (h) the Registration Rights Agreement duly executed by CNU;
     (i) the Escrow Agreement duly executed by CNU;
     (j) the Agreement and Plan of Merger duly executed by Buyer LLC;

     (k) the Articles of Merger duly executed by Buyer LLC; and
     (l) all consents, waivers or approvals obtained by CNU and Buyer with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement.
     4.4. Deliveries of Sellers and Owners. At Closing Sellers and the Owners shall deliver to Buyer all the following all of which shall be reasonably acceptable to CNU:
     (a) a copy of the Articles of Incorporation [or Organization] of each Seller certified as of a recent date by the Secretary of State of the State of Florida;
     (b) a certificate of good standing of each Seller issued as of a recent date by the Secretary of State of the State of Florida;
     (c) a certificate of the secretary or an assistant secretary of each Seller and Retain, dated the Closing Date, in form and substance reasonably satisfactory to CNU, as to (i) no amendments to the Articles of Incorporation of such Seller or Retain since a specified date; (ii) the by-laws of such Seller or Retain; (iii) the resolutions of the board of directors of such Seller or Retain and of the shareholders of Seller or Retain authorizing the execution and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of such Seller or Retain executing this Agreement and any Seller Ancillary Agreement;
     (d) the Instrument of Assignment duly executed by Seller;
     (e) the Owner Employment Agreements duly executed by each party thereto (other than CNU);
     (f) the Physician Employment Agreements duly executed by each physician (other than Dr. Cruz) who is employed by Seller on the Closing Date or who serves the Business as an independent contractor on the Closing Date;
     (g) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;
     (h) special warranty deeds in form and substance reasonably satisfactory to CNU transferring title to each parcel of real property listed or described in Schedule 5.10 to Buyer;
     (i) all consents, waivers or approvals obtained by Sellers with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement together with any amendments to any Seller Agreement that may be obtained pursuant to Section 7.16;

     (j) an assignment, in recordable form, with respect to each of the leases of real estate described in Schedule 5.11, duly executed by the applicable Seller and in form and substance reasonably satisfactory to Buyer;
     (k) the Registration Rights Agreement duly executed by each party thereto (other than CNU);
     (l) the Escrow Agreement duly executed by each party thereto (other than CNU);
     (m) the Real Property Lease executed by each party thereto;
     (o) the Second Instrument of Assumption duly executed by all parties thereto;
     (p) the Agreement and Plan of Merger duly executed by all parties thereto (other than Buyer LLC);
     (q) the Articles of Merger duly executed by all parties thereto (other than Buyer LLC);
     (r) the Warehouse Lease duly executed by all parties thereto; and
     (s) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer free and clear of all Encumbrances other than Permitted Encumbrances.
In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.
     4.5. Mutual Conditions Precedent. The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions.
     (a) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body required by or with respect to CNU, Buyer, any Seller or any Owner in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained or made, including, without limitation, those set forth on Schedule 5.3 or Schedule 6.2.
     (b) This Agreement, and the transactions contemplated by this Agreement shall, if necessary, have received the requisite approval and authorization of the shareholders of CNU in accordance with applicable Requirements of Law and the Articles of Incorporation and Bylaws of CNU.

     (c) No Requirement of Law shall have been enacted or promulgated which prohibits the consummation of the transactions contemplated by this Agreement; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated by this Agreement.
     (d) No action, suit or proceeding shall be pending before any Governmental Body wherein an unfavorable judgment, order, decree, stipulation or injunction would (1) prevent consummation of any of the transactions contemplated by this Agreement, or (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.
     (e) There shall not have occurred and be continuing: (1) any suspension of trading in the CNU Common Stock on the American Stock Exchange, or (2) a declaration of banking moratorium by federal or New York authorities, or (3) any suspension of payments in respect of banks in the United States that regularly participate in the market in loans to large corporations, in each case which would prevent the acceptance for payment or the payment for CNU Shares accepted for payment hereunder.
     4.6 Conditions Precedent to the Obligations of CNU and Buyer. The respective obligations of CNU and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:
     (a) The representations and warranties of Sellers and the Owners set forth in this Agreement that are qualified by materiality shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and the representations and warranties of Sellers and the Owners contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).
     (b) Sellers and the Owners shall have in all material respects performed all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
     (c) From the date of this Agreement to the Closing Date, there shall not have been any event or development which results in a Material Adverse Effect upon the Business.
     (d) The Adjusted EBITDA as reflected on the audited Seller Financial Statements shall be at least $6,000,000.
     (e) Sellers shall have delivered to CNU all written consents, assignments, waivers, authorizations or other certificates reasonably necessary to consummate the transactions contemplated hereby, including, without limitation, the approval of applicable Governmental Bodies, together with any amendments to any Seller Agreement that may be obtained pursuant to Section 7.16.
     (f) Sellers shall have received an unqualified opinion on the audited Seller Financial Statements from the Auditor, and the Seller Financial Statements shall not have been adjusted in any material respect from the form in which such Seller Financial Statements were previously provided to CNU and Buyer as a result of the audit.
     (g) No action, suit or proceeding shall be pending before any Governmental Body wherein an unfavorable judgment, order, decree, stipulation or injunction would affect adversely in the reasonable judgment of CNU the right of Buyer and CNU to own, operate or control any material portion of the assets and operations of the Business following the consummation of the transaction contemplated by this Agreement, and no such judgment, order, decree, stipulation or injunction shall be in effect.
     (h) CNU shall have obtained an ALTA Title Insurance Commitment (Florida Current Edition) from a nationally recognized title insurance company licensed to write title insurance in the State of Florida selected by CNU(the “Title Commitment”) and policies of title insurance shall have been issued under the Title Commitment at the Closing reflecting no Encumbrances other than Permitted Encumbrances.
     4.7 Conditions Precedent to the Obligations of Sellers and Owners. The respective obligations of Sellers and Owners to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions.
     (a) The representations and warranties of Buyer and CNU set forth in this Agreement that are qualified by materiality shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and the representations and warranties of Buyer and CNU contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).
     (b) Each of Buyer and CNU shall have in all material respects performed all obligations and complied with in all material respects all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
     (c) From the date of this Agreement to the Closing Date, there shall not have been any event or development which results in a Material Adverse Effect upon CNU.
     (d) Luis Cruz, M.D. shall have been appointed to the Board of Directors of CNU.

     (e) Owners shall have been released from any personal guaranties of any indebtedness of the Business included in the Assumed Liabilities that are identified on Schedule 5.27 as guaranteed by one or more of the Owners.
     (f) CNU policies of directors and officers’ insurance as in effect on the date hereof shall continue to be in full force and effect on the Closing Date or CNU shall have substituted policies of directors’ and officers’ insurance with terms and conditions that, taken as a whole, are not materially less favorable to CNU’s directors and officers which substitute policies shall be in full force and effect on the Closing Date.
     (g) No action, suit or proceeding shall be pending before any Governmental Body wherein an unfavorable judgment, order, decree, stipulation or injunction would in the reasonable judgment of Owners impose material limitations on the ability of Owners to acquire or hold, or exercise full rights of ownership of, any CNU Shares, including the right to vote such CNU Shares on all matters properly presented to the shareholders of CNU.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
AND THE OWNERS
     As an inducement to Buyer and CNU to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller and each Owner jointly and severally represents and warrants to Buyer and CNU and agree as set forth in this Article V, subject in each case to the exceptions and limitations specifically set forth therein:
     5.1. Organization of Sellers. Each Seller and Retain is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each Seller and Retain is duly qualified to transact business and is in good standing in the State of Florida, which is the only jurisdiction in which the ownership or leasing of their respective assets or their conduct of the Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that any Seller is required so to qualify on account of the ownership or leasing of their respective assets or their respective conduct of the Business. Each Seller and Retain has full power and authority to own or lease and to operate and use their respective assets and to carry on the Business as now conducted. The Owners own all of the issued and outstanding capital stock of each Seller and Retain in the respective proportions set forth in Schedule 5.1.
     True and complete copies of the Articles of Incorporation and bylaws of each Seller and Retain and all amendments thereto have been delivered to Buyer.
     5.2. Subsidiaries and Investments. Except as set forth on Schedule 5.2, no Seller, directly or indirectly, (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) controls any corporation, partnership, joint venture or other entity. Except for MD HRS, MDMC and MDMC One, no Owner or Seller owns any interest in any Person the name of which includes or which does business under the name “Miami Dade Health Centers” or any derivation thereof.
     5.3. Authority of Seller.
     (a) Each Seller and Retain has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by such Seller or Retain. The execution, delivery and performance of this Agreement and such Seller Ancillary Agreements by such Seller or Retain have been duly authorized and approved by such Seller’s or Retain’s board of directors and the shareholders of Seller or Retain and do not require any further authorization or consent of Seller or Retain or their respective shareholders. This Agreement has been duly authorized, executed and delivered by each Seller and Retain and is the legal, valid and binding obligation of each Seller and Retain enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to be executed, delivered and performed by Sellers or Retain has been or will be duly authorized by each Seller or Retain and is, or upon execution shall be, a legal, valid and binding obligation of each Seller or Retain enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     (b) Each Owner has the legal right, power and capacity to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by such Owner. The execution, delivery and performance of this Agreement and each such Seller Ancillary Agreement by such Owner do not require any further authorization or consent of any Seller or Retain, or any other Owner. This Agreement has been duly executed and delivered by each Owner and is the legal, valid and binding obligation of such Owner enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to be executed, delivered and performed by such Owner is, or upon execution shall be, a legal, valid and binding obligation of such Owner enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     (c) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the Articles of Incorporation or the bylaws of any Seller or Retain, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Seller or Retain or any Owner is a party or any of the Purchased Assets is subject or by which any Seller, Retain or any Owner is bound, (D) any Court Order to which any Seller, Retain or any Owner is a party or any of the Purchased Assets is subject or by which any Seller, Retain or any Owner is bound, or (E) any Requirement of Law generally recognized as applicable to any Seller, Retain, any Owner or the Purchased Assets; or
     (ii) require the approval, consent, authorization or act of, or the making by any Seller, Retain or any Owner of any declaration, filing or registration with, any Person or Governmental Body.
     5.4. Financial Statements.
     (a) Attached as Schedule 5.4 are true and complete copies of (a) the combined balance sheets of the Sellers as of December 31, 2003, 2004, and 2005, and the combined statements of income, cash flows and retained earnings of the Sellers for the years then ended, including any related notes (collectively, the “Seller Financial Statements”). Except as indicated on Schedule 5.4, the Seller Financial Statements fairly present in all material respects Sellers’ combined financial condition, assets, liabilities, equity and the results of their operations at the dates and for the periods specified in those statements in accordance with GAAP consistently applied with prior periods.
     (b) The Sellers maintain a system of internal accounting controls that is sufficient, to the Knowledge of Sellers, to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences, it being acknowledged by Buyer and CNU that Sellers have not (i) heretofore been subject to the provisions of the Sarbanes-Oxley Act of 2002 or (ii) engaged consultants or undertaken procedures customarily undertaken by public companies subject to the Sarbanes-Oxley Act of 2002.
     5.5. Operations Since Balance Sheet Date.
     (a) Except as set forth in Schedule 5.5, since the Balance Sheet Date, there has been
     (i) no material adverse change in the Purchased Assets nor any Material Adverse Effect on the Business and, to the Knowledge of Sellers, no fact or condition exists or is contemplated or threatened which would reasonably be expected to cause such a change or effect in the future;
     (ii) no material reduction in the amount of Sellers’ Working Capital through the date of this Agreement or in the amount of cash held by Sellers through the date of this Agreement; and

     (iii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material portion of the Purchased Assets or the Business.
     (b) Except as set forth in Schedule 5.5, since the Balance Sheet Date, Sellers have conducted the Business only in the ordinary course of business consistent with past practice; provided that nothing herein shall prohibit any of the Sellers from distributing, selling, transferring or otherwise dealing with any or all of the Excluded Assets or assuming, satisfying or otherwise dealing with the Excluded Liabilities; provided that no such distribution, sale, transfer, assumption, satisfaction or dealing could reasonably be expected to: (i) create or result in any liability or obligation of any Buyer Group Member or any liability or obligation that would be an Assumed Liability, (ii) cause any representation or warranty of Sellers and the Owners set forth herein to be untrue or incorrect, (iii) violate the terms of any covenant or obligation of Sellers or Owners hereunder, or (iv) cause any of the conditions to the Closing not to be satisfied. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5.5, no Seller has:
     (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from any Seller to any Owner or to any of their respective Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by any Seller after the Balance Sheet Date, except for personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;
     (ii) cancelled any debts owed to or claims held by such Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;
     (iii) created, incurred, assumed or guaranteed any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined by GAAP);
     (iv) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;
     (v) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
     (vi) made any payment of cash or distribution of assets to any Owner or any of their respective Affiliates through the date of this Agreement, other than in the ordinary course of the Business consistent with past practice;
     (vii) instituted any increase in any compensation payable to any employee of such Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance,

pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of such Seller, other than in the ordinary course of the Business consistent with past practice;
     (viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 7.2(a) or accelerating deductions to periods for which a Seller is liable pursuant to Section 7.2(a));
     (ix) made any material change in the accounting principles and practices used by such Seller from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;
     (x) declared or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such Seller;
     (xi) redeemed, repurchased or otherwise acquire, directly or indirectly, recapitalized or reclassified any shares of its capital stock;
     (xii) issued, delivered or sold or authorized or proposed the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or entered into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
     (xiii) caused, permitted or proposed any amendments to its Articles of Incorporation or bylaws;
     (xiv) made any capital expenditure involving more than $25,000;
     (xv) taken any other action which could reasonably be expected to cause any of the conditions to the Closing, not to be satisfied; or
     (xvi) agreed to do any of the foregoing.
     5.6. No Undisclosed Liabilities. Except as set forth on the Balance Sheet or in Schedule 5.6, no Seller is subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than immaterial liabilities incurred after the Balance Sheet Date in the ordinary course of the Business consistent with past practice to Persons other than Affiliates of any Seller or any Owner, and to Sellers’ Knowledge

there is no reasonable basis for assertion against any Seller of any such liability, commitment or obligation.
     5.7. Taxes. Except as set forth in Schedule 5.7:
     (a) Each Seller has filed all Tax Returns required to be filed by any applicable Requirement of Law prior to the date hereof. All such Tax Returns were (and as to Tax Returns not filed as of the date hereof, will be) true, complete and correct in all material respects and filed on a timely basis. Each Seller has paid all Taxes that are due and payable, or claimed or asserted by any taxing authority to be due and payable, from such Seller for the periods covered by the Tax Returns.
     (b) No jurisdiction (whether within or without the United States) in which a Seller has not filed a specific Tax Return has asserted that such Seller is required to file such Tax Return in such jurisdiction. Schedule 5.7 lists all states and nations in which a Seller files any Tax Returns and indicates in the case of Income Tax or franchise tax filings whether such filings are made on a consolidated, combined or unitary basis and the state allocation factors for the most recent taxable year for which filings have been made.
     (c) Each Seller has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable and such reserves are clearly identified as reserves for current Taxes.
     (d) There are no Tax Encumbrances upon the assets of any Seller except Encumbrances for Taxes not yet due.
     (e) Each Seller has complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code §§1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and in the manner prescribed by all applicable Requirements of Law, withheld from employee wages and paid over to the proper Governmental Bodies all required amounts.
     (f) No Seller has requested (and no request has been made on its behalf) any extension of time within which to file any Tax Return which extension is currently effective. No Seller has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on their behalf). The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of each seller through December 31, 2001.
     (g) No deficiency for any Taxes has been suggested, proposed, asserted or assessed against any Seller that has not been resolved and paid in full. No audits or other administrative proceedings or court proceedings are presently pending or to the Knowledge of Sellers threatened with regard to any Taxes or Tax Returns of the Seller and all prior adjustments of federal Tax liability resulting from the resolution of any audit or proposed deficiency have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local taxing authorities have been paid.
     (h) There is no power of attorney currently in force with respect to any Tax matter involving any Seller.
     (i) No Seller has received any written ruling of a taxing authority relating to Taxes, or any other written and legally binding agreement with a taxing authority relating to Taxes.
     (j) Each Seller has made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to Buyer and CNU complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of each Seller for all taxable years ending on or prior to the Closing Date.
     (k) No agreement as to indemnification for, contribution to, or payment of Taxes exists between any Seller and any other Person, including pursuant to any tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement.
     (l) No Seller has any liability for Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, or by contract or otherwise.
     (m) No Seller is or has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355.
     (n) No Seller is a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G or in the disallowance of any deductions pursuant to Code Section 162(m).
     (o) No property of any Seller is property that such Seller or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code Section 168,
     (p) No Seller is required to include in income any adjustment pursuant to Code §481(a) by reason of a voluntary change in accounting method initiated by such Seller, and the IRS has not proposed an adjustment or change in accounting method. No income of any Seller that economically accrued prior to the Closing will be recognized as taxable income after the Closing as a result of such Seller having been a party to an installment sale, an open transaction or otherwise.
     (q) Each Seller which is a corporation has continuously since its incorporation qualified as an C Corporation for federal income tax purposes except for Pelu which is an

S Corporation within the meaning of Code Section 1361 and will continue to be treated as an S Corporation until the Closing. Each state in which each Seller is required to file tax returns respects such Seller’s status as a C or S Corporation, as applicable, and conforms to the federal Income Tax treatment of S Corporations.
     (r) No Seller has participated in or cooperated with any international boycott with in the meaning of Code section 999.
     (s) Other than Pelu, no Seller is a United States real property holding corporation within the meaning of Code section 897(c)(2).
     (t) Each Seller has disclosed on its federal Income Tax Return all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code section 6662. No Seller has engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation section 1.6011-4. No sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement; or subject to a so-called “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision).
     5.8. Availability of Assets.
     (a) Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems) and, taken as a whole, are in good operating condition and repair (subject to normal wear and tear) and serviceable condition and are, to the Knowledge of Sellers, suitable for the uses for which they are being used.
     (b) Schedule 5.8 sets forth a description of all material services provided by Sellers or any Affiliate of Sellers utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in Schedule 5.18(j) and the manner in which the costs of providing such services have been allocated to the Business.
     5.9. Governmental Permits.
     (a) Each Seller owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle such Seller to own or lease, operate and use its respective Purchased Assets and to carry on and conduct the Business as currently conducted by such Seller (collectively, the “Governmental Permits”). Schedule 5.9 sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to Buyer by Sellers.
     (b) Except as set forth in Schedule 5.9, (i) each Seller has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which would reasonably be expected to adversely affect the rights of any Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, any Seller or any Owner; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.
     5.10. Real Property. Attached as Schedule 5.10 is a true and complete list and legal description of each parcel of real property owned by any Seller and used in or relating to the Business, except for the Excluded Real Property listed on Schedule 2.2. Complete and correct copies of any current policies of title insurance, surveys and recorded documents with respect to each such parcel of real property listed on Schedule 5.10 (collectively, the “Real Property”) have hereto been delivered to Buyer.
     5.11. Real Property Leases. Schedule 5.11 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location of the real property covered by such lease or other agreement) under which any Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as set forth in Schedule 5.11, Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of such Seller in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of any title opinions, surveys and appraisals in Sellers’ possession or any policies of title insurance currently in force and in the possession of any Seller with respect to each parcel of Leased Real Property have heretofore been delivered by Seller to Buyer.
     5.12. Condemnation. To the Knowledge of Sellers, neither the whole nor any part of the Real Property or the Business is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of Sellers, no such condemnation or other taking is threatened or contemplated.
     5.13. Personal Property. Schedule 5.13 contains a list of all equipment, vehicles, furniture and other personal property owned by any Seller having an original cost of $25,000 or more and used in or relating to the Business.
     5.14. Personal Property Leases. Schedule 5.14 contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which any Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person.

     5.15. Intellectual Property; Software.
     (a) Schedule 5.15 contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Copyrights, Patents and Trademarks owned by, licensed to or used by Seller.
     (b) Schedule 5.15 contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by any Seller; provided that Schedule 5.15 does not list mass market Software licensed to Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements.
     (c) Schedule 5.15 contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities to which any Seller is a party which relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 5.15, (ii) any Trade Secrets owned by, licensed to or used by any Seller or (iii) any Software listed in Schedule 5.15 (collectively, the “Software Agreements”).
     (d) Except as disclosed in Schedule 5.15, Sellers either: (i) own the entire right, title and interest in and to the Intellectual Property included in the Purchased Assets, free and clear of any Encumbrance (other than Permitted Encumbrances), or (ii) have the perpetual, royalty-free right to use the same and to use all Software listed in Schedule 5.15.
     5.16. Accounts Receivable. All Receivables have arisen from bona fide transactions by Sellers in the ordinary course of the Business consistent with past practice. Except for Receivables collected since the Balance Sheet Date, all Receivables reflected in the Balance Sheet are good and collectible in the ordinary course of the Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet.
     5.17. Title to Property. Except for (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection and (d) as set forth on Schedule 5.17, Sellers have good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Sellers will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.
     5.18. Employees and Related Agreements; ERISA.
     (a) Schedule 5.18(a) sets forth a list of each retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, to which Seller is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than plans of the type described in Section 5.18(d) (“Sellers’ Non-ERISA Plans”).
     (b) Schedule 5.18(b) sets forth a list of each (i) employee collective bargaining agreement, and (ii) agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee, subcontractor or consultant (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which Seller is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than Sellers’ Non-ERISA Plans and other than plans of the type described in Section 5.18(d) (“Sellers’ Compensation Commitments”).
     (c) Copies of all written Seller’s Non-ERISA Plans and Sellers’ Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Sellers’ Non-ERISA Plan and Seller’s Compensation Commitment have been delivered or made available to Buyer. Schedules 5.18(a) and 5.18(b), respectively, contain a description of all oral Sellers’ Non-ERISA Plans and Seller’s Compensation Commitments.
     (d) Schedule 5.18(d) sets forth a list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of Seller (collectively, “Sellers’ ERISA Plans”). Except as set forth in Schedule 5.18(d), (i) Seller has never maintained any employee pension benefit plan and (ii) Seller has never been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).
     (e) Seller has delivered or made available to Buyer, with respect to each Sellers’ ERISA Plan, correct and complete copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) with respect to any ERISA Plan designed to comply with Section 401(a) of the Code, the most recent IRS determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and any other summary plan description in use at any time since January 1, 2003, (v) discrimination testing reports performed during the last two plan years and a description of any corrective action taken in response to any such reports and (vi) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation or any intent to conduct a plan audit or investigation.
     (f) Each Sellers’ ERISA Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such

Plan is so qualified under the Code; and to the Knowledge of Sellers, no circumstance exists that might cause such Plan to cease being so qualified.
     (g) Each Sellers’ ERISA Plan complies in all material respects, and has been administered to comply in all material respects, with all Requirements of Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened involving any such Plan or the assets of any such Plan.
     (h) Seller has no obligations under any of Sellers’ Non-ERISA Plans, Seller’s Compensation Commitments or Sellers’ ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of Seller, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.
     (i) Seller has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. Assuming that each of Seller’s ERISA Benefit Plans that is subject to Title IV of ERISA were terminated as of the Closing Date, Seller would have no liability under Title IV of ERISA as a result of such termination.
     (j) Schedule 5.18(j) contains: (i) a list of all employees of each Seller as of January 1, 2006; (ii) the positions, service dates, position dates, and, if any, leave status (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such employee; (iii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of each Seller) provided by each Seller to any such employees; (iv) a list of all present or former employees of each Seller paid in excess of $50,000 in calendar year 2005 who have terminated or given notice of their intention to terminate their relationship with any Seller since January 1, 2006; (v) a list of any increase, effective after January 1, 2006, in the rate of compensation of any employees or commission salespersons; and (vi) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of January 1, 2006 was in excess of $50,000 per annum.
     (k) Except as set forth in Schedule 5.18(k), (i) to the Knowledge of Sellers, no employee, officer, director or Affiliate of any Seller has any direct or indirect interests in the business of competitors, suppliers or customers of any Seller, and (ii) there are no situations with respect to the Business that involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.
     5.19. Employee Relations. Except as set forth in Schedule 5.19, Sellers have complied in all material respects with all applicable Requirements of Law relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply in any material respect with any of the foregoing. Sellers’ relations with employees of the Business are satisfactory. No Seller is a party to, and the Business is not affected by or, to the Knowledge of Sellers threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Business. No Seller is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any customer of the Business. Schedule 5.19 sets forth a description of any union organizing or election activities involving any non-union employees of the Business that have occurred since January 1, 2001 or, to the Knowledge of the Sellers, are threatened as of the date hereof. No Seller has Knowledge that any employee of the Business will terminate his or her employment as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     5.20. Contracts. Except as set forth in Schedule 5.20 and except for any of the following that can be cancelled or terminated by a Seller without penalty or premium on not more than thirty (30) days’ notice, no Seller is a party to or bound by:
     (a) any contract for the purchase, sale or lease of real property;
     (b) any contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $25,000 in 2005, which Sellers anticipate will involve the payment of more than $25,000 in 2006 or which extends beyond January 1, 2007;
     (c) any contract for the sale of goods or services which involved the payment of more than $25,000 in 2005, which Sellers anticipate will involve the payment of more than $25,000 in 2006 or which extends beyond January 1, 2007;
     (d) any contract for the purchase, licensing or development of Software to be used by any Seller, except for mass market software licensed to a Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements;
     (e) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;
     (f) any guarantee of the obligations of patients, suppliers, third party payors, officers, directors, employees, Owners, Affiliates or others;
     (g) any agreement which provides for, or relates to, the incurrence or guarantee by any Seller of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);
     (h) any contract not made in the ordinary course of the Business consistent with past practice;
     (i) any contract or agreement which provides for a most favored pricing provision for any patient, supplier or third party payor of any Seller;
     (j) any contract which limits or restricts where any Seller may conduct the Business;
     (k) any partnership agreements, joint venture agreements or strategic alliance agreements; or
     (l) any other contract, agreement, commitment, understanding or instrument which is material to any Seller or to the Business.
     5.21. Status of Contracts. Except as set forth in Schedule 5.21, each of the leases, contracts and other agreements listed in Schedules 5.11, 5.14, 5.15, 5.18 and 5.20 (collectively, the “Seller Agreements”) constitutes a valid and binding obligation of the parties thereto and, to the Knowledge of Sellers, is in full force and effect and (except as set forth in Schedule 5.3) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each Seller has fulfilled and performed in all material respects its respective obligations under each of the Seller Agreements, and no Seller is in, or alleged by any other party thereto to be in, breach or default in any material respect under, nor is there or is there alleged to be any basis for termination of, any of the Seller Agreements and, to the Knowledge of Sellers, no other party to any of the Seller Agreements has breached or defaulted thereunder in any material respect, and, to the Knowledge of Sellers, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Sellers or by any such other party. No Seller is currently renegotiating any of the Seller Agreements or paying damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been delivered or made available to Buyer. Sellers have provided Buyer and CNU with true, correct and complete copies of all written reports, audits and compliance investigations conducted by or on behalf of any party to any Seller Agreement regarding Sellers’ compliance with the requirements of such Seller Agreement or applicable Requirements of Law.
     5.22. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.22:
     (a) the Purchased Assets and their current uses comply in all material respects with all applicable Requirements of Law and Court Orders;
     (b) Sellers have complied in all material respects with all Requirements of Law and Court Orders which are applicable to the Purchased Assets or the Business and no Seller nor any Owner has been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body;
     (c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened against or affecting any Seller nor, to the Knowledge of Sellers, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which any Seller is the plaintiff or claimant;
     (d) there is no action, suit or proceeding pending or, to the Knowledge of Sellers, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and
     (e) no Seller nor any of the Purchased Assets are subject to any Court Order.
     5.23. Environmental Matters. Except as set forth in Schedule 5.23:
     (a) to the Knowledge of Sellers, no Seller nor any of the present Business Property or operations, or the past Business Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of Business Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of Hazardous Materials into the environment;
     (b) no Seller is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;
     (c) no Seller has: (A) reported a Release of a Hazardous Material; (B) filed a notice related to the presence, generation, transportation or release of any Hazardous Material pursuant to any Environmental Laws; (C) filed notice, pursuant to any Environmental Laws, indicating the generation of any regulated Hazardous Material; or (D) filed any notice under any applicable Requirements of Laws reporting a substantial violation of any applicable Requirements of Laws;
     (d) to the Knowledge of Sellers, there is not now nor has there ever been, on or in any Business Property: (A) any treatment, recycling, storage or disposal of any Hazardous Material that requires or required a Governmental Permit; or (B) any above ground or underground storage tank or surface impoundment or landfill or waste pile.
     (e) to the Knowledge of Sellers, there is not now nor has there ever been on or in any Business Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;
     (f) no Seller nor any Owner has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of Hazardous Materials; and

     (g) to the Knowledge of Sellers, any asbestos-containing material which is on or part of any Business Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Requirements of Laws.
     5.24. Insurance. Schedule 5.24 sets forth a list and brief description of all policies of insurance maintained, owned or held by any Seller on the date hereof. Each Seller has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Sellers have delivered or made available to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Purchased Assets.
     5.25. Regulation.
     (a) As of the date of this Agreement, each of MDHC, MDHRS and West Dade, as required, is (i) certified for participation or enrollment in the Medicare and Medicaid programs; (ii) has a current and valid provider contract with the Medicare and Medicaid programs; and (iii) is in substantial compliance with the conditions of participation of those programs. Except as otherwise set forth in Schedule 5.25, no Seller has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations, and to Sellers’ Knowledge, no investigations or surveys are pending or threatened. No Seller is a party to, or the beneficiary of, any agreement, contract, understanding or business venture with any provider or referral source which violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services or any regulations adopted by any other federal or state agency.
     (b) No Seller nor, to the Knowledge of Sellers, any physician or other health care professional employee of the Business has engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. Each Seller has at all times complied with the applicable Requirements of Law which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services. Each Seller has filed all reports required to be filed pursuant to any applicable Requirement of Law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.
     (c) Schedule 5.25 lists and describes all plans and other efforts of the Business with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process. Schedule 5.25 includes, but is not limited in any manner whatsoever, to any privacy compliance plan of the Business in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.
     5.26. Securities Law Matters. Each of the Owners and each Seller acknowledges that (a) he or it has been furnished with such documents, materials and information as he, she or it deems necessary or appropriate for evaluating an investment in CNU (including, without limitation, all reports filed by CNU under Section 13 or 15(d) of the Exchange Act since June 30, 2005, CNU’s Annual Report to Shareholders for the fiscal year ended June 30, 2005, CNU’s proxy statement dated October 28, 2005 and the description of CNU’s common stock contained in the Registration Statement on Form 8-A filed by CNU with the Securities and Exchange Commission on September 14, 1996) and confirms that he, she or it has made such further investigation of CNU as was deemed appropriate to evaluate the merits and risks of this investment and (b) he or it has had the opportunity to ask questions of, and receive answers from, the directors and officers of CNU and persons acting on CNU’s behalf, concerning the terms and conditions of the offering of the CNU Shares. Each Seller and each Owner is acquiring the CNU Shares solely for his or its own account for purposes of investment, and no Seller or Owner has any intention of selling the CNU Shares in violation of the federal securities laws or any applicable state securities laws or the Registration Rights Agreement; provided that, notwithstanding the foregoing, each Seller intends to distribute the CNU Shares immediately prior to the Merger to its shareholders in compliance with federal securities laws and any applicable state securities laws and as otherwise permitted by the Registration Rights Agreement. Each of the Owners and each Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the CNU Shares. Each of the Owners and each Seller understands that the CNU Shares have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Sections 3(b) and 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the CNU Shares have not been registered under the Securities Act or applicable state securities laws, the CNU Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Each of the Owners and each Seller is fully aware (i) of the restrictions on sale, transferability and assignment of the

CNU Shares as described in this Agreement and the Registration Rights Agreement, (ii) that each Seller and the Owners must bear the economic risk of the investment in CNU for an indefinite period of time and (iii) that because the sale of the CNU Shares has not been registered, an investment in the CNU Shares may not be readily liquidated. Each of the Owners and each Seller acknowledges that each certificate representing the CNU Shares shall bear a legend with respect to the restrictions described in this Section 5.26 and the Registration Rights Agreement.
     5.27. Related Party Transactions. Except as set forth on Schedule 5.27, no Owner, nor any Seller nor any of their respective directors or officers, nor, to the Knowledge of Sellers, any employee of any Seller (a) owns, directly or indirectly, any interest or has made any investment in any Person which is a competitor, potential competitor, or supplier of any Seller or any third-party payor with which any Seller has a business relationship; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible which is utilized in the operation of the Business as presently conducted but which is not included within the Purchased Assets; or (c) has an interest or investment in or is, directly or indirectly, a party to any Seller Agreement or other arrangement or relationship (whether or not in writing) pertaining or relating to the Business. Schedule 5.27 also identifies each liability or other item of indebtedness owed by any Seller included in the Assumed Liabilities the repayment of which is personally guaranteed by any Owner
     5.28. No Finder. No Seller nor any Owner nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which Buyer or CNU would be liable after the Closing.
     5.29. Disclosure. None of the representations or warranties of Sellers or any Owner contained herein, none of the information contained in the Schedules referred to in Article V, and none of the other written information or documents furnished to Buyer or any of its representatives by any Seller or any Owner or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER, BUYER LLC AND CNU
     As an inducement to Sellers and the Owners to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer, Buyer LLC and CNU hereby jointly and severally represent and warrant to Sellers and the Owners and agree as follows:
     6.1. Organization of Buyer, Buyer LLC and CNU. Each of Buyer, Buyer LLC and CNU is a corporation or limited liability company as applicable duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to own or lease and to operate and use its respective properties and assets and to carry on its respective business as now conducted.

     6.2. Authority of Buyer, Buyer LLC and CNU.
     (a) Each of Buyer, Buyer, LLC and CNU has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer, Buyer LLC and CNU have been duly authorized and approved by Buyer’s and CNU’s board of directors or board of managers, as applicable, and, except for the approval of CNU’s shareholders, do not require any further corporate authorization or consent of Buyer, Buyer LLC or CNU. This Agreement has been duly authorized, executed and delivered by Buyer, Buyer LLC and CNU and is a legal, valid and binding agreement of Buyer, Buyer LLC or CNU enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been or will be duly authorized by Buyer, Buyer LLC and CNU and is, or upon execution will be, a legal, valid and binding obligation of Buyer, Buyer LLC and CNU enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     (b) Except as set forth in Schedule 6.2, neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Articles of Incorporation, Articles of Organization or Bylaws or Operating Agreement of Buyer, Buyer LLC or CNU, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer, Buyer LLC or CNU is a party or any of its properties is subject or by which Buyer, Buyer LLC or CNU is bound, (C) any Court Order to which Buyer, Buyer LLC or CNU is a party or by which it is bound or (D) any Requirement of Law affecting Buyer, Buyer LLC or CNU; or
     (ii) require the approval, consent, authorization or act of, or the making by Buyer, Buyer LLC or CNU of any declaration, filing or registration with, any Person.
     6.3. No Finder. Neither Buyer, Buyer LLC nor CNU nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller or any Owner would be liable after the Closing.
     6.4. Capital Stock of Buyer. Subject in all respects to the terms and conditions of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance within the terms and conditions of this Agreement, the CNU Shares to be issued pursuant to this Agreement (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, or by CNU’s Articles of

Incorporation or bylaws, and (ii) will, when issued, be listed on the American Stock Exchange. CNU has reserved for issuance a sufficient number of authorized and unissued shares of its common stock to complete the transactions contemplated by this Agreement. Other than (w) pursuant to any applicable Requirements of Law, (x) this Agreement, (y) any agreement, arrangement or understanding to which any Seller or any Owner may be a party, or (z) as a result of any Seller or any Owner being an Affiliate of CNU at any time, there are no restrictions upon the resale of the CNU Shares by any Seller or any Owner. Except for this Agreement or as disclosed in the CNU SEC Documents, CNU has no commitments to issue any capital stock prior to the Closing.
     6.5. SEC Filings; Financial Statements.
     (a) CNU has delivered or made available to Sellers accurate and complete copies of each report and definitive proxy statement filed by CNU with the Securities and Exchange Commission under the Exchange Act since June 30, 2004 (the “CNU SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by CNU with the Securities and Exchange Commission under the Exchange Act since June 30, 2004 have been so filed. As of the time it was filed with the Securities and Exchange Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the CNU SEC Documents complied in all material respects with the applicable requirements of the Exchange Act; and (ii) none of the CNU SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) The consolidated financial statements of CNU contained in the CNU SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) were prepared in accordance with GAAP throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Securities and Exchange Commission, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of CNU and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of CNU and its consolidated subsidiaries for the periods covered thereby.
     6.6. Absence of Changes. Since December 31, 2005, there has been no Material Adverse Effect on CNU, nor, except as disclosed in the CNU SEC Documents, has CNU;
     (a) conducted its business other than in the ordinary course of business consistent with past practice;

     (b) made any material change in the accounting principles and practices used by CNU;
     (c) declared or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combined or reclassified any of the CNU Common Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of CNU Common Stock;
     (d) other than upon the exercise of securities that are exercisable or exchangeable for or convertible into shares of CNU Common Stock, issued, delivered or sold or authorized or proposed the issuance, delivery or sale of, any shares of CNU Common Stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or entered into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
     (e) caused, permitted or proposed any amendments to its Articles of Incorporation or bylaws;
     (f) created, incurred, assumed or guaranteed any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined by GAAP) other than in the ordinary course of business consistent with past practices;
     (g) taken any other action which could reasonably be expected to cause any of the conditions to the Closing not to be satisfied; or
     (h) agreed to do any of the foregoing.
     6.7. No Action, Suit or Proceedings. Except as set forth in the CNU SEC Documents, there is no action, suit or proceeding pending against CNU, Buyer or Buyer LLC or, to the Knowledge of CNU, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.
     6.8. No Violation, Litigation or Regulatory Action. Except as set forth in the CNU SEC Documents or Schedule 6.8:
     (a) CNU, Buyer and Buyer, LLC have complied in all material respects with all Requirements of Law and Court Orders which are applicable to their business and neither CNU, Buyer nor Buyer, LLC has been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body;
     (b) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of CNU and Buyer, threatened against or affecting CNU, and Buyer nor, to the Knowledge of CNU and Buyer, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which CNU, Buyer or Buyer, LLC is the plaintiff or claimant; and

     6.9 Employee Relations. Except as set forth in the CNU SEC Documents or Schedule 6.9, CNU and Buyer have complied in all material respects with all applicable Requirements of Law relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of their business and are not liable for any arrears of wages or any Taxes or penalties for failure to comply in any material respect with any of the foregoing. CNU and Buyer’s relations with employees of their business are satisfactory. Neither CNU nor Buyer is a party to, and their business is not affected by or, to the Knowledge of CNU and Buyer threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Business. Neither CNU nor Buyer is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any customer of their business. Schedule 6.9 sets forth a description of any union organizing or election activities involving any non-union employees of their business that have occurred since January 1, 2001 or, to the Knowledge of CNU and Buyer, are threatened as of the date hereof.
     6.10 Regulation.
     (a) As of the date of this Agreement, each of CNU, Buyer and all of its other subsidiaries and affiliates, to the extent applicable, as required, is (i) certified for participation or enrollment in the Medicare programs; (ii) has a current and valid provider contract with the Medicare programs; and (iii) is in substantial compliance with the conditions of participation of those programs. Except as otherwise set forth in the CNU SEC Documents or Schedule 6.10, none of such parties has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare program of any pending or threatened investigations, and to CNU’s and Buyer’s Knowledge, no investigations or surveys are pending or threatened. None of such parties is a party to, or the beneficiary of, any agreement, contract, understanding or business venture with any provider or referral source which violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services or any regulations adopted by any other federal or state agency.
     (b) Neither of CNU, Buyer, its other subsidiaries and affiliates, nor, to the Knowledge of CNU, any physician or other health care professional employee of their business has engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare. CNU and Buyer have at all times complied with the applicable Requirements of Law which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services. Each of CNU, Buyer and all of its other subsidiaries and affiliates, as may be applicable, has filed all reports required to be filed pursuant to any applicable Requirement of Law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.
     6.11. Insurance. CNU has delivered or made available to Sellers correct and complete copies of the policies of directors’ and officers’ insurance maintained, owned or held by CNU on the date hereof. CNU has complied in all material respects with its policies of directors’ and officers’ insurance and has not failed to give any notice or present any claim thereunder in a due and timely manner.
     6.12. Disclosure. None of the representations or warranties of CNU, Buyer and Buyer LLC contained herein, none of the information contained in the Schedules referred to in Article VI, and none of the other written information or documents furnished to Sellers, Owners or any of their representatives by CNU, Buyer or Buyer LLC or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1. Covenant Not to Compete or Solicit Business.
     (a) In furtherance of the sale of the Purchased Assets and the Business to Buyer and CNU hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each Seller and each Owner covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date, neither such Seller or such Owner nor any of their respective Affiliates will:
     (i) directly or indirectly anywhere in West Palm Beach, Broward, Miami-Dade, Hillsborough or Pinellas County, Florida, (whether as principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business the same as the Business or competitive with CNU’s business of providing primary health care services and physician practice management services or competitive with any other line of business that CNU may engage in or pursue at any time that any Owner is either employed by or serving on the Board of Directors of CNU (it being understood by the parties hereto that the Business is not limited to any particular region of the aforementioned counties and that such business may be engaged in effectively from any location in any of such counties), other than on behalf of or for the benefit of Buyer or CNU;
     (ii) induce or attempt to persuade any employee, consultant, agent or customer of any Seller to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;
     (iii) conduct business under or own any interest in any Person the name of which includes or which does business under the name “Miami Dade Health Centers” or any derivation thereof; or
provided, however, that (A) nothing set forth in this Section 7.1 shall prohibit any Seller or any Owner or their respective Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market and (B) no Owner shall be responsible for any breach of this Section 7.1 by any other Owner. In addition, each Seller and each Owner covenants and agrees that it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or CNU, (ii) as otherwise required by any Requirement of Law or judicial process; provided that, to the extent reasonably practicable the affected Sellers or Owners shall first provide CNU with notice of such Requirement of Law or judicial process and an opportunity to seek a protective order maintaining the confidentiality of such information, or (iii) in connection with professional services rendered to the Sellers or Owners provided the recipient of such information has a bona fide need to know such information in connection with such professional services and is bound to a duty of confidentiality with respect to disclosure of such information.
     (b) If any Seller or any Owner or any Affiliate of any Seller or such Owner violates any of its obligations under this Section 7.1, Buyer and CNU may each proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each Seller and each Owner acknowledges that a violation of this Section 7.1 may cause Buyer and CNU irreparable harm which may not be adequately compensated for by money damages. Each Seller and each Owner therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Buyer and CNU shall be entitled, in addition to other remedies that either of them may have, to a temporary restraining order and to preliminary and final injunctive relief against such Seller or such Owner or such Affiliate of such Seller or such Owner to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency to the maximum extent permitted by applicable Requirements of Law.
     (c) Without limiting the generality of Section 7.1(a), the parties acknowledge (i) that nothing contained herein is intended to prevent Dr. Luis Cruz from personally practicing medicine anywhere in the State of Florida in a manner that does not violate Section 7.1(a) and (ii) that none of the activities described on Schedule 7.1(c) shall be deemed to violate Section 7.1(a).
     7.2. Taxes.
     (a) Sellers and the Owners shall be liable for and pay, and shall indemnify Buyer and CNU against, (i) all Income Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on and including or prior to the Closing Date, (ii) with respect to any Straddle Period, all Income Taxes applicable to the Business for the portion of such Straddle Period ending on and including the Closing Date and (iii) any Tax applicable to the Business payable by Sellers or Owners by reason of the transactions contemplated by this Agreement; provided, that Sellers and Owners shall not be liable to any Income Taxes for which CNU or Buyer are liable under this Agreement. Buyer and CNU shall be liable for and shall pay and shall indemnify each Seller and each Owner against all Income Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Buyer and CNU shall not be liable for any Income Taxes for which any Seller or any Owner is liable under this Agreement. For purposes of this Section 7.2, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date. Buyer and CNU shall assume and shall discharge and pay when due all Taxes other than Income Taxes payable after the Closing Date.
     (b) Notwithstanding Section 7.2(a), any sales Tax, use Tax, real property transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid one-half by Sellers and one-half by Buyer. Buyer and Sellers each agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.
     (c) Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

     (d) After the Closing Date, each Seller and each Owner and CNU shall (and cause their respective Affiliates to):
     (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;
     (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets;
     (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets;
     (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 7.2; and
     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
     (e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.
     7.3. Discharge of Business Liabilities.
     (a) Retain and each Owner covenants and agrees that, from and after the Closing, it will pay and discharge as and when due (except as disputed in good faith), and hold Buyer, Buyer LLC, Sellers and CNU harmless from, each and every liability and obligation of Sellers arising from events occurring on or prior to the Closing Date, excepting only the Assumed Liabilities; it being understood and agreed that Buyer is assuming no liabilities or obligations of Sellers other than the Assumed Liabilities.
     (b) CNU and Buyer covenant and agree that, from and after the Closing, they will pay and discharge as and when due (except as disputed in good faith), and hold Retain and Owners harmless from, each and every liability and obligation of CNU or Buyer arising from (i) the Assumed Liabilities and (ii) the operation of the Business from and after the Closing, except, in the case of clause (ii) above, to the extent of any Loss or Expense arising as a result of any action or omission of any Owner after the Closing Date that constitutes gross negligence or willful misconduct on the part of such Owner.

     7.4. Employees and Employee Benefit Plans.
     (a) CNU shall hire all employees of the Business at time of Closing. Effective as of the Closing Date, the employment by the Sellers of the employees of the Business shall terminate, and each such employee shall be offered employment at will by CNU at a salary or hourly rate not less than that indicated on Schedule 5.18(j); provided that any physician employed by the Business shall be offered employment upon the terms and conditions of such employee’s Physician Employment Agreement at a salary not less than that reflected on Schedule 5.18(j). The Sellers and the Owners shall cooperate with CNU in the orderly transfer of the employees of the Business to CNU. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the CNU to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude CNU from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time; provided however, that CNU shall be liable for any expenses, penalties, fines or other obligations of Sellers or Owners pursuant to the WARN Act for CNU’s or Buyers termination of any such employee after the Closing Date.
     (b) To the extent permitted by the applicable insurance contracts or plans, all employees who become employees of CNU (the “Transferring Employees”) and their eligible dependents shall be covered by CNU’s medical, prescription drug, dental, vision, flexible spending (with respect to medical and/or dependent care expenses), life and accidental death and dismemberment plans on the Closing Date.
     (c) With respect to each Transferring Employee, Sellers shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, which are the result of an injury or illness originating prior to the Closing Date, regardless of whether such claim is asserted prior to, on or after the Closing Date. Neither Buyer nor CNU shall assume or be obligated to pay, perform or discharge any liability or obligation under any employee benefit plan of Sellers or their Affiliates.
     (d) Sellers shall transfer to CNU on the Closing Date complete copies of the personnel records of Transferring Employees.
     (e) Neither Buyer nor CNU shall have any liabilities: (i) related to the employees of Sellers who do not become Transferring Employees through no fault of CNU or Buyer; or (ii) related to Transferring Employees to the extent such liability arises from any action, event or course of conduct of Sellers on or prior to the Closing Date, regardless of whether such liability is asserted prior to, on or after the Closing Date;
     (f) CNU and Buyer shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law with respect to each employee of Sellers who does not become a Transferring Employee (and any spouse, dependents or beneficiary of such employee) and with respect to each former employee of Sellers whose employment terminated before the Closing Date and any spouse, dependents or beneficiary of such former employee (each such person entitled to “continuation coverage”, a “COBRA Beneficiary”). To satisfy this obligation, CNU and Buyer shall use commercially reasonable efforts to continue to maintain in effect all “group health plans” that are in effect immediately prior to the Closing Date until such time as all rights to “continuation coverage” for all COBRA Beneficiaries have ended under all applicable laws.
     (g) CNU and Buyer will treat an individual’s employment as an employee of a Seller the same as employment as an employee by CNU or Buyer for purposes of satisfying any service requirement to participate in any CNU or Buyer benefit arrangement and to determine the extent to which a benefit earned under such a plan is non-forfeitable if such individual is employed as an employee by a Seller at the Closing Date.
     (h) After the Closing and immediately prior to the execution of the Second Instrument of Assumption, Sellers will terminate all Sellers’ Non-ERISA Plans and Sellers’ ERISA Plans.
     7.5. Collection of Trailing Payments. During the fourteen (14)-day period commencing the day after the Closing Date, Buyer and CNU shall use all commercially reasonable efforts to collect payments that would constitute Trailing Payments if collected during such fourteen (14)-day period. The parties acknowledge that Buyer and CNU shall be collecting and holding such Trailing Payments in trust for the benefit of the Owners as contemplated in Section 3.3 hereof. Buyer and CNU will, upon receipt, deposit and, until paid to Owners, maintain all Trailing Payments in a segregated interest-bearing account with a financial institution mutually agreeable to the Sellers’ Representative and CNU. Neither Buyer, CNU nor any of its Affiliates shall take any action that could reasonably be expected to delay, reduce, suspend, impede or otherwise prevent the collection of the payments from the payors as set forth on Schedule 1.1(b) during the 14-day period commencing the day after the Closing Date; provided that the foregoing shall not limit the ability of CNU, Buyer or any of their respective Affiliates to take any action or refrain from taking any action unrelated to and not impacting the Trailing Payments. If the Sellers notify CNU in writing no less than ten (10) days prior to the Closing Date that the Merger would adversely affect or delay the collection of Trailing Payments, then the parties shall work together in good faith to modify the Merger so as to mitigate any such adverse affect or delay, including without limitation, by causing the Buyer to create one or more wholly-owned limited liability companies which will be merged with and into the Sellers in a reorganization under Code Sections 368(a)(2)(E) and 368(a)(1)(A) so that the Sellers are the surviving entities. Notwithstanding the foregoing, neither CNU nor Buyer shall be obligated to take any action which would require a resolicitation of proxies for the Special Meeting or an amendment or supplement to the Proxy Statement to be mailed to CNU’s shareholders or, if the Special Meeting shall have already then occurred, require the shareholders of CNU to approve such alternate structure for the Merger.
     7.6. Conduct of Business by Sellers Pending Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, Sellers and Owners agree, except as set forth in Schedule 7.6 or to the extent that CNU shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay timely its debts and Taxes, subject to good faith disputes over such debts or Taxes, and on the same payment terms such debts and taxes have historically been paid, to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due, and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Sellers’ present business organizations, keep available the services of its present officers and employees and preserve its relationships with patients, suppliers, third party payors and others having business dealings with the Sellers, to the end that the Sellers’ goodwill and ongoing businesses be unimpaired on the Closing Date. The Sellers shall promptly notify CNU of any material event or occurrence not in the ordinary course of business of the Company. Except as required by applicable Requirements of Law or GAAP or as expressly permitted by this Agreement or as set forth in Schedule 7.6, the Sellers shall not, and the Owners shall cause the Sellers not to, prior to the Closing Date or earlier termination of this Agreement pursuant to its terms, without the prior written consent of CNU, which consent shall not be unreasonably withheld or delayed:
     (a) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from any Seller to any Owner or to any of their Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by Sellers after the Balance Sheet Date, except for personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances and except for the Excluded Assets; provided that no such, sale, lease, transfer, disposition, mortgage, pledge, or Encumberance of Excluded Assets could reasonably be expected to: (i) create or result in any liability or obligation of any Buyer Group Member or any liability or obligation that would be an Assumed Liability, (ii) cause any representation or warranty of Sellers and the Owners set forth herein to be untrue or incorrect, (iii) violate the terms of any covenant or obligation of Sellers or Owners hereunder, or (iv) cause any of the conditions to the Closing not to be satisfied;
     (b) cancel any debts owed to or claims held by such Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;
     (c) create, incur, assume or guarantee any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined by generally accepted accounting principles) other than in the ordinary course of business consistent with past practices but in no event in an amount greater than $100,000 whether individually or in the aggregate;
     (d) accelerate or delay collection of Receivables generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

     (e) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
     (f) except for distributions to Owners of any and all cash reflected on Sellers’ books and records as owned by Sellers from time to time prior to the Closing Date, make any payment of cash or distribution of assets to any Owner or any of their Affiliates, other than in the ordinary course of the Business consistent with past practice; and other than the sale, distribution, transfer or otherwise dealing with the Excluded Assets as the Owners determine from time to time and at any time in their sole and absolute discretion; provided that no such sale, distribution, transfer or dealing could reasonably be expected to: (i) create or result in any liability or obligation of any Buyer Group Member or any liability or obligation that would be an Assumed Liability, (ii) cause any representation or warranty of Sellers and the Owners set forth herein to be untrue or incorrect, (iii) violate the terms of any covenant or obligation of Sellers or Owners hereunder, or (iv) cause any of the conditions to the Closing not to be satisfied;
     (g) institute or agree to institute any increase in any compensation payable to any employee of such Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of such Seller, other than in the ordinary course of the Business consistent with past practice and in an amount not to exceed $10,000;
     (h) prepare or filed any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 7.2(a) or accelerating deductions to periods for which Seller is liable pursuant to Section 7.2(a));
     (i) make any material change in the accounting principles and practices used by Sellers from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;
     (j) enter into any agreement that would be a Seller Agreement if it existed on the date of this Agreement or amend any Seller Agreement;
     (k) commence any litigation other than (1) for the routine collection of bills, or (2) in such cases where such Seller in good faith determines that failure to commence suit could result in the material impairment of a valuable aspect of the Business;
     (l) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such Seller;

provided however, that nothing herein shall prevent the sale, distribution, transfer or otherwise dealing with the Excluded Assets as the Owners determine from time to time and at any time in their sole and absolute discretion ; provided that no such sale, distribution, transfer or dealing could reasonably be expected to: (i) create or result in any liability or obligation of any Buyer Group Member or any liability or obligation that would be an Assumed Liability, (ii) cause any representation or warranty of Sellers and the Owners set forth herein to be untrue or incorrect, (iii) violate the terms of any covenant or obligation of Sellers or Owners hereunder, or (iv) cause any of the conditions to the Closing not to be satisfied.
     (m) redeem, repurchase or otherwise acquire, directly or indirectly, recapitalize or reclassify any shares of its capital stock;
     (n) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
     (o) cause, permit or propose any amendments to its Articles of Incorporation or bylaws;
     (p) make any capital expenditure involving more than $25,000;
     (q) take any action or omit to do any action which could reasonably be expected to cause any of the conditions to the Closing, not to be satisfied; or
     (r) agree to do any of the foregoing.
     7.7. Conduct of Business by Buyer and CNU. Except as expressly provided for by this Agreement, from and after the date of this Agreement and until the earlier of the termination of this Agreement or the Closing Date, Buyer and CNU shall each carry on its respective business in the usual, regular and ordinary course substantially in the same manner as heretofore carried on and shall not enter into any agreement, arrangement or understanding with respect to any of the foregoing and shall not take any action with would make or cause any of its representation and warranties made herein to become inaccurate in any material respect. Without limiting the generality of the foregoing, from the date of this Agreement until and until the earlier of the termination of this Agreement or the Closing Date, CNU will not, directly or indirectly: (a) increase its consolidated indebtedness for borrowed money by more than $10 million over the amount of indebtedness reflected on CNU’s consolidated balance sheet as of December 31, 2005; provided, however, that the unused portion of any lines of credit and other borrowings available to CNU shall not be deemed to be indebtedness until actually drawn upon, or (b) issue, in one or more transactions, a number of shares of CNU Common Stock or any securities convertible into, or subscriptions, rights, warrants or options representing the right to acquire greater than 20% of the number of shares of CNU Common Stock outstanding as of the date hereof or enter into any agreement obligating it to do so.

     7.8. Assignment or Enforcement of Certain Agreements. In furtherance of the sale of the Purchased Assets and the Business to Buyer and CNU hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Sellers covenant and agree that, with respect to each Transferring Employee, Sellers shall either (a) assign to Buyer all rights of such Seller pursuant to all agreements, covenants or other obligations of such employee relating to noncompetition, nonsolicitation of employees or clients and similar matters or (b) if such agreements, covenants or obligations cannot be assigned to Buyer, then, upon Buyer’s request and at Buyer’s expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable law.
     7.9. Assignment of Uncollected Receivables. In the event that Buyer is unable to collect one or more Receivables and Sellers or the Owners pay to Buyer amounts pursuant to Section 8.1 based on inaccuracy or breach of the representations and warranties contained in Section 5.16 related to such Receivable or Receivables, Buyer shall assign to such Seller or Owner the uncollected portion of such Receivable or Receivables promptly after receiving such payment (and such assignment shall be made free and clear of any liens or encumbrances created by Buyer). Sellers or the Owners may collect such uncollected portion of such Receivable or Receivables using only billing and collection practices applied by Sellers prior to the Closing in the collection of its accounts receivable and shall not commence litigation in connection with such collection without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.
     7.10. Meeting of Shareholders. CNU shall, consistent with its Articles of Incorporation and Bylaws, call and hold a meeting of its shareholders, as promptly as practicable for the purpose of voting upon the approval of the issuance of the CNU Shares pursuant to this Agreement (the “Shareholders’ Meeting”), and shall use all commercially reasonable efforts to hold its Shareholders’ Meeting as soon as practicable. CNU shall (a) use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the issuance of the CNU Shares pursuant to this Agreement, (b) take all other action necessary or advisable to secure the vote or consent of CNU’s shareholders, as required by the FBCA to obtain such approval, and (c) include in the Proxy Statement the recommendation of its Board of Directors in favor of the approval of the issuance of the CNU Shares pursuant to this Agreement and not withhold, withdraw or adversely modify such recommendation.
     7.11. Proxy Statement. As promptly as practicable after the date of this Agreement, the CNU shall prepare and file with the SEC preliminary proxy materials relating to the Shareholders’ Meeting (together with any definitive proxy materials and amendments thereof or supplements thereto, the “Proxy Statement”). As promptly as practicable upon request, the Sellers shall supply CNU with the information pertaining to Sellers, Owners or the Business required by the Exchange Act for inclusion or incorporation by reference in the Proxy Statement, which information shall not at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is mailed to CNU’s shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading. If before the Closing Date, any event or circumstance relating to the Sellers, the Owners, the Business or their respective officers or directors, should be discovered by the Sellers that should be set forth in an amendment or a supplement to the Proxy Statement, the Sellers shall promptly inform CNU and CNU shall make appropriate amendments or supplements to the Proxy Statement. CNU will advise Sellers, promptly after CNU receives notice thereof, of the receipt of any comments by the SEC on the preliminary proxy materials, of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. As promptly as practicable following the resolution of any SEC comments on the preliminary proxy materials, CNU shall mail the Proxy Statement to the its shareholders.
     7.12. Access to Information About Sellers. CNU may, from and after the date of this Agreement to the Closing Date upon 48 hours prior notice, directly or through its representatives, review the properties, books and records of Sellers and its financial and legal condition, including all of the Purchased Assets, to the extent it deems necessary or advisable to familiarize itself with the Business; this review will not, however, affect or limit the representations and warranties made by Sellers or the Owners in this Agreement or the remedies of Buyer or CNU for breaches of those representations and warranties. Sellers and the Owners will permit CNU and its representatives to have, from the date of this Agreement to the Closing Date, full access to the premises and to all the books and records of the Sellers, and will cause the representatives of the Sellers to furnish CNU with financial and operating data and other information with respect to the Business as CNU from time to time requests. Sellers and the Owners will deliver or cause to be delivered to CNU additional instruments, documents, and certificates as CNU may reasonably request for the purpose of (a) verifying the information set forth in this Agreement and on any Exhibit or Schedule to this Agreement and, (b) consummating or evidencing the transactions contemplated by this Agreement. After the execution of this Agreement, the Sellers shall cooperate with CNU in developing post-Closing transition policies with respect to management information systems, marketing, personnel, outsourcing, operations, regulatory matters, accounting and financial reporting, including, without limitation, meeting regularly (at such times as shall be mutually agreed upon by the Sellers and CNU) with on-site transition teams of CNU with respect to marketing, management information systems, regulatory matters, accounting and financial reporting.
     7.13. Financial Statement Audit. Sellers have engaged the Auditor as their independent auditors for the purpose of conducting an audit of the Seller Financial Statements (and any financial statements of the Sellers as of and for periods ending on or after the Balance Sheet Date for which CNU is required to include audited financial statements of the Sellers in its filings with the SEC) and rendering an opinion thereon. The Auditor is registered with the Public Company Accounting Oversight Board. Sellers and Owners shall work together in good faith with the Auditor and cooperate with all of the Auditor’s reasonable requests in order to complete such audit(s) as promptly as possible, and Sellers shall deliver to CNU such audited financial statements and all unaudited interim financial statements of Sellers for any period since December 31, 2005, that are required to be included in the Proxy Statement as promptly as reasonably possible but in no event later than August 1, 2006. Sellers and Owners shall cause the Auditor to conduct such audit(s) in accordance with generally accepted auditing standards and the audit standards adopted by the SEC and the Public Company Accounting Oversight Board. Sellers shall advise the Auditor that the audited financial statements and the Auditor’s opinion thereon shall be included or incorporated by reference in CNU’s filings with the SEC, including, without limitation the Proxy Statement. The Auditor shall also perform a calculation of the Adjusted EBITDA. For purposes of the foregoing, the “Adjusted EBITDA” shall be the combined earnings before interest, taxes, depreciation and amortization of the Sellers for the year ended December 31, 2005, calculated in accordance with GAAP, as adjusted in the manner set forth in Schedule 7.13.
     7.14. Exclusive Dealing. From the date of this Agreement until the earlier to occur of the Closing Date or the valid termination of this Agreement, Sellers and the Owners will not directly or indirectly initiate or engage in any discussions or negotiations with, or provide any information to, any person, other than Buyer or CNU, concerning any purchase or option to purchase the Business or the Purchased Assets or any merger, sale of substantial assets or similar transaction involving any of the Sellers or take or permit to be taken any action that could encourage any of the foregoing.
     7.15. Tax-Free Reorganization Treatment. To the extent consistent with the other terms and conditions of this Agreement, Sellers, Owners, CNU and Buyer shall use all commercially reasonable efforts to cause the transactions contemplated by this Agreement to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) (or 368(a)(2)(E), if applicable, pursuant to Section 7.5 hereof) of the Code to the maximum extent permissible and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368 of the Code.
     7.16. Reasonable Efforts. So long as this Agreement has not been terminated, Sellers, Owners, CNU and Buyer shall: (a) promptly obtain waivers, consents, permits and approvals, and thereafter make any other submissions required under all applicable Requirements of Law in order to consummate the transactions contemplated by this Agreement and (b) use their respective commercially reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate the transactions contemplated by this Agreement. If requested by CNU, Sellers shall cooperate with CNU in obtaining any amendment to any Seller Agreement that CNU may reasonably request.
ARTICLE VIII
INDEMNIFICATION
     8.1. Indemnification by Sellers and the Members. Each Owner agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expense incurred by such Buyer Group Member or arising from:
     (a) any breach by any Seller or any Owner of any of the covenants in thisAgreement or in any Seller Ancillary Agreement;
     (b) any failure of any Seller or any Owner to perform any of the obligations in this Agreement or in any Seller Ancillary Agreement;

     (c) any breach of any warranty or the inaccuracy of any representation of any Seller or any Owner contained in this Agreement or any Seller Ancillary Agreement or any certificate delivered by or on behalf of any Seller or any Owner pursuant hereto;
     (d) the failure of any Seller to perform any Excluded Liability.
With respect to any breach or inaccuracy of Sections 4.4, 5.3, 7.1, 7.14, 9.2 or 9.3, each Owner shall be liable only for such Owner’s own breach or inaccuracy of such Sections and, with respect to any breach of any covenant or obligation herein or in any Seller Ancillary Agreement, each Owner shall be liable only for such Owner’s own breach (it being understood that no Owner shall be liable for any other Owner’s breach or inaccuracy of Sections 4.4, 5.3, 7.1, 7.14, 9.2 and 9.3 or of any other covenant or obligation herein or in any Seller Ancillary Agreement).
The obligation of the Owners to indemnify and hold harmless each Buyer Group Member under Section 8.1(c)(other than with respect to any breach or inaccuracy of Section 5.3) and (d) shall be several to the extent of their respective Pro Rata Liability; provided, however, that for purposes of calculating an Owner’s Pro Rata Liability, such Owner and all of such Owner’s Affiliates who are themselves Owners shall be deemed to be a single Owner and, as between such Owner and such Owner’s Affiliates, the obligation to indemnify and hold harmless each Buyer Group Member under Section 8.1(c)(other than with respect to any breach or inaccuracy of Section 5.3) and (d) for such Owner’s Pro Rata Liability shall be joint and several. Notwithstanding the foregoing it is understood and acknowledged that each Owner and all of such Owners’s Affiliates will be jointly and severally responsible for the entire amount of all Losses and Expense with respect to any breach of any covenant or obligation in this Agreement or in any Seller Ancillary Agreement by such Owner or by any Affiliate of such Owner. Solely for purposes of Owners’ indemnification obligations hereunder, Jose M. Garcia and Carlos Garcia shall not be deemed to be Affiliates of each other.
     8.2. Indemnification by Buyer. Buyer and CNU agree to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:
     (a) any breach by Buyer or CNU of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;
     (b) any failure by Buyer or CNU to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;
     (c) any breach of any warranty or the inaccuracy of any representation of Buyer or CNU contained in this Agreement or in any Buyer Ancillary Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; or
     (d) the failure of Buyer to perform any Assumed Liability.
Notwithstanding anything to the contrary contained in this Section 8.2 or elsewhere in this Agreement, the parties agree that the maximum aggregate liability of CNU and Buyer for any claims under Section 8.2(c) shall not exceed the amount of the Purchase Price.

     8.3. Notice of Claims. Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known or, if not then known, a reasonable estimate thereof) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.
     8.4. Third Person Claims.
     (a) Subject to Section 8.4(b), the Indemnitor shall have the right to conduct and control, through counsel reasonably satisfactory to the Indemnified Party, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof; and provided, further, that the Indemnitor shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such claim, action or suit, unless such settlement involves only the payment of money damages, includes a complete and unconditional release of the Indemnified Party and does not provide for any action or affirmative refraining from any action on the part of the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit with respect to itself and its Affiliates without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld. The Indemnified Party shall not be entitled to assume the defense or settlement of any third Person claim for which an Indemnified Party has indicated it intends to seek indemnity hereunder unless the Indemnitor and the Indemnified Party agree that the Indemnified Party shall so assume the defense or settlement, or unless the Indemnitor fails to actually assume the defense of the third Person claim.
     (b) If any third Person claim, action or suit against any Indemnified Party where Sellers and Owners are the Indemnitors, could have a Material Adverse Effect on the Business or the Purchased Assets, then the Indemnified Party shall have the right to conduct and control, through counsel reasonably satisfactory to the Indemnitor, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit with respect to itself and its Affiliates, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.
     8.5. Limitations on Indemnification Obligations. (a) The obligations of Sellers and the Owners pursuant to the provisions of Section 8.1 are subject to the following limitations:
     (i) Sellers and the Owners shall be required to indemnify and hold harmless under Section 8.1(c) with respect to Loss and Expense incurred by Buyer Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.7, 5.17 and 5.27 (the “Sellers Excluded Representations”), as to which this subsection (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds $500,000; and then only to the extent such Loss and Expense exceeds $500,000. Notwithstanding anything to the contrary contained in this Section 8.1 or elsewhere in this Agreement, the parties agree that (A) the maximum aggregate liability of all Owners for any claims under Section 8.1(c) (other than Loss and Expense incurred as a result of inaccuracies of Seller Excluded Representations) shall not exceed one-half of the amount of the Purchase Price, and (B) the maximum aggregate liability of each Owner for any claims under Section 8.1(c) (other than Loss and Expense incurred as a result of inaccuracies of Seller Excluded Representations) shall not exceed one-sixth of the amount of the Purchase Price.
     (ii) The amount of any Loss or Expense for which indemnification is provided by Sellers or any Owner under this Article VIII shall be net of any specific reserve attributable to the subject matter of the related claim, as reflected on the portion of the work papers to the Balance Sheet. In addition, to the extent any Loss or Expense arises in respect of a breach of any representation and warranty as to Real Estate, such Loss or Expense shall be reduced, dollar for dollar, by the amount of coverage paid to Buyer or any of its Affiliate under any title insurance policy in respect of such Loss or Expense.
     (iii) the indemnification provided for in Section 8.1(c) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 8.1(c) thereafter), except that the indemnification by Sellers and the Owners shall continue as to: (A) the Seller Excluded Representations, which shall terminate 30 days after the expiration of the applicable statute of limitations and (B) any Loss or Expense of which any Buyer Group Member has notified Sellers or the Owners in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Sellers and the Owners shall continue until the liability of Sellers and the Owners shall have been determined pursuant to this Article VIII, and Seller and the Owners shall have reimbursed all Buyer Group Members for the full amount of any such Loss and Expense determined to be payable to such Buyer Group Members in accordance with this Article VIII.
     (b) The indemnification obligations of Buyer and CNU provided for in Section 8.2(c) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 8.2(c) thereafter), except that the indemnification by Buyer shall continue as to (A) the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.4, as to all of which no time limitation shall apply and (B) any Loss or Expense of which any Seller Group Member has notified CNU in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of CNU shall continue until the liability of CNU shall have been determined pursuant to this Article VIII, and CNU shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article VIII. The maximum aggregate liability of CNU and Buyer for any claims under Section 8.2(c) shall not exceed the amount of the Purchase Price.
     8.6. No Implied Representations. Buyer, CNU, Seller and the Owners acknowledge that, except as expressly provided in this Agreement, no party hereto has made or is making any representations or warranties whatsoever, implied or otherwise.
     8.7. Escrow Fund for Indemnification. At the Closing, the Owners shall deposit One Million Five Hundred Thousand (1,500,000) CNU Shares (the “Escrowed Shares”) with the Escrow Agent, who shall hold and disburse such Escrowed Shares in accordance with the terms of the Escrow Agreement as partial security for any claims that any Buyer Group Member may assert against any Owner pursuant to this Article VIII. If the Owners are found to be liable to any Buyer Group Member in connection with a claim by a Buyer Group Member for indemnification under this Article VIII, the Owners shall have the option of satisfying such claim from the Escrowed Shares or by paying such claim in cash. If the claim is to be satisfied from the Escrowed Shares, the Sellers’ Representative shall so notify the Escrow Agent and the Escrowed Shares shall be valued at the greater of (a) closing price of the CNU Common Stock on the Closing Date or (b) the closing price of the CNU Common Stock on the date that the Escrowed Shares are released to the Buyer Group Member.
     8.8. Exclusive Remedy. This Article VIII sets forth the exclusive remedies of all parties, whether in contract or in tort, in connection with any breach of any of the representations and warranties set forth herein.

ARTICLE IX
GENERAL PROVISIONS
     9.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article VIII, the representations and warranties contained in this Agreement shall terminate eighteen (18) months after the Closing Date and the covenants in Section 7.1 shall terminate five (5) years after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in this Agreement or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.
     9.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer or CNU, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers or any Owner, to its (or their) counsel, accountants or financial advisors). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other parties hereto, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. Notwithstanding the foregoing, this Section 9.2 shall not apply to Buyer or CNU after the Closing with respect to information relating to the Business.
     9.3. No Public Announcement. Neither Buyer, CNU, any Owner nor any Seller shall, without the approval of CNU and Sellers, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange. The foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.
     9.4. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date (whether before or after the approval of this Agreement by the CNU’s shareholders), only as follows:
     (a) by mutual written consent of the CNU and Sellers;
     (b) by CNU or Sellers:

          (1) if there shall be any Requirement of Law enacted, promulgated or issued and applicable to the transactions contemplated by this Agreement by any Governmental Entity which would make consummation of the transactions contemplated by this Agreement illegal; or
          (2) if the Closing shall not have been consummated by the later of (A) October 31, 2006, (B) the last Business Day of the calendar month that includes the day that is 150 days after the date on which the Sellers deliver to CNU copies of the audited financial statements of Sellers for the year ended December 31, 2005, and (C) the last Business Day of the calendar month that includes the day that is ninety (90) days after the date on which the Sellers deliver to CNU all unaudited interim financial statements of Sellers for any period since December 31, 2005 that are required to be included in the Proxy Statement; provided, however, that the right to terminate this Agreement under this Section 9.4(b)(2) shall not be available to: (i) any party whose failure, or whose Affiliate’s failure, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Owner if such Owner or any other Owner shall have failed to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
          (3) if CNU’s shareholders do not approve the issuance of the CNU Shares pursuant to this Agreement at the Shareholders’ Meeting; or
          (4) if any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.
     (c) by CNU:
          (1) any Seller or any Owner shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement (other than Section 7.13), which breach (A) cannot be or has not been cured, in all material respects, within twenty (20) business days after the giving of written notice to Sellers or (B) would result in the failure to satisfy a condition set forth in Sections 4.5 or 4.6;
          (2) if any Seller or any Owner (or any of these Affiliates) shall breach Section 7.13;
          (3) if the Auditor shall not render an unqualified opinion or the Seller Financial Statements or shall require any material adjustments to the Seller Financial Statements from the form previously provided to CNU and Buyer in order to render an unqualified opinion thereon; or
          (4) if the Adjusted EBITDA is not at least $6,000,000.

     (d) by Sellers:
          (1) if CNU or Buyer shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within twenty (20) business days after the giving of written notice to CNU, or (B) would result in the failure to satisfy a condition set forth in Sections 4.5 or 4.7 or;
          (2) if any of the Voting Agreements shall be terminated;
          (3) if the Board of Directors of CNU shall withhold or withdraw its recommendation of the issuance of the CNU Shares pursuant to this Agreement or modify its recommendation of the issuance of the CNU shares pursuant to this Agreement in a manner adverse to Sellers or Owners; or
          (4) if since the date of this Agreement, there has been a change in the Code, final or temporary Treasury Regulations promulgated under Code Section 368, published pronouncements of the Internal Revenue Service having the same force and effect as final or temporary Treasury Regulations promulgated under Code Section 368, case law applying Code Section 368, or other relevant binding legal authority relating to Code Section 368 (collectively “Change in Tax Law”), that (i) would apply to a transaction consummated subsequent to such Change in Tax Law notwithstanding the existence of a binding written agreement with respect to such transaction, and (ii) would reasonably be expected to result in (A) the imposition of tax on gain realized with respect to the CNU Shares issued hereunder, or (B) a material increase in the tax liability of the Owners or Sellers resulting from the transactions contemplated herein as compared to the tax liability that would have arisen in the absence of such Change in Tax Law.
     (e) In the event of a valid termination of this Agreement pursuant to this Section 9.4, this Agreement shall become void and of no further force and effect, and there shall be no liability or obligation on the part of CNU, Buyer, any Seller or any Owner or any of their respective officers or directors or Affiliates under this Agreement except as set forth in (1) the provisions of Section 9.2 relating to the obligations of the parties to keep confidential and not to use certain information obtained from the other party, (2) the provisions of Sections 6.15 and Article 9, or (3) any liability a terminating party may suffer as a result of another’s willful or intentional breach of this Agreement.
     9.5. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by fax with automatic confirmation (with a copy via other means specified herein) or two (2) business days after being sent by registered or certified mail or by private courier or express delivery service addressed as follows:
     If to Buyer or CNU, to:

Continucare Corporation 7200 Corporate Center Drive, Suite 600 Miami, FL 33126 Attention: Chief Executive Officer Fax: (305) 500-2104
     with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, FL 33130 Attention: Geoffrey MacDonald, Esq. Fax: (305) 789-3395
     If to any Seller or any Member, to:

Miami Dade Health Centers, Inc. 3233 Palm Avenue 4th Floor Hialeah, FL 33012 Attention: Jose M. Garcia, CEO Fax: 305-642-3142
     with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A. One Biscayne Tower, Suite 3500 2 South Biscayne Boulevard Miami, FL 33131 Attention: Sandra P. Greenblatt, Esq. Fax: (305) 577-9951
or to such other address as such party may indicate by a notice delivered to the other party hereto.
     9.6. Successors and Assigns. (a) The rights of either party under this Agreement shall not be assignable by such party hereto without the written consent of the other (which consent shall not be unreasonably withheld or delayed); provided that Buyer and CNU may assign any of its rights hereunder to a wholly-owned subsidiary of CNU, but no such assignment shall relieve it of its obligations hereunder. Notwithstanding the foregoing, Sellers shall be permitted to make distributions to the Owners after the Closing Date of the Purchase Price without the consent of Buyer or CNU, subject to compliance with Section 7.6.
     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of any party hereto, any permitted assignee as well as the successors in interest to such permitted assignee

     (whether by merger, liquidation (including successive mergers or liquidations) or otherwise. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.6 any right, remedy or claim under or by reason of this Agreement.
     9.7. Access to Records after Closing. For a period of seven years after the Closing Date, Sellers and its representatives shall have reasonable access to all of the books and records of Sellers transferred to Buyer hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of Sellers prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.7. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven (7) year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.
     For a period of seven years after the Closing Date, Buyer and CNU and their representatives shall have reasonable access to all of the books and records relating to the Business which Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer and CNU shall be solely responsible for any costs and expenses incurred by them pursuant to this Section 9.7. If Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer and CNU a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer and CNU may select.
     9.8. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Buyer, CNU, Sellers and Owners.
     9.9. Interpretation. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     9.10. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof, or by Seller if the Members are entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     9.11. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants; provided however that all costs and expenses of Sellers shall be borne by Owners.
     9.12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Sellers and Buyer.
     9.13. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.
     9.14. Further Assurances. On the Closing Date Sellers and each Owner shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Sellers in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, Sellers and each Owner shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof. After the Closing, if Sellers receive any payment, refund or other amount which is a Purchased Asset or is otherwise properly due and owing to Buyer, Seller will promptly remit or will cause to be remitted, such amount to Buyer. After the Closing, if Buyer or CNU receives any payment, refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Sellers are responsible hereunder, which is an Excluded Asset or which is otherwise properly due and owing to Sellers, Buyer or CNU will promptly remit, or cause to be remitted, such amount to Seller.
     9.15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Florida.
     9.16. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     9.17. Sellers’ Representative.
     (a) Jose M. Garcia is hereby constituted and appointed as agent for and on behalf of the Sellers and the Owners (the “Sellers’ Representative”) to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. Such agency may be changed b a unanimous vote of the Owners upon not less that ten Business Days’ prior written notice to CNU. In the event of the death or disability (for more than 40 days) of the Sellers’ Representative or his resignation as Sellers’ Representative and until a successor Sellers’ Representative shall be appointed as provided above, Carlos Garcia shall act as the Sellers’ Representative pending the appointment of the successor Sellers’ Representative. No bond shall be required of the Sellers’ Representative and the Sellers’ Representative shall receive no compensation for his/her services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers and each of the Owners. In connection with this Agreement, any Seller Ancillary Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, the Sellers’ Representative shall incur no responsibility whatsoever to any Seller or any Owner by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting the only responsibility for any act or failure to act which represents fraud, willful misconduct, or gross negligence. The Sellers’ Representative shall be indemnified, jointly and severally, by the Sellers and the Owners against all Losses of any nature whatsoever, arising out of or in connection with any claim or proceeding relating to the acts or omissions of the Sellers’ Representative in his capacity as such hereunder or pursuant to any Seller Ancillary Agreement.

     (b) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all Sellers and all Owners and shall be final, binding and conclusive upon each such Seller an each such Owner, and CNU and Buyer may rely upon any such decision, act consent, or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each Seller and each Owner. CNU and Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers’ Representative.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CONTINUCARE CORPORATION
By:	/s/ Richard C. Pfenniger, Jr.
	Name:	Richard C. Pfenniger, Jr.
Its: Chief Executive Officer

CNU BLUE 1, INC.
By:	/s/ Richard C. Pfenniger, Jr.
	Name:	Richard C. Pfenniger, Jr.
Its: President

CNU BLUE 2, LLC
By:	/s/ Richard C. Pfenniger, Jr.
	Name:	Richard C. Pfenniger, Jr.
Its: Manager

MIAMI DADE HEALTH AND REHABILITATION SERVICES, INC
By:	/s/ Jose Garcia
	Name:	Jose Garcia
Its: President

MIAMI DADE HEALTH CENTERS, INC.
By:	/s/ Jose Garcia
	Name:	Jose Garcia
Its: President

WEST GABLES OPEN MRI SERVICES, INC.
By:	/s/ Jose Garcia
	Name:	Jose Garcia
Its: President

KENT MANAGEMENT SYSTEMS, INC.
By:	/s/ Jose Garcia
	Name:	Jose Garcia
Its: President

MIAMI DADE, HEALTH CENTERS ONE, INC.
By:	/s/ Jose Garcia
	Name:	Jose Garcia
Its: President

PELU PROPERTIES, INC.
By:	/s/ Luis Cruz
	Name:	Luis Cruz
Its: President

PELUCA INVESTMENTS, LLC
By:	/s/ Luis Cruz
	Name:	Luis Cruz
Its: Manager

MDHC RED, INC.
By:	/s/ Jose Garcia
	Name:	Jose Garcia
Its: President

/s/ Jose M. Garcia
Jose M. Garcia

/s/ Carlos Garcia
Carlos Garcia

/s/ Luis Cruz
Luis Cruz

LUIS CRUZ CHILDREN’S IRREVOCABLE TRUST A
By:	/s/ Luis Cruz
	Name:	Luis Cruz
Trustee

LUIS CRUZ CHILDREN’S IRREVOCABLE TRUST B
By:	/s/ Luis Cruz
	Name:	Luis Cruz
Trustee

LUIS CRUZ CHILDREN’S IRREVOCABLE TRUST C
By:	/s/ Luis Cruz
	Name:	Luis Cruz
Trustee

LUIS CRUZ CHILDREN’S IRREVOCABLE TRUST D
By:	/s/ Luis Cruz
	Name:	Luis Cruz
Trustee

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) made and entered into this ___ day of ___, 2006 by and between Miami Dade Health and Rehabilitation Services, Inc, a Florida corporation (“MDHRS”), Miami Dade Heath Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc., a Florida corporation (“Kent”), Miami Dade Heath Centers One, Inc., a Florida corporation (“MDHC One”), (collectively, the “Constituent Entities”) and CNU Blue 2, LLC, a Florida limited liability company (“Acquisition” or the “Surviving Entity”).
W I T N E S S E T H:
     WHEREAS, MDHRS is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
     WHEREAS, MDHC is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
     WHEREAS, West Dade is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
     WHEREAS, Kent is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
     WHEREAS, MDHC is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
     WHEREAS, the Surviving Entity is a limited liability company duly organized and existing under and by virtue of the laws of the State of Florida and will be wholly owned by CNU Blue 1, Inc., a Florida corporation (the “Buyer”) and a wholly-owned subsidiary of Continucare Corporation, a Florida corporation (“CNU”); and
     WHEREAS, pursuant to duly authorized action by their respective Board of Directors and sole shareholder and Management Committee and member, as applicable, the Constituent Entities and the Surviving Entity have determined that they shall merger (the “Merger”) upon the terms and conditions and in the manner set forth in this Agreement in accordance with Section 607.1108 of the Florida Business Corporation Act and Section 608.438 of the Florida Limited Liability Company Act;
     NOW THEREFORE, in consideration of the mutual premises herein contained, the Constituent Entities and the Surviving Entity hereby agree as follows:

     1. MERGER. The Constituent Entities and the Surviving Entity agree that the Constituent Entities shall be merged into Acquisition, as a single and surviving entity upon the terms and conditions set forth in this Agreement and that Acquisition, shall continue under the laws of the State of Florida as the surviving entity.
     2. EFFECTIVE DATE OF MERGER. The Merger shall be effective at 12:00 a.m. on _________ ___, 2006 or the Merger shall become effective upon the acceptance and filing of the Articles of Merger with the Secretary of State of the State of Florida (the “Effective Date”).
     3. SURVIVING ENTITY. On and after the Effective Date of the Merger:
          a. Acquisition shall be the surviving entity, and shall continue to exist as a limited liability company under the laws of the State of Florida, with all of the rights and obligations of such Surviving Entity as are provided by the Florida Limited Liability Company Act. Immediately following the Merger, Acquisition shall be wholly owned by Buyer and Buyer shall be wholly-owned by CNU.
          b. The Constituent Entities shall cease to exist, and their respective property shall become the property of the Acquisition as the surviving entity.
          c. The Surviving Entity shall remain a member managed limited liability company. The name and address of the sole member of Acquisition is:

CNU Blue 1, Inc.	7200 Corporate Center Drive
Suite 600
Miami, Florida 33126
     4. TERMS AND CONDITIONS OF THE MERGER. The terms and conditions of the Merger are as follows:
          a. Operating Agreement. The Operating Agreement of the Surviving Entity shall continue on and after the Effective Date as the Operating Agreement of the Surviving Entity.
     5. MANNER AND BASIS OF CONVERTING SHARES AND MEMBERSHIP INTERESTS OF THE CONSTITUENT ENTITIES. The issued and outstanding shares and rights to acquire shares of each of the respective merging corporations and the membership interests of each of the respective merging limited liability companies shall be converted as follows:
          a. Each and every share of the common stock of MDHRS and each right to acquire shares of common stock or other securities of MDHRS shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.

          b. Each and every share of the common stock of MDHC and each right to acquire shares of common stock or other securities of MDHC shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.
          c. Each and every share of the common stock of West Dade and each right to acquire shares of common stock or other securities of West Dade shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.
          d. Each and every share of the common stock of Kent and each right to acquire shares of common stock or other securities of Kent shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.
          e. Each and every share of the common stock of MDHC One and each right to acquire shares of common stock or other securities of MDHC One shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.
          g. The Buyer, as the sole member of Acquisition immediately following the Merger, shall remain the sole member of the Surviving Entity.
     6. APPROVAL. The Merger contemplated by this Agreement has previously been submitted to and approved by the respective Board of Directors and Shareholder or Management Committee and Member, as the case may be of the Constituent Entities and the Surviving Entity. Subsequent to the execution of this Agreement by the duly authorized officers of the each of Constituent Entities and the Surviving Entity, such officers of the Constituent Entities and the Surviving Entity shall, and are hereby authorized and directed to, perform all such further acts and executed and deliver to the proper authorities for filing all documents, as the same may be necessary or proper to render effective the Merger contemplated by this Agreement.
     7. MISCELLANEOUS.
          a. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida.
          b. Third Party Beneficiaries. The terms and conditions of this Agreement are solely for the benefit of the parties hereto and each of the shareholders of the merging corporations and the members of the merging limited liability companies, and no person not a party to this Agreement shall have any rights or benefits whatsoever under this Agreement, either as a third party beneficiary or otherwise.

          c. Complete Agreement. This Agreement constitutes the complete agreement between the parties and incorporates all prior agreements and representations in regard to the matters set forth herein and it may not be amended, changed or modified except by a writing signed by the party to be charged by said amendment, change or modification.
     IN WITNESS WHEREOF, the Constituent Entities and the Surviving Entity have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

CONTITUENT ENTITIES: MIAMI DADE HEALTH AND REHABILITATION SERVICES, INC. a Florida corporation
By:
Name:
Title:

MIAMI DADE HEALTH CENTERS, INC., a Florida corporation
By:
Name:
Title:

WEST GABLES OPEN MRI SERVICES, INC., a Florida corporation
By:
Name:
Title:

KENT MANAGEMENT SYSTEMS, INC., a Florida corporation
By:
Name:
Title:

MIAMI DADE HEALTH CENTERS ONE, INC., a Florida corporation
By:
Name:
Title:

SURVIVING ENTITY: CNU BLUE 2, LLC, a Florida limited liability company
By:
Name:
Title:

EXHIBIT B
ESCROW AGREEMENT
     Escrow Agreement (the “Agreement”), dated as of _________ ___, 2006, by and among Continucare Corporation, a Florida corporation (“CNU”) on behalf of itself and on behalf of CNU Blue 1, Inc., a Florida corporation (“Buyer”), Jose M. Garcia, as Sellers’ Representative on behalf of each of Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company owned by the Owners (“Peluca”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One, and, collectively with MDHRS, MDHC, West Dade, Kent, Pelu and Peluca, the “Sellers”), MDHC Red, Inc., a Florida corporation (“Retain”), and each of the shareholders of each Seller listed on the signature pages hereto (the “Owners”), and American Stock Transfer & Trust Company, Inc. (the “Escrow Agent”).
     WHEREAS, the parties hereto are entering into this Agreement pursuant to the terms of that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of April ___, 2006, by and among CNU, Buyer, CNU Blue 2, LLC, a Florida limited liability company and a wholly-owned subsidiary of Buyer, Sellers, Retain and Owners;
     WHEREAS, each capitalized term used in this Agreement without definition, other than for syntax or grammar, has the meaning given to it in the Purchase Agreement;
     WHEREAS, Section 4.2 of the Purchase Agreement provides for Buyer to deposit on behalf of Sellers 1,500,000 CNU Shares in escrow, to be disbursed on the terms and conditions set forth herein;
     WHEREAS, CNU, Buyer, Sellers, Owners and the Escrow Agent desire to evidence their agreement with respect to the CNU Shares deposited herewith.
     NOW, THEREFORE, in consideration of the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Appointment; Escrow Shares Deposit.
     (a) CNU, Buyer, Sellers and Owners each hereby appoint and designate American Stock Transfer, Inc. to act as Escrow Agent hereunder, on the terms and subject to the conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment. The fees to be paid to the Escrow Agent for its services hereunder are set forth in Section 3(g) below.
     (b) On the date hereof, Buyer shall deposit 1,500,000 CNU Shares (the “Escrow Shares”) with the Escrow Agent.

     Section 2. Escrow Disbursement; Escrow Date.
     (a) Subject to Section 3(d), any Buyer Group Member shall be entitled to reimbursement from the Escrow Shares or from cash payments by some or all of the Owners, as applicable, at the sole option of the affected Owners, on account of any matter for which such Buyer Group Member is entitled to indemnification pursuant to Section 8.1 of the Purchase Agreement (any such matter being referred to as an “Indemnified Matter”).
     (b) In the event a Buyer Group Member asserts a claim for an Indemnified Matter for which such Buyer Group Member seeks reimbursement from the Escrow Shares, CNU shall deliver simultaneously to the Escrow Agent and to Sellers’ Representative a request (an “Escrow Shares Request”) executed by CNU stating that a Buyer Group Member has asserted a claim for indemnification, together with a description of such Indemnified Matter in reasonable detail, together with a good faith estimate of the amount of Loss and Expense incurred as a result of such Indemnified Matter, as such amount may be limited by Section 8.5 of the Purchase Agreement (“Claimed Amount”). It is understood and agreed that the amount of any liability of any Owner to any Buyer Group Member shall only be as determined in accordance with Article VIII of the Purchase Agreement and that the Claimed Amount shall not: (i) be binding upon Owners or any Buyer Group Member, (ii) limit the liability of Owners to any Buyer Group Member, or (iii) be admissible as evidence in any proceeding between any Owner and any Buyer Group Member.
     (c) Upon receipt of an Escrow Shares Request, the Escrow Agent shall place a “hold” on and shall not disburse the number of Escrow Shares having a value, determined in accordance with Section 8.7 of the Purchase Agreement (measured as of the date of the Escrow Shares Request rather than the date of release), equal to the Claimed Amount (“Restricted Shares”). None of the Restricted Shares shall be disbursed until the amount of any liability of Owners to the Buyer Group Member has been finally determined in accordance with Article VIII of the Purchase Agreement for such Indemnified Matter. Upon a final determination of an Owner’s indemnification liability to a Buyer Group Member under the Purchase Agreement, CNU shall deliver simultaneously to the Escrow Agent and to Sellers’ Representative written evidence of such determination, including the final amount of reimbursement owed pursuant to Article VIII of the Purchase Agreement (“Indemnified Amount”), and a request for release of the number of Escrow Shares having a value, determined in accordance with Section 8.7 of the Purchase Agreement, equal to the Indemnified Amount to CNU or to such other Buyer Group Member as CNU shall otherwise direct (the “Distribution Notice”).
     (d) Unless Sellers’ Representative shall simultaneously advise CNU and the Escrow Agent in writing within fifteen (15) days after delivery of such Distribution Notice that the Owner(s) have satisfied all of their liability for the Indemnified Amount that is the subject of the Distribution Notice by means of a cash payment together with written evidence confirming such payment to the applicable Buyer Group Member, then the Escrow Agent shall immediately release to CNU, or to such other Buyer Group Member as CNU may otherwise direct, either (i) the number of Escrow Shares having a value, determined in accordance with Section 8.7 of the Purchase Agreement as of the date such shares are released, equal to the Indemnified Amount

(the “Owed Escrow Shares”) or, (ii) only if the amount owed to the Buyer Group Member for such Indemnified Matter shall exceed the value of all remaining Escrow Shares, all remaining Escrow Shares, valued in accordance with Section 8.7 of the Purchase Agreement as of the date such shares are released, up to and not exceeding the Indemnified Amount and (iii) shall remove any “hold” which may remain on any remaining Restricted Shares.
     (e) If within fifteen (15) days after delivery of such Distribution Notice Sellers’ Representative simultaneously advises CNU and Escrow Agent in writing that Owners(s) have satisfied a portion of their liability for the Indemnified Amount with respect to the Indemnified Matter that is the subject of the Distribution Notice with a cash payment together with written evidence confirming such payment to the applicable Buyer Group Member, Escrow Agent shall release to CNU, or to such other Buyer Group Member as CNU may otherwise direct, (i) only the number of Owed Escrow Shares equal to the portion of such Indemnified Amount that Owner(s) did not satisfy in cash, or (ii) if the balance of the Indemnified Amount not paid in cash by Owner(s) shall exceed the value of all remaining Escrow Shares, all remaining Escrow Shares, valued in accordance with Section 8.7 of the Purchase Agreement as of the date such shares are released, up to and not exceeding the unpaid balance of the Indemnified Amount and (iii) shall remove any “hold” which may remain on any remaining Restricted Shares.
     (f) Subject to the terms and provisions of this Section 2, CNU and Sellers’ Representative agree to deliver joint written instructions to the Escrow Agent upon the date which is eighteen (18) months after the date of this Agreement (the “Escrow Shares Release Date”). Upon receipt of such joint instructions, the Escrow Agent shall disburse the then existing balance of the Escrow Shares to Owners. In the event, however, that the Escrow Agent has received, on or before such Escrow Shares Release Date, an Escrow Shares Request for an Indemnified Matter for which payment has not been made, the amount of Escrow Shares disbursed by the Escrow Agent on such Escrow Shares Release Date shall be reduced by the number of Restricted Shares, valued in accordance with Section 8.7 of the Purchase Agreement (measured as of the date of the Escrow Shares request rather than the date of release), required to satisfy all unsatisfied Escrow Shares Requests and the Escrow Agent shall continue to hold such Restricted Shares under the terms and conditions of this Agreement. In the event the Escrow Agent has received an Escrow Shares Request with respect to any Escrow Shares for which payment has not been made prior to the Escrow Shares Release Date, the provisions of this Section 2 shall continue to govern the release of such Escrow Shares. In the event of any disputes among the parties and/or the Escrow Agent, Section 3(d) shall apply with respect to the Restricted Shares so retained by the Escrow Agent.
     Section 3. Escrow Agent. In order to induce the Escrow Agent to hold and disburse the Escrow Shares as required by this Agreement, Sellers, Owners, CNU and Buyer do hereby agree that:
     (a) The functions and duties of the Escrow Agent with respect to disbursements hereunder are those of an independent contractor and include only those set forth in this Agreement. The Escrow Agent is not entitled to act in any manner whatsoever except in accordance with the terms and conditions of this Agreement or pursuant to written instructions or demands given in accordance with such terms and conditions.

     (b) The Escrow Agent shall not be liable for any loss or damage resulting from the following:
          (i) Any default, error, action or omission of any other party.
          (ii) Subject to the final paragraph of Section 2 above, the expiration of any time limit or other delay, unless such time limit was known to the Escrow Agent and the resulting loss was solely caused by failure of the Escrow Agent to proceed in accordance herewith.
          (iii) Lack of authenticity, sufficiency and effectiveness of any documents delivered to it and lack of genuineness of any signature or authority of any person to sign any such document.
          (iv) Any loss or impairment of Shares or funds deposited in a federally or state insured account with a stock or trust company (other than the Escrow Agent or its affiliates), bank, savings bank, or savings association resulting from the failure, insolvency or suspension of such institution.
          (v) Compliance by the Escrow Agent with any and all legal process, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.
          (vi) The Escrow Agent’s assertion or failure to assert any cause of action or defense in any judicial, administrative or other proceeding either in its own interest or in the interest of any other party or parties, provided the Escrow Agent shall have furnished timely written notice of such proceeding to the parties hereto.
     (c) The Escrow Agent shall have no duty to inquire into the authenticity of any written instructions or other documents delivered to it as required by this Agreement or to inquire as to the genuineness of any signature or authority of any person to issue such instructions or execute such other documents.
     (d) If there is any dispute regarding the disbursement of the Escrow Shares, the Escrow Agent shall continue to hold all Restricted Shares, including the amounts thereof in dispute, until directed to disburse the same in accordance with (i) the joint instructions of Sellers’ Representative and CNU, or (ii) a final judgment of a court of competent jurisdiction as contemplated by the Purchase Agreement. In lieu of the foregoing, the Escrow Agent may deposit the disputed Restricted Shares with a court of competent jurisdiction and commence an action of interpleader between the parties in dispute.
     (e) The Escrow Agent may resign and be discharged from its duties hereunder (but only to the extent such duties arise from and after the date such resignation becomes effective in accordance with the terms hereof) at any time by giving at least thirty (30) calendar days written notice of such resignation simultaneously to CNU and Sellers’ Representative, specifying a date upon which such resignation shall take effect; provided, however, that the Escrow Agent shall continue to serve until its successor accepts the Escrow Shares and assumes all responsibilities as escrow agent hereunder; provided, further, however, that the Escrow Agent shall remain obligated to perform any and all of its duties hereunder until the date such resignation becomes effective in accordance with the terms hereof. Upon receipt of such notice, a successor escrow agent shall be jointly appointed by CNU, on the one hand, and Sellers’ Representative, on the other hand, such successor escrow agent to become the Escrow Agent hereunder on the later of the resignation date specified in such notice or the date specified by such successor escrow agent in the instrument of acceptance (which date shall not be more than sixty (60) calendar days after Escrow Agent gives notice of such proposed resignation in accordance with the terms hereof) . If an instrument of acceptance by a successor escrow agent shall not have been delivered to the resigning Escrow Agent within sixty (60) calendar days after the resigning Escrow Agent gives notice of such proposed resignation in accordance with the terms hereof, the resigning Escrow Agent may tender into the registry or custody of any court of competent jurisdiction all of the Escrow Shares and shall thereafter be relieved of its duties and obligations hereunder (but only to the extent such duties and obligations arise from and after the date of such tender in accordance with the terms hereof); provided, however, that the Escrow Agent shall remain obligated to perform any and all of its duties and obligations hereunder until the date of such tender in accordance with the terms hereof. CNU and Sellers’ Representative may at any time substitute a new Escrow Agent by giving thirty (30) calendar days written notice thereof to the existing Escrow Agent and paying all fees and expenses of such Escrow Agent incurred in accordance with this Agreement prior to the date of the substitution.
     (f) Indemnification. Each Seller and each Owner shall, jointly and severally, hold the Escrow Agent harmless from, and shall indemnify the Escrow Agent against, any loss, liability, expense (including reasonable attorneys’ fees and expenses), claim, cost, damage or demand (a “Loss”) arising out of or in connection with the performance of the Escrow Agent’s obligations in accordance with the provisions of this Escrow Agreement to the extent attributable to any act or omission of any Seller or any Owner, except for any Loss arising out of any violation of law or breach of this Agreement by, or the gross negligence or willful misconduct of, the Escrow Agent. CNU shall hold the Escrow Agent harmless from, and shall indemnify the Escrow Agent against, any Loss arising out of or in connection with the performance of the Escrow Agent’s obligations in accordance with the provisions of this Escrow Agreement to the extent attributable to any act or omission of CNU or Buyer, except for any Loss arising out of any violation of law or breach of this Agreement by, or the gross negligence or willful misconduct of, the Escrow Agent. CNU, Buyer, each Seller and each Owner, jointly and severally, shall hold the Escrow Agent harmless from, and indemnify the Escrow Agent against, any Loss arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement and which are not attributable to any act or omission of CNU, Buyer, any Seller, or any Owner, except for any of the foregoing arising out of any violation of law or breach of this Agreement by, or the gross negligence or willful misconduct of, the Escrow Agent. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Escrow Agreement.

     (g) Expenses of Escrow Agent. For its services hereunder, the Escrow Agent shall be entitled to a fee of $_______ per year, pro rated for any shorter period for which the Escrow Agent shall act hereunder. The first annual payment of $___ shall be payable on the date hereof with each remaining payment, if applicable, payable each year thereafter (or portion thereof) on the anniversary date of the date hereof. No increase in the rate of any fee charged by the Escrow Agent shall be valid hereunder unless previously approved in writing by CNU, on the one hand, and Sellers’ Representative, on the other hand. Such fees shall be paid one-half by CNU and one-half by Sellers.
     Section 4. Tax Identification Number. Each Owner has heretofore provided such Owner’s tax identification number for reporting purposes under this Agreement.
     Section 5. No Third Party Rights. Nothing contained in this Agreement shall be deemed to create, either expressly or by implication, any liens, claims or rights on behalf of laborers, mechanics, materialmen or other lien holders which in any way could be construed as creating any third party rights of any kind or nature in or to the Escrow Shares.
     Section 6. Notices. Any notice, request, instruction or other document to be given hereunder (a “Notice”) by any party hereto to any other party shall be in writing and delivered personally, sent by a recognized worldwide or nationwide (whichever is applicable) overnight delivery service with charges prepaid, sent by certified mail, return receipt requested, with postage prepaid, or sent by facsimile transmission with written confirmation:
     If to Buyer or CNU, to:

Continucare Corporation 7200 Corporate Center Drive, Suite 600 Miami, FL 33126 Attention: Chief Executive Officer Fax: (305) 500-2104
     with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, FL 33130 Attention: Geoffrey MacDonald, Esq. Fax: (305) 789-3395
     If to any Seller or any Owner, to:

Miami Dade Health Centers, Inc. 3233 Palm Avenue 4th Floor Hialeah, FL 33012 Attention: Jose M. Garcia, CEO Fax: 305-642-3142

     with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A. One Biscayne Tower, Suite 3500 2 South Biscayne Boulevard Miami, FL 33131 Attention: Sandra Greenblatt, Esq. Fax: (305) 577-9951
     The Escrow Agent:

American Stock Transfer & Trust Company 6201 15th Avenue Brooklyn, NY 11219 Attn: Herbert J. Lemmer General Counsel Fax: (718) 921-8336
or at such other address for a party as shall be specified by like Notice. Any Notice which is sent in the manner provided herein shall be deemed to have been duly given to and received by the party to whom it is directed upon actual receipt by such party, except that any Notice sent by facsimile transmission shall be deemed to have been given and received upon confirmation of transmission; provided that Notice sent by facsimile is promptly followed by duplicate Notice to that same party sent by certified mail, return receipt requested, postage prepaid, or sent by recognized worldwide or nationwide courier (whichever is applicable) delivery overnight service with charges prepaid.
     Section 7. Counterparts. This document may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute a fully executed document.
     Section 8. Successors and Assigns. The rights and obligations created by this Agreement may not be assigned by any party hereto to any other person or entity without the prior written consent of the remaining parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.
     Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to rules or principles respecting conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CONTINUCARE CORPORATION
By:
Name:
Title:

SELLERS’ REPRESENTATIVE
By:
Name:

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

EXHIBIT C
INSTRUMENT OF ASSUMPTION
     THIS INSTRUMENT OF ASSUMPTION is made as of ___, 2006 by CNU Blue 1, Inc., a Florida corporation, (“Buyer”), in favor of each of Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company (“Peluca”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One, and, collectively with MDHRS, MDHC, West Dade, Kent, Pelu, and Peluca the “Sellers”), provides:
RECITALS:
     Pursuant to that certain Asset Purchase Agreement dated May ___, 2006 (the “Purchase Agreement”) Sellers have agreed to sell, transfer and convey certain assets to Buyer that are designated the Purchased Assets in the Purchase Agreement, and Buyer has assumed certain liabilities of the Sellers that are designated as the Assumed Liabilities in the Purchase Agreement. Pursuant to the terms and conditions of the Purchase Agreement, Buyer now desires to make a formal assumption from the Sellers of the all Assumed Liabilities as contemplated by the Purchase Agreement. Unless otherwise defined or the context otherwise requires, capitalized terms used herein shall have the respective meanings given to them in the Purchase Agreement.
     NOW, THEREFORE, for and in consideration of the transfer of the Purchased Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer hereby assumes and agrees to discharge and perform the Assumed Liabilities in accordance with the requirements of the Purchase Agreement and in accordance with the respective terms and subject to the respective conditions of the Assumed Liabilities. In the event that the Buyer shall fail to perform its obligations under this Assumption Agreement, Sellers and Owners shall be entitled to all rights and remedies available to them with respect to indemnification pursuant to the Purchase Agreement.
     Buyer shall not assume or have any responsibility, obligation or liability for or with respect to, the Excluded Liabilities. In the event of a conflict between this Assumption Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement will control.

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     IN WITNESS WHEREOF, Buyer has caused this Assumption Agreement to be executed and delivered in a manner sufficient to bind it, as of the day and year first above written.

CNU BLUE 1, INC.
By:
Name:
Title:

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EXHIBIT D-1
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated as of ___, 2006, by and among Continucare Corporation, a Florida corporation (the “Company”) and Jose Garcia (the “Executive”).
          WHEREAS, the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, the Company is engaged in the business of providing primary health care services in Miami-Dade, Broward and Hillsborough Counties, Florida, and related transportation, diagnostic and administrative support services (the “Business”); and the Executive has experience and expertise in the Business and, by virtue of his employment with Company, the Executive shall become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Business.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:
     1. Recitals. The above recitals are true and correct and are incorporated herein by reference.
     2. Employment; Term. The Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for a term commencing as of the date hereof (the “Effective Date”) and ending on the first anniversary of the Effective Date. This Agreement may be renewed upon the mutual written agreement of the Executive and the Company.
     3. Services.
          3.1 Office and Duties. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”). During the Term, the Executive shall serve as Executive Vice President of the Company with such duties, authority and responsibility as are commensurate with such position, subject to oversight and direction of the Chief Executive Officer. In exercising his duties and responsibilities hereunder, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities hereunder and shall abide by any lawful directions given by the Chief Executive Officer in good faith. Notwithstanding the foregoing, the Executive shall not, in connection with his employment hereunder, cause or permit the Company or any of its subsidiaries to enter into any agreement, commitment or arrangement with, or pay any fees or other amounts to any person not dealing at arm’s length with the Executive without first disclosing the nature of such relationship to the Chief Executive Officer and obtaining the prior written approval of the Chief Executive Officer to any such agreement, commitment, arrangement or payment. The Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent

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with the foregoing as may be reasonably determined by the Chief Executive Officer from time to time.
          3.2 Best Efforts. During the Term, the Executive shall diligently and competently devote the Executive’s best efforts, full time and energies during business hours to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement.
          3.3 Location of Executive. The Executive shall perform the duties of his employment under this Agreement at the Company’s main business offices in Miami-Dade County, subject to travel from time to time to other areas as may be reasonably required or reasonably desirable in connection with the businesses, affairs and operations of the Company from time to time and the performance by the Executive of his duties, obligations and responsibilities under this Agreement; provided that subject to travel to other areas as hereinbefore specifically provided for in this Section 3.3, the Company shall have no right to require the Executive to re-locate outside of Miami-Dade County, Florida.
     4. Compensation.
          4.1 Annual Salary. During the Term, the Executive shall receive a base salary at the annual rate of $275,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its employees generally.
          4.2 Bonus. The Executive shall be eligible to participate in the Company’s Management Compensation Program in accordance with the terms and conditions thereof; provided, however, that the Executive acknowledges that any amounts paid under the Company’s Management Compensation Program are determined in accordance with the terms of that program and that eligibility to participate in such program does not constitute a guarantee that Executive shall receive a bonus under such plan or a guarantee of the amount of any bonus that the Executive may receive thereunder.
          4.3 Employee Automobile. The Company shall permit the Executive to use the motor vehicle previously leased by Kent Management Systems, Inc. on behalf of the Executive prior to the date hereof, which lease (the “Auto Lease”) was assumed by the Company. It being understood that the Company shall have no obligation to continue to permit the Executive to use such motor vehicle or any other motor vehicle beyond the termination or expiration of the Term and the Auto Lease, whichever shall first terminate or expire.
          4.4 Options. The Executive shall receive options to acquire 100,000 shares of the Company’s common stock, par value $.0001 per share (the “Options”). The Options shall be issued under the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”) and shall be subject to the terms and conditions set forth therein. The Options shall be documented by the Company’s standard form of Stock Option Agreement. The terms of the Options shall provide that the Options shall: (a) have a per share exercise price equal to the per share closing

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price of the Common Stock on the American Stock Exchange as of the date of this Agreement, (b) vest in four equal annual installments with the first such installment vesting on the first anniversary date of this Agreement, and (c) unless exercised prior to such date terminate and be of no further force and effect on the tenth anniversary of this Agreement.
     5. Reimbursement of Expenses; Benefits.
          5.1 Reimbursement of Expenses. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be reasonably established from time to time by the Company, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder.
          5.2 Employee Benefit Plans and Programs. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans and programs. The Executive’s service with the Company prior to the Effective Date shall be counted for purposes of all eligibility, waiting periods and vesting requirements from time to time in effect. Nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include the Executive.
          5.3 Vacations. The Executive shall be entitled to four (4) weeks of paid vacation during the Term, taking into consideration the business needs of the Company.
     6. Termination. The Executive’s employment under this Agreement may be terminated prior to the end of the Term by the Company or the Executive without any breach of this Agreement only under the following circumstances:
          6.1 Death. This Agreement and the Executive’s employment under this Agreement shall terminate immediately and automatically upon the Executive’s death.
          6.2 Disability. This Agreement and the Executive’s employment under this Agreement may be terminated if the Executive shall suffer a “Disability,” which shall mean any incapacity, illness or disability of the Executive which renders the Executive mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) or more consecutive days or for ninety (90) days, whether consecutive or not, within a one hundred eighty (180) day period, during the Term, as reasonably determined by a physician mutually selected by Executive and the Company. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.
          6.3 For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined). “Cause” shall mean: (a) committing or participation in an act of fraud, gross neglect, willful misconduct, recklessness, embezzlement or dishonesty against the Company or any of its affiliates or any customer or supplier of the Company or any other person, entity or governmental body having dealing with the Company; (b) being indicted for or convicted of an act or acts constituting a felony under applicable laws of

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the United States or any state thereof; (c) if applicable, loss of any state or federal license required for the Executive to perform the Executive’s material duties or responsibilities for the Company; provided, however, that this Section 6.3(c) shall not be applicable if such loss of license shall be a result of any actions or inactions outside the Executive’s control; (d) habitual neglect of duty or willful disobedience of the lawful orders of the Chief Executive Officer given in good faith that are not inconsistent with the provisions of this Agreement; (e) breach of or failure to observe any of the material terms or conditions of this Agreement; or (f) any assignment of this Agreement by the Executive in violation of this Agreement; provided, however, that if an event constituting “Cause” under clauses (a) (with respect to gross neglect only), (c), (d) or (e) above is curable, then the Executive shall have the opportunity to cure the same within fifteen (15) days after receipt of written notice from Company setting forth the conduct committed in reasonable detail and that Company intends to terminate the Executive for “Cause” if the breach is not timely cured.
          6.4 Without Cause. Upon prior written notice to Executive, the Company may (a) terminate the Executive’s employment hereunder other than for Cause; (b) substantially diminish the duties and responsibilities of Executive; or (c) materially change the title or position of Executive in the hierarchy of the Company (all of the foregoing together with any other material breach of this Agreement by the Company shall be deemed a termination “Without Cause”). In the instance of the Company’s actions pursuant to (b) or (c) above, the Executive may either consent to such action or terminate his employment with the Company in writing fifteen (15) days after such written notice form the Company, which termination shall be deemed a termination Without Cause by the Company.
     7. Payments After Termination. If this Agreement and the Executive’s employment hereunder are terminated then the Executive or the Executive’s estate, as the case may be, shall receive the Base Salary and any unpaid expense reimbursements through the date of termination in accordance with the terms of this Agreement and, in the event that this Agreement is terminated pursuant to Section 6.4 above, the Executive shall also receive the Base Salary for the remainder of the twelve month period from the Effective Date. Thereafter, the Executive shall not be entitled to receive any further compensation or benefits from the Company whatsoever.
     8. Trade Secrets. Executive covenants and agrees that he will not divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to the Company or as necessary to perform his duties under this Agreement. If Executive violates any of its obligations under this Section 8, the Company may proceed against him in law or in equity for such damages or other relief as a court may deem appropriate. Executive acknowledges that a violation of this Section 8 may cause the Company irreparable harm which may not be adequately compensated for by money damages. Executive therefore agrees that in the event of any actual or threatened violation of this Section 8, the Company shall be entitled, in addition to other remedies that either of them may have, to a temporary restraining order and to preliminary and final injunctive relief against Executive or to prevent any violations of this Section 8, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8, any term,

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restriction, covenant or promise in this Section 8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency to the maximum extent permitted by applicable requirements of law.
     9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
     10. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by fax with automatic confirmation (with a copy via other means specified herein) or two (2) business days after being sent by prepaid registered or certified mail, return receipt requested, or by private courier or express delivery service addressed as follows:
     If to the Company:

Continucare Corporation 7200 Corporate Center Drive, Suite 600 Miami, FL 33126 Attention: Chief Executive Officer Fax: (305) 500-2104
     with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, FL 33130 Attention: Geoffrey MacDonald, Esq. Fax: (305) 789-3395
     If to Executive, to:

Jose M. Garcia __________________ __________________ Attention: _________
     with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A. One Biscayne Tower, Suite 3500 2 South Biscayne Boulevard Miami, FL 33131 Attention: Sandra P. Greenblatt, Esq. Fax: (305) 577-9951

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or to such other address as such party may indicate by a notice delivered to the other party hereto.
     11. Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
     12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties, and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.
     13. Amendments to Agreement. This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.
     14. U.S. Dollars. All dollar amounts in this Agreement are stated in United States Dollars.
     15. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws. Venue for any proceeding arising from or related to this Agreement shall be in Miami-Dade County, Florida.
     16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company. This Agreement may be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company’s assets or business; provided, however, that such assignee shall agree in writing to be bound by the terms of this Agreement.
     17. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.
     18. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
     19. Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be

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an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.
     20. Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.
     21. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.
     22. Severability. The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement other than Section 4, shall not affect the validity or enforceability of the remaining portions thereof.
     23. Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties hereto and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. The parties hereto acknowledge that they have each read this Agreement and understand the effect of its provisions. Accordingly, this Agreement shall be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
     24. Independent Counsel. The Executive acknowledges that counsel to the Company has not represented him nor provided him with legal or other advice in connection with the transactions contemplated by this Agreement and that he has been urged to seek independent legal, tax and financial advice in order to analyze the risks and merits of the transactions contemplated by this Agreement.
THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY: CONTINUCARE CORPORATION,
By:
Name:
Title:

THE EXECUTIVE:

D-1-8

EXHIBIT D-2
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated as of _________, 2006, by and among Continucare Corporation, a Florida corporation (the “Company”) and Dr. Luis Cruz (the “Executive”).
          WHEREAS, the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, the Company is engaged in the business of providing primary health care services in Miami-Dade, Broward and Hillsborough Counties, Florida, and related transportation, diagnostic and administrative support services (the “Business”); and the Executive has experience and expertise in the Business and, by virtue of his employment with Company, the Executive shall become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Business.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:
     1. Recitals. The above recitals are true and correct and are incorporated herein by reference.
     2. Employment; Term. The Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for a term commencing as of the date hereof (the “Effective Date”) and ending on the first anniversary of the Effective Date. This Agreement may be renewed upon the mutual written agreement of the Executive and the Company.
     3. Services.
          3.1 Office and Duties. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”). During the Term, the Executive shall serve as Vice Chairman of the Company with such duties, authority and responsibility as are commensurate with such position, subject to oversight and direction of the Chief Executive Officer. In exercising his duties and responsibilities hereunder, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities hereunder and shall abide by any lawful directions given by the Chief Executive Officer in good faith. Notwithstanding the foregoing, the Executive shall not, in connection with his employment hereunder, cause or permit the Company or any of its subsidiaries to enter into any agreement, commitment or arrangement with, or pay any fees or other amounts to any person not dealing at arm’s length with the Executive without first disclosing the nature of such relationship to the Chief Executive Officer and obtaining the prior written approval of the Chief Executive Officer to any such agreement, commitment, arrangement or payment. The Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent

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with the foregoing as may be reasonably determined by the Chief Executive Officer from time to time.
          3.2 Best Efforts. During the Term, the Executive shall diligently and competently devote the Executive’s best efforts, full time and energies during business hours to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement.
          3.3 Location of Executive. The Executive shall perform the duties of his employment under this Agreement at the Company’s main business offices in Miami-Dade County, subject to travel from time to time to other areas as may be reasonably required or reasonably desirable in connection with the businesses, affairs and operations of the Company from time to time and the performance by the Executive of his duties, obligations and responsibilities under this Agreement; provided that subject to travel to other areas as hereinbefore specifically provided for in this Section 3.3, the Company shall have no right to require the Executive to re-locate outside of Miami-Dade County, Florida.
     4. Compensation.
          4.1 Annual Salary. During the Term, the Executive shall receive a base salary at the annual rate of $225,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its employees generally.
          4.2 Bonus. The Executive shall be eligible to participate in the Company’s Management Compensation Program in accordance with the terms and conditions thereof; provided, however, that the Executive acknowledges that any amounts paid under the Company’s Management Compensation Program are determined in accordance with the terms of that program and that eligibility to participate in such program does not constitute a guarantee that Executive shall receive a bonus under such plan or a guarantee of the amount of any bonus that the Executive may receive thereunder.
          4.3 Options. The Executive shall receive options to acquire 100,000 shares of the Company’s common stock, par value $.0001 per share (the “Options”). The Options shall be issued under the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”) and shall be subject to the terms and conditions set forth therein. The Options shall be documented by the Company’s standard form of Stock Option Agreement. The terms of the Options shall provide that the Options shall: (a) have a per share exercise price equal to the per share closing price of the Common Stock on the American Stock Exchange as of the date of this Agreement, (b) vest in four equal annual installments with the first such installment vesting on the first anniversary date of this Agreement, and (c) unless exercised prior to such date terminate and be of no further force and effect on the tenth anniversary of this Agreement.
     5. Reimbursement of Expenses; Benefits.

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          5.1 Reimbursement of Expenses. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be reasonably established from time to time by the Company, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder.
          5.2 Employee Benefit Plans and Programs. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans and programs. The Executive’s service with the Company prior to the Effective Date shall be counted for purposes of all eligibility, waiting periods and vesting requirements from time to time in effect. Nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include the Executive.
          5.3 Vacations. The Executive shall be entitled to four (4) weeks of paid vacation during the Term, taking into consideration the business needs of the Company.
     6. Termination. The Executive’s employment under this Agreement may be terminated prior to the end of the Term by the Company or the Executive without any breach of this Agreement only under the following circumstances:
          6.1 Death. This Agreement and the Executive’s employment under this Agreement shall terminate immediately and automatically upon the Executive’s death.
          6.2 Disability. This Agreement and the Executive’s employment under this Agreement may be terminated if the Executive shall suffer a “Disability,” which shall mean any incapacity, illness or disability of the Executive which renders the Executive mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) or more consecutive days or for ninety (90) days, whether consecutive or not, within a one hundred eighty (180) day period, during the Term, as reasonably determined by a physician mutually selected by Executive and the Company. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.
          6.3 For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined). “Cause” shall mean: (a) committing or participation in an act of fraud, gross neglect, willful misconduct, recklessness, embezzlement or dishonesty against the Company or any of its affiliates or any customer or supplier of the Company or any other person, entity or governmental body having dealing with the Company; (b) being indicted for or convicted of an act or acts constituting a felony under applicable laws of the United States or any state thereof; (c) if applicable, loss of any state or federal license required for the Executive to perform the Executive’s material duties or responsibilities for the Company; provided, however, that this Section 6.3(c) shall not be applicable if such loss of license shall be a result of any actions or inactions outside the Executive’s control; (d) habitual neglect of duty or willful disobedience of the lawful orders of the Chief Executive Officer given in good faith that are not inconsistent with the provisions of this Agreement; (e) breach of or failure to observe any of the material terms or conditions of this Agreement; or (f) any

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assignment of this Agreement by the Executive in violation of this Agreement; provided, however, that if an event constituting “Cause” under clauses (a) (with respect to gross neglect only), (c), (d) or (e) above is curable, then the Executive shall have the opportunity to cure the same within fifteen (15) days after receipt of written notice from Company setting forth the conduct committed in reasonable detail and that Company intends to terminate the Executive for “Cause” if the breach is not timely cured.
          6.4 Without Cause. Upon prior written notice to Executive, the Company may (a) terminate the Executive’s employment hereunder other than for Cause; (b) substantially diminish the duties and responsibilities of Executive; or (c) materially change the title or position of Executive in the hierarchy of the Company (all of the foregoing together with any other material breach of this Agreement by the Company shall be deemed a termination “Without Cause”). In the instance of the Company’s actions pursuant to (b) or (c) above, the Executive may either consent to such action or terminate his employment with the Company in writing fifteen (15) days after such written notice form the Company, which termination shall be deemed a termination Without Cause by the Company.
     7. Payments After Termination. If this Agreement and the Executive’s employment hereunder are terminated then the Executive or the Executive’s estate, as the case may be, shall receive the Base Salary and any unpaid expense reimbursements through the date of termination in accordance with the terms of this Agreement and, in the event that this Agreement is terminated pursuant to Section 6.4 above, the Executive shall also receive the Base Salary for the remainder of the twelve month period from the Effective Date. Thereafter, the Executive shall not be entitled to receive any further compensation or benefits from the Company whatsoever.
     8. Trade Secrets. Executive covenants and agrees that he will not divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to the Company or as necessary to perform his duties under this Agreement. If Executive violates any of its obligations under this Section 8, the Company may proceed against him in law or in equity for such damages or other relief as a court may deem appropriate. Executive acknowledges that a violation of this Section 8 may cause the Company irreparable harm which may not be adequately compensated for by money damages. Executive therefore agrees that in the event of any actual or threatened violation of this Section 8, the Company shall be entitled, in addition to other remedies that either of them may have, to a temporary restraining order and to preliminary and final injunctive relief against Executive or to prevent any violations of this Section 8, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8, any term, restriction, covenant or promise in this Section 8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency to the maximum extent permitted by applicable requirements of law.
     9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll

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deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
     10. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by fax with automatic confirmation (with a copy via other means specified herein) or two (2) business days after being sent by prepaid registered or certified mail, return receipt requested, or by private courier or express delivery service addressed as follows:
     If to the Company:

Continucare Corporation 7200 Corporate Center Drive, Suite 600 Miami, FL 33126 Attention: Chief Executive Officer Fax: (305) 500-2104
     with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, FL 33130 Attention: Geoffrey MacDonald, Esq. Fax: (305) 789-3395
     If to Executive, to:

Dr. Luis Cruz __________________ __________________ Attention: _________
     with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A. One Biscayne Tower, Suite 3500 2 South Biscayne Boulevard Miami, FL 33131 Attention: Sandra P. Greenblatt, Esq. Fax: (305) 577-9951
or to such other address as such party may indicate by a notice delivered to the other party hereto.

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     11. Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
     12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties, and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.
     13. Amendments to Agreement. This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.
     14. U.S. Dollars. All dollar amounts in this Agreement are stated in United States Dollars.
     15. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws. Venue for any proceeding arising from or related to this Agreement shall be in Miami-Dade County, Florida.
     16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company. This Agreement may be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company’s assets or business; provided, however, that such assignee shall agree in writing to be bound by the terms of this Agreement.
     17. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.
     18. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
     19. Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.
     20. Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.

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     21. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.
     22. Severability. The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement other than Section 4, shall not affect the validity or enforceability of the remaining portions thereof.
     23. Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties hereto and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. The parties hereto acknowledge that they have each read this Agreement and understand the effect of its provisions. Accordingly, this Agreement shall be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
     24. Independent Counsel. The Executive acknowledges that counsel to the Company has not represented him nor provided him with legal or other advice in connection with the transactions contemplated by this Agreement and that he has been urged to seek independent legal, tax and financial advice in order to analyze the risks and merits of the transactions contemplated by this Agreement.
THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY: CONTINUCARE CORPORATION,
By:
Name:
Title:

THE EXECUTIVE:

D-2-8

EXHIBIT D-3
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated as of _____________, 2006, by and among Continucare Corporation, a Florida corporation (the “Company”) and Carlos Garcia (the “Executive”).
          WHEREAS, the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, the Company is engaged in the business of providing primary health care services in Miami-Dade, Broward and Hillsborough Counties, Florida, and related transportation, diagnostic and administrative support services (the “Business”); and the Executive has experience and expertise in the Business and, by virtue of his employment with Company, the Executive shall become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Business.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:
     1. Recitals. The above recitals are true and correct and are incorporated herein by reference.
     2. Employment; Term. The Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for a term commencing as of the date hereof (the “Effective Date”) and ending on the first anniversary of the Effective Date. This Agreement may be renewed upon the mutual written agreement of the Executive and the Company.
     3. Services.
          3.1 Office and Duties. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”). During the Term, the Executive shall serve as President — Diagnostics Division of the Company with such duties, authority and responsibility as are commensurate with such position, subject to oversight and direction of the Chief Executive Officer. In exercising his duties and responsibilities hereunder, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities hereunder and shall abide by any lawful directions given by the Chief Executive Officer in good faith. Notwithstanding the foregoing, the Executive shall not, in connection with his employment hereunder, cause or permit the Company or any of its subsidiaries to enter into any agreement, commitment or arrangement with, or pay any fees or other amounts to any person not dealing at arm’s length with the Executive without first disclosing the nature of such relationship to the Chief Executive Officer and obtaining the prior written approval of the Chief Executive Officer to any such agreement, commitment, arrangement or payment. The Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent

D-3-1

with the foregoing as may be reasonably determined by the Chief Executive Officer from time to time.
          3.2 Best Efforts. During the Term, the Executive shall diligently and competently devote the Executive’s best efforts, full time and energies during business hours to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement.
          3.3 Location of Executive. The Executive shall perform the duties of his employment under this Agreement at the Company’s main business offices in Miami-Dade County, subject to travel from time to time to other areas as may be reasonably required or reasonably desirable in connection with the businesses, affairs and operations of the Company from time to time and the performance by the Executive of his duties, obligations and responsibilities under this Agreement; provided that subject to travel to other areas as hereinbefore specifically provided for in this Section 3.3, the Company shall have no right to require the Executive to re-locate outside of Miami-Dade County, Florida.
     4. Compensation.
          4.1 Annual Salary. During the Term, the Executive shall receive a base salary at the annual rate of $225,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its employees generally.
          4.2 Bonus. The Executive shall be eligible to participate in the Company’s Management Compensation Program in accordance with the terms and conditions thereof; provided, however, that the Executive acknowledges that any amounts paid under the Company’s Management Compensation Program are determined in accordance with the terms of that program and that eligibility to participate in such program does not constitute a guarantee that Executive shall receive a bonus under such plan or a guarantee of the amount of any bonus that the Executive may receive thereunder.
          4.3 Options. The Executive shall receive options to acquire 100,000 shares of the Company’s common stock, par value $.0001 per share (the “Options”). The Options shall be issued under the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”) and shall be subject to the terms and conditions set forth therein. The Options shall be documented by the Company’s standard form of Stock Option Agreement. The terms of the Options shall provide that the Options shall: (a) have a per share exercise price equal to the per share closing price of the Common Stock on the American Stock Exchange as of the date of this Agreement, (b) vest in four equal annual installments with the first such installment vesting on the first anniversary date of this Agreement, and (c) unless exercised prior to such date terminate and be of no further force and effect on the tenth anniversary of this Agreement.
     5. Reimbursement of Expenses; Benefits.

D-3-2

          5.1 Reimbursement of Expenses. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be reasonably established from time to time by the Company, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder.
          5.2 Employee Benefit Plans and Programs. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans and programs. The Executive’s service with the Company prior to the Effective Date shall be counted for purposes of all eligibility, waiting periods and vesting requirements from time to time in effect. Nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include the Executive.
          5.3 Vacations. The Executive shall be entitled to four (4) weeks of paid vacation during the Term, taking into consideration the business needs of the Company.
     6. Termination. The Executive’s employment under this Agreement may be terminated prior to the end of the Term by the Company or the Executive without any breach of this Agreement only under the following circumstances:
          6.1 Death. This Agreement and the Executive’s employment under this Agreement shall terminate immediately and automatically upon the Executive’s death.
          6.2 Disability. This Agreement and the Executive’s employment under this Agreement may be terminated if the Executive shall suffer a “Disability,” which shall mean any incapacity, illness or disability of the Executive which renders the Executive mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) or more consecutive days or for ninety (90) days, whether consecutive or not, within a one hundred eighty (180) day period, during the Term, as reasonably determined by a physician mutually selected by Executive and the Company. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.
          6.3 For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined). “Cause” shall mean: (a) committing or participation in an act of fraud, gross neglect, willful misconduct, recklessness, embezzlement or dishonesty against the Company or any of its affiliates or any customer or supplier of the Company or any other person, entity or governmental body having dealing with the Company; (b) being indicted for or convicted of an act or acts constituting a felony under applicable laws of the United States or any state thereof; (c) if applicable, loss of any state or federal license required for the Executive to perform the Executive’s material duties or responsibilities for the Company; provided, however, that this Section 6.3(c) shall not be applicable if such loss of license shall be a result of any actions or inactions outside the Executive’s control; (d) habitual neglect of duty or willful disobedience of the lawful orders of the Chief Executive Officer given in good faith that are not inconsistent with the provisions of this Agreement; (e) breach of or failure to observe any of the material terms or conditions of this Agreement; or (f) any

D-3-3

assignment of this Agreement by the Executive in violation of this Agreement; provided, however, that if an event constituting “Cause” under clauses (a) (with respect to gross neglect only), (c), (d) or (e) above is curable, then the Executive shall have the opportunity to cure the same within fifteen (15) days after receipt of written notice from Company setting forth the conduct committed in reasonable detail and that Company intends to terminate the Executive for “Cause” if the breach is not timely cured.
          6.4 Without Cause. Upon prior written notice to Executive, the Company may (a) terminate the Executive’s employment hereunder other than for Cause; (b) substantially diminish the duties and responsibilities of Executive; or (c) materially change the title or position of Executive in the hierarchy of the Company (all of the foregoing together with any other material breach of this Agreement by the Company shall be deemed a termination “Without Cause”). In the instance of the Company’s actions pursuant to (b) or (c) above, the Executive may either consent to such action or terminate his employment with the Company in writing fifteen (15) days after such written notice form the Company, which termination shall be deemed a termination Without Cause by the Company.
     7. Payments After Termination. If this Agreement and the Executive’s employment hereunder are terminated then the Executive or the Executive’s estate, as the case may be, shall receive the Base Salary and any unpaid expense reimbursements through the date of termination in accordance with the terms of this Agreement and, in the event that this Agreement is terminated pursuant to Section 6.4 above, the Executive shall also receive the Base Salary for the remainder of the twelve month period from the Effective Date. Thereafter, the Executive shall not be entitled to receive any further compensation or benefits from the Company whatsoever.
     8. Trade Secrets. Executive covenants and agrees that he will not divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to the Company or as necessary to perform his duties under this Agreement. If Executive violates any of its obligations under this Section 8, the Company may proceed against him in law or in equity for such damages or other relief as a court may deem appropriate. Executive acknowledges that a violation of this Section 8 may cause the Company irreparable harm which may not be adequately compensated for by money damages. Executive therefore agrees that in the event of any actual or threatened violation of this Section 8, the Company shall be entitled, in addition to other remedies that either of them may have, to a temporary restraining order and to preliminary and final injunctive relief against Executive or to prevent any violations of this Section 8, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8, any term, restriction, covenant or promise in this Section 8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency to the maximum extent permitted by applicable requirements of law.
     9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries

D-3-4

shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
     10. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by fax with automatic confirmation (with a copy via other means specified herein) or two (2) business days after being sent by prepaid registered or certified mail, return receipt requested, or by private courier or express delivery service addressed as follows:
     If to the Company:

Continucare Corporation 7200 Corporate Center Drive, Suite 600 Miami, FL 33126 Attention: Chief Executive Officer Fax: (305) 500-2104
     with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, FL 33130 Attention: Geoffrey MacDonald, Esq. Fax: (305) 789-3395
     If to Executive, to:

Carlos Garcia __________________ __________________ Attention: _________
     with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A. One Biscayne Tower, Suite 3500 2 South Biscayne Boulevard Miami, FL 33131 Attention: Sandra P. Greenblatt, Esq. Fax: (305) 577-9951
or to such other address as such party may indicate by a notice delivered to the other party hereto.

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     11. Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
     12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties, and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.
     13. Amendments to Agreement. This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.
     14. U.S. Dollars. All dollar amounts in this Agreement are stated in United States Dollars.
     15. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws. Venue for any proceeding arising from or related to this Agreement shall be in Miami-Dade County, Florida.
     16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company. This Agreement may be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company’s assets or business; provided, however, that such assignee shall agree in writing to be bound by the terms of this Agreement.
     17. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.
     18. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
     19. Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.
     20. Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.

D-3-6

     21. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.
     22. Severability. The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement other than Section 4, shall not affect the validity or enforceability of the remaining portions thereof.
     23. Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties hereto and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. The parties hereto acknowledge that they have each read this Agreement and understand the effect of its provisions. Accordingly, this Agreement shall be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
     24. Independent Counsel. The Executive acknowledges that counsel to the Company has not represented him nor provided him with legal or other advice in connection with the transactions contemplated by this Agreement and that he has been urged to seek independent legal, tax and financial advice in order to analyze the risks and merits of the transactions contemplated by this Agreement.
THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

D-3-7

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY: CONTINUCARE CORPORATION,
By:
Name:
Title:

THE EXECUTIVE:

D-3-8

EXHIBIT E
FIRST AMENDMENT TO LEASE
     This First Amendment to Lease dated ___________, 2006, is made by and between Cruz & Cruz Partnership, a Florida partnership (“Landlord”), and Miami Dade Health & Rehabilitation Services, Inc., a Florida corporation (“Tenant”).
     WHEREAS, Landlord and Tenant are parties to a Lease dated as of January 1, 2006 (the “Lease”); and
     WHEREAS, Tenant has entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of May ___, 2006, with, among others, Continucare Corporation, a Florida corporation (“CNU”) and CNU Blue 1, Inc., a Florida corporation and a wholly-owned subsidiary of CNU (“Buyer”), pursuant to which Tenant will sell and transfer to Buyer substantially all of Tenant’s assets, properties and business to Buyer, including, without limitation, Tenant’s rights under the Lease; and
     WHEREAS, Tenant desires to obtain the consent of Landlord to Tenant’s assignment of Tenant’s rights under the Lease to Buyer pursuant to the Asset Purchase Agreement; and
     WHEREAS, in connection with the assignment by Tenant of the Lease to Buyer, Landlord and Tenant desire to enter into certain amendments to the terms and conditions of the Lease;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Landlord and Tenant as follows:
          1. Consent to Assignment. By its execution of this Amendment, Landlord hereby consents to Tenant’s sale, transfer and assignment of all of Tenant’s rights under the Lease to Buyer pursuant to the terms of the Asset Purchase Agreement.
          2. Amendments to Lease.
               a. Section 2.04 — License. Section 2.04 of the Lease is hereby amended by adding the following sentence as the final sentence of such section: “Notwithstanding anything herein to the contrary, Landlord shall not be permitted to revoke or terminate any license in favor of Tenant to use and occupy any common areas or facilities not within the leased premises or diminish the amount of such areas covered by any such license unless an event of default specified in Section 17.01 of this Lease shall occur and be continuing.”
               b. Section 3.04 — Changes and Additions to Building. Section 3.04 of the Lease is hereby amended by adding the following sentence as the final sentence of such section: “Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned by any maintenance, repairs, alterations, additions or construction.”

               c. Section 4.02 — Operation of Business. Section 4.02 of the Lease is hereby amended by adding the following at the end of the final sentence of such section: “; provided, however, that Tenant shall at all times during the term of this Lease be permitted to conduct activities consistent with the operation of a medical office on the leased premises.”
               d. Section 6.01 — Installation by Tenant. Section 6.01 of the Lease is hereby amended by adding the following at the end of the final sentence of such section: “, which consent will not be unreasonably withheld or delayed.”
               e. Section 6.02 — Tenant Shall Discharge All Liens. Section 6.02 of the Lease is hereby amended by deleting the words “ten (10)” in the first sentence of such section and replacing them with the words “thirty (30)”.
               f. Section 7.01- Responsibility of Tenant.
                    i. Subsection (f) of Section 7.01 of the Lease is hereby amended by adding the following to the end of such section: “; provided, however, that Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned thereby.”
                    ii. Subsection (g) of Section 7.01 of the Lease is hereby amended by adding the following to the end of the first sentence and the end of the second sentence of such section: “other than any damages conclusively determined to have been caused by Landlord’s gross negligence or willful misconduct.”
               g. Section 11.01 — Significant Change of Ownership. Section 11.01 of the Lease is hereby amended by adding the following to the end of section: “Notwithstanding the foregoing, it is understood and agreed that any change of ownership of Tenant resulting from any person or entity acquiring, directly or indirectly, substantially all of the business or assets of any entity that owns or controls Tenant shall not give Landlord a the right to terminate this Lease.”
               h. Section 12.01 — Government Regulations. Section 12.01 of the Lease is hereby amended by adding the following to the end of such section: “Landlord shall, at Landlord’s sole cost and expense, comply with all county, municipal, state, and federal laws, orders, ordinances and other applicable requirements of all governmental authorities, now in force, or which may hereafter be in force, pertaining to the common areas and facilities not within the leased premises.”
               i. Section 13.01 — Rules and Regulations. Section 13.01 of the Lease is hereby amended by adding the following to the end of the first sentence of such section: “; provided, however, that Landlord shall not adopt or promulgate any rules and regulations that are inconsistent with the operation of a medical office on the leased premises nor amend, suspend or supplement any rules and regulations that would prevent or materially limit the ability of Tenant to operate a medical office on the leased premises.”

               j. Section 15.01 — Total or Partial Destruction. Section 15.01 of the Lease is hereby amended by adding the following to the end of such section “Notwithstanding the foregoing or anything else herein to the contrary, if the leased premises shall be damaged by fire, the elements, unavoidable accident or other casualty without the fault of Tenant and as a result either: (a) 50% or more of the of the leased premises are rendered untenantable thereby; or (b) the building of which the leased premises is a part is destroyed; then, if such damage or destruction shall occur during the last year of the term of this Lease (or any renewal term) Tenant shall have the right, to be exercised by notice to Landlord, to cancel and terminate this Lease effective as of the date stipulated in Tenant’s notice which shall not be earlier than thirty (30) days nor later than sixty (60) days after the giving of such notice.”
               k. Section 18.01 — Right of Entry. Section 18.01 of the Lease is hereby amended by adding the following at the end of such section: “Notwithstanding anything herein to the contrary, Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned by any entry by Landlord or Landlord’s agents on, examination or showing of, or repair, alteration, improvement, or addition to the leased premises.”
     3. Miscellaneous. Except as amended by this Amendment, the Lease shall remain in full force and effect in all respects. This Amendment may be executed in counterparts, and all counterparts will collectively constitute a single agreement. This Amendment may not be amended a modified or any provision waived except in writing. This Amendment together with the Lease constitutes the entire agreement of the parties and supersedes all prior agreements or understandings. This Amendment is binding upon and inures to the benefit of the parties and their successors and permitted assigns. This Amendment may not be assigned or the duties delegated without the written consent of all parties. No failure or delay of any party in exercising any power or right under this Amendment will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

LANDLORD CRUZ & CRUZ PARTNERSHIP
By
Name:
Its:

TENANT MIAMI DADE HEALTH AND REHABILITATION SERVICES, INC
By
Name:
Its:

EXHIBIT F
REGISTRATION RIGHTS AGREEMENT
     Registration Rights Agreement (this “Agreement”) is made and entered into as of the ___ day of _________________, 2006 by and between Continucare Corporation, a Florida corporation (the “CNU”) and Jose Garcia, as Sellers’ Representative on behalf of each of Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One”), Pelu Properties, Inc., a Florida corporation (“Pelu”) and Peluca Investments, LLC, a Florida limited liability company (“Peluca,” and, collectively with MDHRS, MDHC, West Dade, Kent, MDHC One, and Pelu the “Sellers”), and each of the shareholders of each Seller (the “Owners”).
W I T N E S S E T H:
     WHEREAS, the parties hereto are entering into this Agreement pursuant to the terms of that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of May ___, 2006, by and among CNU, CNU Blue 1, Inc., a Florida corporation and wholly-owned subsidiary of the CNU (“Buyer”), CNU Blue 2, LLC, a Florida limited liability company and a wholly owned subsidiary of Buyer (“Buyer LLC”), Sellers, MDHC Red, Inc., a Florida corporation, and Owners;
     WHEREAS, each capitalized term used in this Agreement without definition has the meaning given to it in the Purchase Agreement;
     WHEREAS, pursuant to the Purchase Agreement Buyer has acquired the Business from Sellers and CNU has issued the CNU Shares to Sellers; and
     WHEREAS, CNU has agreed to grant the Sellers and Owners certain registration rights with respect to the CNU Shares received by the Sellers pursuant to the Purchase Agreement.
     NOW, THEREFORE, in consideration of the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Registration Rights.
          (a) Secondary Registration. CNU will file, as promptly as practicable after the Closing Date, a registration statement (the “Registration Statement”) on Form S-3 covering the resale of the Registrable Securities (as hereinafter defined) by Sellers and Owners and thereafter shall use all commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable following such filing (but in any event by the date that is six months after the Closing Date) and to maintain such effectiveness until the date that is 12 months after the Closing Date; provided, however, that CNU shall have the right to prohibit the sale of Registrable Securities pursuant to the Registration Statement, upon notice to the Sellers’ Representative (A) if in the opinion of counsel for CNU, CNU would thereby be required to disclose information not otherwise then required by law to be publicly disclosed, provided that CNU shall use all commercially reasonably efforts to minimize the period of time, but in no event more than 60 days, in which it shall prohibit the sale of any shares of Registrable Securities pursuant to this clause (A);

(B) during the period starting with the date 10 days prior to CNU’s estimate of the date of filing of, and ending on a date 60 days after the effective date of, a Company initiated registration in which any Seller or Owner is entitled to participate in accordance with Section 1(b) hereof, or such longer post-effective periods as may be reasonably required by the underwriter or underwriters if such offering is underwritten and if all other holders of more than five percent (5%) of the Company’s stock agree to such terms; or (C) upon the happening of any event, as a result of which the prospectus under the Registration Statement (the “Prospectus”) includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (in which case, CNU shall within a reasonable period provide the Sellers’ Representative with revised or supplemental prospectuses and the Sellers and Owners shall promptly take action to cease making any offers of the Registrable Securities until receipt and distribution of such revised or supplemental prospectuses). All Registrable Securities offered and sold pursuant to the Registration Statement shall be sold in transactions on the American Stock Exchange or any other national securities exchange on which the CNU shares may then be listed or on Nasdaq if the CNU shares are then listed on Nasdaq.
          (b) Incidental (Piggyback) Registration. In addition to the aforementioned rights, and subject to the limitations set forth in this Agreement, if at any time, and from time to time therein, CNU proposes to register the offer and sale of any of its securities under the Securities Act of 1933, as amended (the “Act”), for its own account in a public offering (other than registrations on Form S-4 (or any successor form) or registrations with regard to conversion of any of CNU’s securities or employee stock options, employee purchase plans or other employee benefit plans), CNU shall use its best efforts to give notice to the Sellers’ Representative of its intention to effect such a registration at least twenty days prior to the filing with the Securities and Exchange Commission (the “SEC”) of such registration statement. Upon written request of the Sellers’ Representative, given within ten (10) days after receipt from CNU of such notice, CNU shall cause the number of the Sellers’ or Owners’ Registrable Securities (as hereinafter defined) then held by such Seller or Owner and referred to in such request to be included in such registration statement, at CNU’s expense subject to the provisions of Section 3(a) hereof; provided, however, that in the event the offering pursuant to such registration statement shall be underwritten and the underwriters advise CNU that in their opinion the number of securities requested to be included in such registration pursuant to this Section 1(b) and pursuant to any other rights granted by CNU to holders of its securities to request inclusion of any such securities in such registration exceeds the number of securities which can be sold in the offering without adversely affecting the offering price or the marketing of CNU’s securities, CNU may first include in such registration all securities CNU proposes to sell, and the Sellers or Owners, as applicable shall accept a reduction (including a total elimination) in the number of shares to be included in such registration in accordance with Section 6 below. Nothing in this Section 1(b) shall limit CNU’s ability to withdraw a registration statement it has filed under this Section 1(b) either before or after effectiveness.
     2. Indemnification. In the event that CNU shall register under the Act any Seller’s or Owner’s Registrable Securities:
          (a) CNU’s Indemnification. CNU will indemnify and hold harmless such Seller or owner and any person who controls the Shareholder within the meaning of the Act and the Securities Exchange Act of 1934 (the “Exchange Act”) against any losses, claims, expenses, damages or liabilities (including reasonable attorneys’ fees) (“Losses”), to which the Seller, Owner or controlling person become subject under the Act, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement (including, without limitation, the Registration Statement) under which such Registrable Securities were registered under the Act, any prospectus contained therein (including without limitation the Prospectus) which is utilized, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Seller or Owner and any such controlling person for any reasonable legal or other reasonable expenses incurred by them in connection with investigating or defending any such Loss; provided, however, that CNU will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to CNU by such Seller or Owner, such controlling person or any Affiliate of such Seller or Owner and provided further, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any Prospectus under the Registration Statement, the indemnity contained in this Section 2(a) shall not inure to the benefit of such Seller or Owner (or the benefit of any person controlling such Seller or Owner) if the person asserting any such Losses, purchased the Registrable Securities that are the subject of such Losses, and such Seller or Owner or any person controlling such Seller or Owner (i) failed to comply with the prospectus delivery requirements of the Act in connection with the sale of Registrable Securities to such person or (ii) utilized a Prospectus after such Seller or Owner was notified, in accordance with Section 1(b) hereof, to cease making any offers or sales of Registrable Securities pursuant to the Registration Statement.
          (b) Sellers and Owners Indemnification. The Sellers and Owners will jointly and severally indemnify and hold harmless CNU and each underwriter of CNU’s securities under Section 1 and each person who controls CNU or underwriter within the meaning of the Act and the Exchange Act, each officer of CNU who signs the registration statement and each director of CNU, against all Losses, to which CNU, such underwriter or such officer or director or controlling person become subject under the Act, but only insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) made in reliance on and in conformity with information relating to such Seller or Owner furnished in writing to CNU expressly for use in any registration statement under which such Registrable Securities were registered under the Act pursuant to Section 1 hereof or (ii) contained in any Prospectus which was utilized by [CNU in connection with the registration of the Registrable Securities or any controlling person or Affiliate of the Sellers and Owners after such Seller or Owner was notified, in accordance with Section 1(b) hereof, to cease making any offers or sales of Registrable Securities pursuant to the Registration Statement.
          (c) Notification. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof; provided, however, that any failure to give such notice will not waive any rights of the indemnified party except to the extent the rights of the indemnified party are materially prejudiced. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that if the indemnifying party has failed to assume the defense and employ counsel then the indemnified party shall have the right to select counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.
          (d) If the indemnification provided for in this Section 2 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, expenses, damages or liabilities or actions in respect thereof, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of CNU, on the one hand, and on the other, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by CNU or any Affiliate thereof, on the one hand, or the applicable Sellers or Owners or any Affiliate thereof, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or present such statement or omission. CNU and the Sellers and Owners agree that it would not be just and equitable if contribution pursuant to this Section 2(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2(d). The amount paid or payable by an indemnified party as a result of the Losses in respect thereof referred to above in this Section 2(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     3. Expenses.
          (a) Secondary Registration. In connection with the Registration Statement filed pursuant to Section 1(a) of this Agreement: (i) the Sellers and Owners shall pay all the expenses of their legal counsel, accountants and other experts; (ii) CNU shall pay the fees and disbursements of legal counsel for CNU, fees and disbursements of experts used by CNU in connection with such registration, expenses of any audits of CNU incidental to or required in connection with such registration and all expenses of registration not otherwise specifically described in this Section 3(a), including expenses incidental to any post-effective amendment to any such registration statement; and (iii) the Sellers and Owners and any other persons selling securities pursuant to such Registration Statement shall pay all SEC and blue sky registration and filing fees, fees and expenses attributable to the printing and distribution of Prospectuses, underwriting discounts and commissions.
          (b) Incidental Registration. If a Seller’s or Owner’s Registrable Securities are included in any registration statement pursuant to Section 1(b) of this Agreement, CNU shall pay the costs and expenses incurred in connection with the preparation and filing of such registration statement covering such shares, including, but not limited to, the fees and expenses of counsel, accountants and other experts for CNU, printing costs, registration and filing fees and blue sky fees and expenses (other than the incremental portion of the federal and state registration and filing fees attributable to the Seller’s or Owner’s Registrable Securities, which shall be paid by the such Seller or Owner), commissions and expenses of underwriters (other than fees and expenses of underwriters attributable to the Registrable Securities, which shall be paid by such Seller or Owner and all other direct and indirect costs and expenses in connection with the registration and public offering of the Seller’s or Owner’s Registrable Securities. Notwithstanding anything contained herein to the contrary, CNU shall not be required to pay the fees and expenses of counsel for the Sellers or Owners.
     4. Registrable Securities. For purposes of this Agreement, the term “Registrable Securities” shall mean (i) any CNU Shares issued to the Sellers, the Owners or HAC Advisors LLC pursuant to the terms of the Purchase Agreement and (ii) any shares of securities of CNU issued or issuable with respect to the CNU Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganizations.
     5. Information for Registration Statement; Certain Limitations. CNU’s obligations under Section 1 with respect to the Sellers and Owners are expressly conditioned upon (i) such holder furnishing to CNU in writing such information concerning such holder and its controlling persons and the terms of such holder’s proposed offering of shares of the Registrable Securities as CNU shall reasonably request for inclusion in the Registration Statement; and (ii) there not having occurred (a) a material breach by such Seller or Owner or an Affiliate of such Seller or Owner of any agreement, covenant, representation or warranty contained in the Purchase Agreement or any Seller Ancillary Agreement to which such Seller or Owner is a party.
     6. Allocation of Registration Opportunities. In any circumstance in which all of the Registrable Securities and other Securities of CNU with registration rights (“Other Shares”) requested to be included in a registration on behalf of other Security Holders of CNU cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of Shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Seller and Owner and other selling security holders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares that are requested to be registered by such holders.
     7. Rule 144 Covenants. CNU agrees, for a period of two (2) years from the date of this Agreement, to file with the SEC, all reports required to be filed by CNU under the Exchange Act.
     8. Standstill.
          (a) Except as set forth on Schedule 8 to this Agreement, during the six month period starting on the Closing Date, neither Sellers nor Owners shall be permitted to offer or sell any Registrable Securities whether pursuant to the Registration Statement or otherwise.
          (b) During the period commencing on the date that is six months after the Closing Date and ending on the date that is one year after the Closing Date, each Owner shall be permitted to sell during any three-month period up to a maximum of 500,000 CNU Shares pursuant to the Registration Statement provided, however, that for purposes of calculating the number of shares that an Owner may sell under this Section 8(b), such Owner and all of such Owner’s Affiliates who are themselves Owners shall be deemed to be a single Owner and, sales by such Owner shall be aggregated with sales by such Owner’s Affiliates. Solely for purposes of this Section 8(b) Jose M. Garcia and Carlos Garcia shall not be deemed to be Affiliates of each other.
          Sellers and Owners agree that, in addition to any legend that may be required by applicable Requirements of Law, any certificate representing Registrable Securities shall bear a restrictive legend concerning the restrictions set forth in this Section 8.
     9. Termination. The obligations of the parties under Sections 1, 5, 6 and 7 of this Agreement shall terminate and be of no further force and effect on the earlier of (i) the date on which all Registrable Securities may be sold without registration under the Act; (ii) the date on which Sellers and Owners cease to own, in the aggregate, at least ten percent of CNU’s issued and outstanding common stock, (iii) the date on which all Registrable Securities then held by Sellers and Owners become convertible into or exchangeable for securities of CNU or any other person issued under an effective registration statement under the Act and (iv) the date that is three years after the date of this Agreement; provided however, that the obligations of the parties under any other sections of this Agreement shall survive such termination for a period of two years thereafter.
     10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the conflict of law principles thereof
     11. Binding Effect. The obligations of this Agreement shall be binding upon the parties, their heirs, successors and legal representatives.

     12. Assignment. This Agreement may not be assigned by any part without the prior written consent of the other party hereto.
     13. Amendment. Amendments to this Agreement may only be made in writing signed by each of the parties.
     14. Entire Agreement. This Agreement contains the entire understanding of the parties and there are no other agreements, written or oral, regarding the subject matter hereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONTINUCARE CORPORATION
By:
Name:
Title:

SELLER’S REPRESENTATIVE
By:
	Name:	Jose Garcia

EXHIBIT G
INSTRUMENT OF ASSUMPTION
     THIS INSTRUMENT OF ASSUMPTION is made as of _________________ _____, 2006 by MDHC Red, Inc., a Florida corporation (“Retain”) in favor of each of Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One, and, collectively with MDHRS, MDHC, West Dade, Kent, and Pelu, the “Sellers”), provides:
RECITALS:
     Pursuant to that certain Asset Purchase Agreement dated May ___, 2006 (the “Purchase Agreement”) Sellers have sold, transferred and conveyed certain assets to CNU Blue 1, Inc., a Florida corporation (“Buyer”), and Buyer has assumed certain liabilities of the Sellers that are designated as the Assumed Liabilities in the Purchase Agreement. Pursuant to the terms and conditions of the Purchase Agreement, Retain now desires to make a formal assumption from the Sellers of all obligations and liabilities of Sellers, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or nonliquidated (other than the Assumed Liabilities), including, without limitation, all of the Excluded Liabilities (collectively, the “Retained Liabilities”), as contemplated by the Purchase Agreement. Unless otherwise defined or the context otherwise requires, capitalized terms used herein shall have the respective meanings given to them in the Purchase Agreement.
     NOW, THEREFORE, for and in consideration of the transfer of certain of the Excluded Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Retain hereby assumes and agrees to discharge and perform the Retained Liabilities. In the event that Retain shall fail to perform its obligations under this Instrument of Assumption, the Sellers, Buyer, Buyer LLC, and CNU shall be entitled to all rights and remedies available to them with respect to indemnification pursuant to the Purchase Agreement.
     Retain shall not assume or have any responsibility, obligation or liability for or with respect to, the Assumed Liabilities. In the event of a conflict between this Instrument of Assumption and the Purchase Agreement, the terms and provisions of the Purchase Agreement will control.
     IN WITNESS WHEREOF, Retain has caused this Instrument of Assumption to be executed and delivered in a manner sufficient to bind it, as of the day and year first above written.

MDHC RED, INC.
By:
Name:
Title:

G-1

EXHIBIT H
LEASE
BY AND BETWEEN
LANDLORD:
Pelu Properties, Inc.
AND
Kent Management Systems, Inc.
(TENANT)
DATED

TENANT’S PRINCIPAL OFFICER:	Jose M. Garcia, C.E.O.
TENANT’S CURRENT ADDRESS:	2260 SW 8 Street
Miami, FL 33195
PHONE NUMBER:	305-796-9442
LEASE AGREEMENT
THIS LEASE AGREEMENT, dated as of the 1st day of May, 2006 between Pelu Properties,
Inc. “LANDLORD” and Kent Management Systems, Inc. “TENANT”.

WITNESSETH:
ARTICLE I
Basic Lease Provisions
Section 1.01 — Leased Premises.
Landlord hereby demises and leases to the Tenant, and Tenant rents from the Landlord, the premises described as follows (hereinafter the “leased premises”):
All commercial Space located at 4930 E. 10th Ct., Hialeah, Fl. 33012 and all parking spaces located in said complex.
No. of Square Feet: Appx. 8,000 sq ft of rentable space
Section 1.02 — Use of Additional Areas.
The use and occupation by the Tenant of the leased premises shall include the use in common with other entities thereto of the common areas, parking areas, service roads, loading facilities, sidewalks and customer car parking areas as such common areas now exist or as such common areas may hereafter be constructed, and other facilities as may be designated from time to time by the Landlord, subject however to the terms and conditions of this lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by the Landlord.
Section 1.03 — Term.
This lease shall be for the term of 5 Years commencing on 05/01/2006 (hereinafter the “Commencement Date”) and ending April 30, 2011.
Section 1.04 — Commencement of Rent and Term.
The term of this Lease and Tenant’s obligations to pay rent shall commence on the Commencement Date. Throughout the term hereof Tenant agrees, upon request of Landlord or of Landlord’s Mortgages, to execute and deliver without charge and within ten (10) days a written declaration in form and content satisfactory to the requesting party ratifying this lease and the status thereof. Failure by Tenant to execute the declaration required hereunder within said ten (10) days shall be deemed an event of default hereunder and the terms hereby granted are expressly so limited. Anything herein to the contrary notwithstanding, Landlord agrees not to collect nor accept from Tenant and Tenant agrees not to pay Landlord rent of more than one (1) month in advance of its due date.
Section 1.05 — Failure of Tenant to Open
In the event that the Tenant received notice that the leased premises are ready for occupancy as herein defined and fails to take possession and open the leased premises for business within 120 days thereafter, then Tenant shall be in default and the Landlord shall have the right to exercise any remedies herein provided.
Section 1.06 — Excuse of Landlord’s performance.
Landlord shall not be deemed in default with respect to failure to perform any of the terms, covenants and conditions of this lease if same shall be due to any strike, lockout, civil commotion, inability to obtain any materials, service or financing, through Act of God or other cause beyond control of the Landlord.
ARTICLE II
Rent
Section 2.01 — Fixed Minimum Rent.
Throughout the term of this lease (and subject to any earlier termination of the Lease in accordance with its terms) Tenant agrees to pay Landlord as fixed minimum rent the amounts specified below. The fixed minimum annual rent during the term of this lease shall be payable by Tenant in equal monthly installments, on or before the first day of each month, in advance, at the office of the Landlord without any deductions whatsoever as hereinafter set forth (except that simultaneously with the execution of this lease.

FIRST YEAR:	$3,031.67 Per Month	(1) Year Gross Rent: $34,000.00 Sales tax: $2,380.00 $ 36,380

SECOND YEAR:	$3,122.62 Per Month	(2) Year Gross Rent: $35,020.00 Sales tax: $2,451.40 $37,471.40

THIRD YEAR:	$3,216.30 Per Month	(3) Year Gross Rent: $36,070.60 Sales tax: $2,524.95 $38,595.55

FOURTH YEAR:	$3,312.79 Per Month	(4) Year Gross Rent: $37,152.72 Sales tax: $2,600.69 $39,753.41

FIFTH YEAR:	$3,412.17 Per Month	(5) Year Gross Rent: $38,267.30 Sales tax: $2,678.72 $40,946.02
Section 2.02 — Taxes and Insurance.
Tenant shall pay Property Taxes and Insurance. The insurance shall be in an insurance company approved by Landlord and a certified copy of the policy and/or certificate of insurance shall be delivered to Landlord.

Section 2.03 — Sales, Use and Rent Taxes
Tenant shall pay as additional rent all taxes in the nature of sales, use or similar taxes, now or hereafter assessed or levied by any taxing authority upon the payment of fixed rent or additional rent, and which the Landlord is required or permitted to collect from Tenant, payable simultaneously with the payment of fixed rent or additional rent, as applicable.
Section 2.04 — License.
All common areas and facilities not within the leased premises, which Tenant may be permitted to use and occupy, are to be used and occupied under a revocable license, and if any such license be revoked or if the amount of such areas be diminished, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall revocation or diminution of such areas be deemed constructive or actual eviction. Notwithstanding anything herein to the contrary, Landlord shall not be permitted to revoke or terminate any license in favor of Tenant to use and occupy any common areas or facilities not within the leased premises or diminish the amount of such areas covered by any such license unless an event of default specified in Section 17.01 of this Lease shall occur and be continuing.
Section 2.05 — Additional Rent.
In order to give Landlord a lien of equal priority with Landlord’s lien for rent, and for no other purpose, any and all sums of money or charges required to be paid by Tenant under this lease whether or not same be so designated, shall be considered “additional rent.” If such amounts or charges are not paid at the time provided in this lease, they shall nevertheless, if not paid when due, be collectible as additional rent with the next payment of any amount of money or charges as the same becomes due and payable hereunder or limit any other remedy of Landlord (See Below).
ARTICLE III
Construction of Leased Premises
Section 3.01 — Landlord’s Work
Landlord agrees that it will supply, at its expense, its standard store as more particularly set forth in Exhibit “A” attached hereto and made a part hereof. Landlord shall notify Tenant when Landlord has completed Landlord’s work pursuant to said Exhibit “A”.
The Landlord intends to complete the subject improvements on or about Ready to Use. If the Landlord is unable to give possession of the demised premises on the date stipulated in paragraph 1 hereof as the commencement of the term hereof by reason of the holding over of any prior Tenant of Landlord’s failure to complete the subject improvements, or for any other reason, an abatement or diminution of the rent to be paid hereunder shall be allowed Tenant under such circumstances, but nothing herein shall operate to extend the term.
Additional Rent. Late Charge.

If Tenant fails to pay the rent in the full before the end of the 10th day after it is due, Tenant will pay Landlord a late charge of $25.00. Landlord does not waive the right to insist on payment of the rent in full on the date it is due. Money paid by the Tenant to the Landlord shall be applied to the Tenant’s account in the following order: first, to outstanding late fees and returned check fees; second, to outstanding legal fees and/or court costs legally chargeable to Tenant; and third, to rent.
Landlord’s liability to Tenant for any loss or damage to Tenant on account of said delay in obtaining possession of the premises. If Landlord is unable to give possession of the demised premises to Tenant within one hundred twenty (120) days next after the stipulated commencement of this Lease, then Tenant shall have the right to cancel this Lease upon written notice hereof delivered to Landlord within ten (10) days after the lapse of said one hundred twenty (120) day period; and, upon such cancellation, Landlord and Tenant shall each be released and discharged from all liability hereunder each to the other. Failure by the Tenant to make timely delivery of said written notice of cancellation shall be conclusively deemed to constitute a waiver of Tenant’s right to cancel as provided by this paragraph.
Section 3.02 — Tenant’s Work.
Tenant agrees, at its own cost and expense, to perform all work which is necessary to make the leased premises conform with Tenant’s plans to be approved by Landlord. Within thirty (30) days after execution of this lease, Tenant shall furnish Landlord, for Landlord’s written approval, Tenant’s plans and specifications. Landlord agrees it will not unreasonably withhold such approval, it being the purpose of this requirement that Tenant’s leased premises be fixtured and laid out so as not to be a detriment to the other Tenants in the building of which the Premixes are a part and that Tenant’s work shall be detrimental to Landlord’s building.
Section 3.03 — Acceptance by Tenant.
(a) If Landlord’s work has been completed at the time this lease is executed, Tenant certifies that it has inspected the leased premises and accepts same in its existing condition; in such event no repair work, alterations, or remodeling of the leased premises shall be required to be done by Landlord as a condition of this lease or otherwise.
(b) If Landlord’s work is not completed when this Lease is executed, Tenant agrees that acceptance by Tenant of possession of the leased premises for the purpose of construction of Tenant’s improvements or the issuance of a certificate of Occupancy for the premises will be deemed as an acceptance of the leased premises in its then existing condition and the satisfactory completion of all of Landlord’s work.
Section 3.04 — Changes and Additions to Building.
Landlord hereby reserves the right at any time to perform maintenance operations and to make the repairs, alterations or additions, and to build stories on the building in which the premises are contained and to build adjoining the same. Tenant agrees to cooperate with Landlord permitting Landlord to accomplish any such maintenance, repairs, alterations, additions or construction. Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned by any maintenance, repairs, alterations, additions or construction.
ARTICLE IV
Conduct of Business by Tenant
Section 4.01 — Use of Premises.
Tenant shall use the leased premises solely for the purpose of: warehouse and storage.
Tenant shall occupy the leased premises without delay upon commencement of the term of this lease, and shall conduct continuously in the leased premises the business above stated. Tenant will not use or permit, or suffer the use of the leased premises for any other business or purpose.
Section 4.02 — Operation of Business.
Tenant shall conduct business in the leased premises during the regular customary days and hours for such type of business in Miami-Dade County, Florida. Tenant shall not perform any acts or carry on any practices which may damage the building or improvements or be a nuisance or menace to other Tenants in the building or their customers, employees or invites or which will result in the increase of casualty insurance premiums; provided, however, that Tenant shall at all times during the term of this Lease be permitted to conduct activities consistent with the operation of a medical office on the leased premises.
ARTICLE V
Security Deposit
Section 5.01 — Amount of Deposit.
Tenant contemporaneously with the execution of this lease, has deposited with the Landlord the sum of $None receipt of which is hereby acknowledged by Landlord, receipt of which is hereby acknowledged by Landlord, if by check, subject to collection. Said deposit shall be held by Landlord, without liability for interest and may be commingled with other funds of Landlord, as security for the faithful performance by Tenant of all terms, covenants, and conditions of this lease by Tenant to be kept and performed during the term hereof. If this lease shall terminate or be terminated by reason of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this lease, then Landlord, at its option, may appropriate and apply said entire deposit, or so much thereof as may be necessary to compensate the Landlord for all loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant.
Section 5.02 — Transfer of Deposit.
Landlord may deliver the funds deposited hereunder by Tenant to the purchaser or transferee of Landlord’s interest in the leased premises, in the event that such interest be sold or transferred, and thereupon Landlord shall be discharged from any further liability with respect to such deposit and this Lease Agreement.

ARTICLE VI
Signs, Awnings, Canopies, Fixtures, Alteration
Section 6.01 — Installation by Tenant.
All fixtures installed by Tenant shall be new or completely reconditioned. Tenant shall not make or cause to be made any alterations, conditions or improvements or install or cause to be installed any exterior signs, exterior lighting, plumbing fixtures, shades or awnings or make any changes to the store front without first obtaining Landlord’s written approval and consent. Tenant shall present to Landlord plans and specifications for such work at the time approval is sought. All alterations, improvements, and additions made by Tenant as aforesaid shall remain upon the premises at the expiration or earlier termination of this lease and shall become the property of Landlord, unless Landlord shall, prior to the termination of the Lease, have given written notice to Tenant to remove the same, in which event Tenant shall remove such alterations, improvements, and additions and restore the premises to the same good order and condition in which it was at the commencement of this Lease ordinary wear and tear excepted. Should Tenant fail to do so, Landlord may do so, collecting, at Landlord’s option, the cost and expense thereof from the Tenant as additional rent. All alterations, decorations, additions and improvements made by Tenant, or made by the Landlord on the Tenants behalf by agreement under this Lease, shall remain the property of the Tenant for the term of this lease, or any extension or renewal thereof. The Tenant shall at all times maintain fire insurance with extended coverage in the name of the Landlord and the Tenant, in an amount adequate to cover the cost of replacement of all alterations, decorations, additions or improvements in the event of fire or extended coverage loss. Tenant shall deliver to the Landlord certificates of such fire insurance policies which shall contain a clause requiring the insurer to give the Landlord thirty (30) days of notice of cancellation of such policies. Such alterations, decorations, additions and improvements shall not be removed from the premises without prior consent in writing from the Landlord, which consent will not be unreasonably withheld or delayed.
Section 6.02 — Tenant Shall Discharge All Liens.
Tenant shall promptly pay all contractors and material man, so as to minimize the possibility of a lien attaching to the leased premises, and should any such lien be made or filed, Tenant shall bond against or discharge the same within thirty (30) days thereafter.
The Tenant herein shall not have any authority to create any liens for labor or material on the Landlord’s interest in the above described property, and all persons contracting with the Tenant for the doing of any work or the furnishing of any materials on or to the premises and all material man, contractors, mechanics and laborers, are hereby charged with notice that they must look to the Tenant only to secure the payment of any bill for work done or material furnished during the term of this Lease.

ARTICLE VII
Repairs and Maintenance of Leased Premises.
Section 7.01 — Responsibility of Tenant.
(a) Without limiting the generality of the foregoing subparagraph 7.01 (b), Tenant agrees to repair and maintain in good order and condition the non-structural interior portion of the leased premises, including store fronts, show windows, doors, windows, plate and window glass.
(b) Tenant will not install any equipment which exceeds the capacity of the utility lines leading into the leased premises of the building of which the leased premises constitute a portion.
(c) Tenant, its employees, or agents, shall not mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, wood, stone or ironwork without Landlord’s written consent.
(d) Tenant shall comply with the requirements of all laws, orders, ordinances and regulations of all governmental authorities and will not permit any waste of property to be done and will take good care of the leased premises at all times.
(e) If Tenant refuses or neglects to repair properly as required hereunder and to the reasonable satisfaction of Landlord as soon as reasonably possible after written demand, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandize, fixtures, or other property, or to Tenant’s business by reason thereof and upon completion thereof, Tenant shall pay Landlord’s cost for making such repairs, plus twenty percent (20%) for overhead, upon presentation of bill therefor, as additional rent, said bill shall include interest at eighteen percent (18%) per annum or said cost from the date of completion of repairs by Landlord. In the event Landlord shall undertake any maintenance or repair in the course of which it shall be determined that such maintenance or repair work was made necessary by the negligence or willful act of Tenant or any of its employees or agents or that the maintenance or repair is, under the terms of this lease, the responsibility of Tenant, Tenant shall pay Landlord’s cost therefor plus overhead and interest as above provided in this section together with the monthly rents payment next due.
(f) Landlord reserves the right to enter the leased premises and to make such repairs and to do such work on or about said premises as Landlord may deem desirable, necessary or proper or that Landlord may be lawfully required to make. Landlord reserves the right to visit and inspect said premises at all reasonable times and show same to prospective tenants, purchasers or mortgagors; provided, however, that Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned thereby.
(g) Neither Landlord nor Landlord’s agent or servants shall be liable for any damages caused by or growing out of any breakage, leakage, getting out of order or defective condition of electric wiring, air conditioning or heating pipes and equipment, closets, plumbing, appliances, sprinklers, other equipment, or other facilities serving the leased premises. Neither Landlord nor Landlord’s agents or servants shall be liable for any damages caused by, or growing out of any defect in the building or any part thereof, or in said leased premises or in any part thereof, or caused by, or growing out of, fire, rain, wind or other cause other than any damages conclusively determined to have been caused by Landlord’s gross negligence or willful misconduct.
(h) All property belonging to Tenant or any occupant of leased premises are there at the risk of Tenant or such other person only, and Landlord shall not be liable for damages thereto or theft or misappropriation thereof.
(i) Tenant shall at its own expense perform all janitorial and cleaning services within the premises and of the sidewalk or parking area immediately adjacent to the leased premises in order to keep same in a neat, clean and orderly condition.
ARTICLE VIII
Insurance and Indemnity
Section 8.01 — Liability Insurance
Tenant shall, during the term hereof, keep in full force and effect, bodily injury and property damage comprehensive public liability insurance with respect to the licensed premises for the combined single coverage of not less than $100,000. The policy shall name Landlord, any person, firms or corporations designated by Landlord, and Tenant as insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice. The insurance shall be in an insurance company approved by Landlord and a certified copy of the policy and/or certificate of insurance shall be delivered to Landlord.
Section 8.02 — Plate Glass Insurance.
The replacement of any plate glass damaged or broken from any cause whatsoever in and about the leased premises shall be Tenant’s responsibility. Tenant shall, during the entire term hereof, keep in full force and effect a policy of plate glass insurance covering all the plate glass of the leased premises. The policy shall name Landlord and any person, firm or corporation designated by Landlord and Tenant as insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice. The insurance shall be in an insurance company approved by the Landlord and a copy of the policy and/or a certificate of insurance shall be delivered to Landlord.
Section 8.03 — Increase in Insurance Premiums.
Tenant agrees that it will not keep, use, sell or offer for sale in or upon the leased premises any article which may be prohibited by the standard form of fire and extended risk insurance policy. Tenant agrees to pay any increase in premiums for casualty, loss or rent, fire and extended coverage that may be charged during the term of this lease on the amount of such insurance which may be carried by Landlord on said premises or the building of which they are a part, resulting from the type of merchandise sold by Tenant in the leased premises or from Tenant’s use or occupancy, whether or not Landlord has consented to the same. In from determining whether increase premiums are result of Tenant’s use of the leased premises, a schedule issued by the organization making the insurance rate on the leased premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the leased premises. Tenant agrees to promptly make, at Tenant’s cost, any repairs, alterations, changes and/or improvements to equipment in the leased premises required by the company issuing Landlord’s fire insurance so as to avoid the cancellation of, or cause the increase in premiums on said insurance.
Section 8.04 — Indemnification of Landlord.
Tenant shall indemnity Landlord and save it harmless from and against all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the leased premises, or the occupancy or use by Tenant of the leased premises of any part thereof, or occasioned wholly or in part by an act or omission of Tenant, its agents, contractors, employees, servants, lessees, or concessionaires, whether occurring in or about the leased premises or outside the leased premises but within the Common Areas. In the case Landlord shall be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord in enforcing the covenants and agreements in this lease.
Section 8.05 — Waiver of Subrogation.
Landlord and Tenant waive, unless said waiver should invalidate any such insurance, their right to recover damages against each other for any reason whatsoever to the extent the damaged party recovers indemnity from its insurance carrier.
ARTICLE IX
Utilities
     Section 9.01 — Payment of Utilities.
     Tenant shall be solely responsible for and promptly pay all charges for gas, electricity or any other utility used or consumed in the leased premises. Should Landlord elect to supply any utility used or consumed in the leased premises, Tenant agrees to purchase and pay for the same as additional rent at the applicable rates charged to the Landlord. In no event shall Landlord be liable for any interruption or failure in the supply of any such utilities to the leased premises.

Tenant shall pay for:	x Garbage Removal	x Electricity
	x Water	x Telephone
	Gas	other utilities
ARTICLE X
Attornment, Subordination
Section 10.01 — Attornment.
Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made the Landlord covering the leased premises or in the event a deed is given in lieu of foreclosure of any such mortgage, attorn to the purchaser or grantee in lieu of foreclosure upon any such foreclosure or Sale and recognize such purchaser or grantee in lieu of foreclosure as the Landlord under this lease.
Section 10.02 — Subordination.
Tenant agrees that this lease and the interest of Tenant therein shall be, and the same hereby is made subject and subordinated at all times to all covenants, restrictions, assessments and other encumbrances now or hereafter affecting the fee title of the building containing the premises and to all ground and underlying leases and to any mortgages in any amounts, and all advances made and to be made thereon, which may now or at any time throughout the term of this lease be placed against or affect any or all of the land and/or all of the buildings and improvements, including the leased premises, and to all renewals, modifications, consolidations, participation, replacements and extensions thereof. The term “mortgages” as used herein shall be deemed to include trust indentures and deed of trust. The aforesaid provisions shall be self-operative and no further instrument of subordination shall be necessary unless required by any such ground or underlying lessor or mortgagees. Should Landlord or any ground or underlying lessors or mortgagees desire confirmation of such subordination, then Tenant, within ten (10) days following Landlord’s written request therefore, agrees to execute and deliver, without charge, any and all documents (in form acceptable to Landlord and such ground or underlying lessors or mortgagees) subordinating this lease and the Tenant’s rights hereunder. However, should any such ground or underlying lessors or any mortgagees request that this lease be made superior, rather than subordinate, to any ground or underlying lease and/or mortgage, then Tenant, within ten (10) days following Landlord’s written request therefor, agrees to execute and deliver, without charge, any and all documents (in form acceptable to Landlord and such underground lessors or mortgagees) effectuating such priority.
ARTICLE XI
Assignment and Subletting
Section 11.01 — Significant Change of Ownership.
Tenant is a partnership. Tenant represents that the partner executing this lease is duly authorized to execute the same on behalf of the partnership. If there shall occur any change in the ownership of the interest of the general partners of the partnership, whether such change results from a sale, assignment, bequest, inheritance, operation of law or otherwise, or if the partnership is dissolved, without the prior written consent of Landlord, then Landlord shall have the option to terminate this lease upon ten (10) days notice to Tenant. If Tenant is a partnership, Tenant represents that the partner executing this lease is duly authorized to execute the same on behalf of the partnership. If there shall occur any change in the ownership of the interest of the general partners of the partnership, whether such change results from a sale, assignment, bequest, inheritance, operation of law or otherwise, or if the partnership is dissolved, without the prior written consent of Landlord, then Landlord shall have the option to terminate this lease upon ten (10) days notice to Tenant. Notwithstanding the foregoing, it is understood and agreed that any change of ownership of Tenant resulting from any person or entity acquiring, directly or indirectly, substantially all of the business or assets of any entity that owns or controls Tenant shall not give Landlord a the right to terminate this Lease.

ARTICLE XII
Governmental Regulations
Section 12.01 — Government Regulations.
Tenant shall, at Tenant’s sole cost and expense, comply with all county, municipal, state, federal laws, orders, ordinances and other applicable requirements of all governmental authorities, now in force, or which may hereafter be in force, pertaining to the leased premises, and shall faithfully observe in the use and occupancy of the leased premises all municipal and county ordinances and state and federal statutes now in force or which may hereafter be in force. Landlord shall, at Landlord’s sole cost and expense, comply with all county, municipal, state, and federal laws, orders, ordinances and other applicable requirements of all governmental authorities, now in force, or which may hereafter be in force, pertaining to the common areas and facilities not within the leased premises.
ARTICLE XIII
Rules and Regulations
Section 13.01 — Rules and Regulations.
Landlord reserves the right from time to time to adopt, suspend, amend or supplement reasonable rules and regulations, and to adopt and promulgate additional rules and regulations applicable to the leased premises. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to Tenant. Tenant acknowledges receipt of and agrees to abide by the Rules and Regulations presently in effect a copy of which is attached hereto; provided, however, that Landlord shall not adopt or promulgate any rules and regulations that are inconsistent with the operation of a medical office on the leased premises nor amend, suspend or supplement any rules and regulations that would prevent or materially limit the ability of Tenant to operate a medical office on the leased premises.
ARTICLE XIV
Advertising
Section 14.01 — Solicitation of Business.
Tenant and Tenant’s employees ands agents shall not solicit business in the parking or other common areas, nor shall Tenants distribute any handbills or other advertising matter in automobiles parked in the parking area or in other common areas.
ARTICLE XV
Destruction of Leased Premises.
Section 15.01 — Total or Partial Destruction.
If the leased premises shall be damaged by fire, the elements, unavoidable accident or other casualty, without the fault of Tenant, but are not thereby rendered untenantable in whole or in part, Landlord shall at its own expenses cause such damage, except to Tenant’s equipment and trade fixtures, to be repaired, and the rent and other charges shall not be abated. If by reason of such occurrence, the premises shall be rendered untenantable only in part, Landlord shall at its own expense cause the damage, except to Tenant’s equipment and trade fixtures, to be repaired, but only to the extent of Landlord’s original obligation to construct pursuant to Section 3.01, and the fixed minimum rent meanwhile shall be abated proportionately as to the portion of the premises rendered untenantable; provided, however, if such damage shall occur during the last two (2) years of the term of this lease (or of any renewal term), Landlord shall have the right to be exercised by notice to Tenant within sixty (60) days after said occurrence, to elect not to repair such damage and to cancel and terminate this lease effective as of a date stipulated in Landlord’s notice, which shall not be earlier than thirty (30) days nor later than sixty (60) days after the giving of such notice. If the premises shall be rendered wholly untenantable by reason of such occurrence, the Landlord shall at its own expense cause such damage, except to Tenant’s equipment and trade fixtures, to be repaired, but only to the extent of the Landlord’s original obligation to construct pursuant to Section 3.01 and the fixed minimum rent meanwhile shall be abated in whole or in part except that Landlord shall have the right to be exercised by notice to Tenant within sixty (60) days after said occurrence, to elect not to reconstruct the destroyed premises, and in such event this shall be construed to permit the abatement in whole or in part of the charges for insurance, taxes and operating costs attributable to any period during which the demised premises shall be in untenantable condition, nor shall there be any abatement in these items nor the fixed minimum rent if such damage is caused by the fault of the Tenant. Whenever the fixed minimum rent shall be abated pursuant to this Section 15.01, such abatement shall continue until the date which shall be the sooner to occur of (i) fifteen (15) days after notice by Landlord to Tenant that the leased premises has been substantially repaired and restored, or (ii) the date Tenant’s business operations are restored in the entire leased premises. Notwithstanding the foregoing or anything else herein to the contrary, if the leased premises shall be damaged by fire, the elements, unavoidable accident or other casualty without the fault of Tenant and as a result either: (a) fifty (50%) or more of the of the leased premises are rendered untenantable thereby; or (b) the building of which the leased premises is a part is destroyed; then, if such damage or destruction shall occur during the last year of the term of this Lease (or any renewal term) Tenant shall have the right, to be exercised by notice to Landlord, to cancel and terminate this Lease effective as of the date stipulated in Tenant’s notice which shall not be earlier than thirty (30) days nor later than sixty (60) days after the giving of such notice.
Section 15.02 — Partial Destruction of Building.
In the event that fifty percent (50%) or more of the rentable area of the building of which the premises are a part shall be damaged or destroyed by fire or other causes, notwithstanding any other provisions contained herein and that the leased premises may be unaffected by such fire or other causes, Landlord shall have the right to be exercised by notice in writing to Tenant within sixty (60) days after said occurrence, to elect to cancel and terminate this lease. Upon the giving of such notice to Tenant, the term of this lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the leased premises and surrender the same to Landlord.
ARTICLE XVI
Eminent Domain
Section 16.01 — Total Condemnation.

If the whole of the leased premises shall be acquired or condemned by eminent domain for a public quasi-public use or purpose, then the term of this lease shall cease and terminate as of the date of title vesting in such proceeding and all rentals and other charges shall be paid to that date and Tenant shall have no claim against Landlord for the value of any unexpired term of this lease.
Section 16.02 — Partial Condemnation.
If any part of the leased premises shall be acquired or condemned by eminent domain for public or quasi-public use or purpose, and in the event that such partial taking or condemnation shall, in the opinion of the Landlord, render the leased premises unsuitable for the business of the Tenant, then Landlord shall have the right to terminate this lease by notice given to the Tenant within sixty (60) days after the date of title vesting in such proceeding and Tenant shall have no claim against Landlord for the value of any unexpired term of this lease. In the event of a partial taking or condemnation which is not extensive enough to render the premises unsuitable for the business of the Tenant, then Landlord shall promptly restore the leased premises (exclusive of Tenant’s equipment and trade fixtures) to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking and the building of which the leased premises forms a part to the extent necessary to constitute the portion of the building not so taken as a complete architectural unit; provided that Landlord shall not in any event be required to spend for such repair, restoration or alteration work an amount in excess of the respective amounts received by Landlord as damages for the taking of such part of the leased premises and of the building of which the same forms part. As used herein, “received by Landlord” shall mean that portion of the award or damages in condemnation received by Landlord from the condemning authority which is free and clear of all prior claims or collections by the holders of any mortgages or deeds of trust or any ground or underlying lessors, and this lease shall continue in full force and effect except that the fixed minimum annual rent shall be reduced in proportion to the portion of the leased premises lost in the taking. If more than twenty percent (20%) of the floor area of the building shall be taken as aforesaid (whether or not the leased premises shall be affected by the taking), Landlord shall have the right to terminate this lease by notice to Tenant given within sixty (60) days after the date of title vesting in such proceeding and Tenant shall have no claim against Landlord for the value of the unexpired term of this lease.
ARTICLE XVII
Default of Tenant
Section 17.01 — Event of Default.
Upon the happening of one or more of the events as expressed below, the Landlord shall have any and all rights and remedies hereinafter set forth:
(a) In the event Tenant should fail to pay anyone or more of the said monthly installments or rent, or any other sums required to be paid hereunder, as and when the same becomes due.
(b) In the event a petition in Bankruptcy be filed by the Tenant, or be filed against Tenant, and such petition is not dismissed within thirty (30) days from the filing thereof, or in the event Tenant is adjudged a bankrupt.

(c) In the event an assignment for the benefit of the creditors is made by Tenant.
(d) In the event of an appointment of any court of a receiver or other court officer on Tenant’s property and such receivership is not dismissed within thirty (30) days from such appointment.
(e) In the event Tenant removes, attempts to remove, or permits to be removed from the leased premises, except in the usual course of trade, the goods, furniture, effects or other property of the Tenant brought thereon.
(f) In the event Tenant, before the expiration of the term hereof and without the written consent of the Landlord, vacates the leased premises or abandons the possession thereof, or uses the same for purposes other than the purposes for which the same is hereby leased, or ceases to use the leased premises for the purposes herein expressed.
(g) In the event an execution or other legal process is levied upon the goods, furniture, effects or other property of Tenant brought on the leased premises, or upon the interest of Tenant in this lease, and the same is not satisfied or dismissed within ten (10) days from this levy.
(h) In the event the Tenant fails to keep, observe or perform any of the other terms, conditions or covenants on the part of Tenant herein to be kept, observed and performed for more than ten (10) days after written notice thereof is given by Landlord to Tenant specifying the nature of such default, or if the default so specified shall not be of such nature that the same cannot be reasonably cured or remedied within the said ten (10) days period, if Tenant shall not in good faith have commenced the curing and shall not hereafter continuously and diligently proceed therewith to completion.
Section 17.02 — Remedies of Landlord.
(a) In the event of any such default or breach, Landlord shall have the immediate right to re-enter the leased premises, either by summary proceedings or other lawful method, and to dispossess Tenant and all other occupants therefrom and remove and dispose of all property therein in the manner provided in subdivision (c) of this section, without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Landlord shall also have the right, at the option of the Landlord, to terminate this lease upon ten (10) days written notice to Tenant, and to thereupon re-enter and take possession of said premises in any manner above described. In the event of any such default or breach, Landlord shall have the right, at its option, from time to time, without terminating this lease, to re-enter and re-let the premises or any part thereof, with or without legal process, as the agent and for the account of Tenant, upon such terms and conditions as Landlord may deem advisable or satisfactory, in which event the rents received on such re-letting and collection including but not limited to, necessary renovation and alterations of the leased premises, reasonable attorney’s fees, any real estate commissions paid, and thereafter payments of all sums due or to become due Landlord hereunder, and if sufficient sum shall not be thus realized or secured to pay such sums and other charges, (i) at the Landlord’s option, Tenant shall pay Landlord any deficiency monthly, notwithstanding Landlord may have received rental in excess of the rental stipulated in this lease in previous or subsequent months, and Landlord may bring an action therefore as such monthly deficiency shall arise, or (ii) at Landlord’s option, the entire deficiency, which is subject to ascertainment for the remaining to require Landlord to re-enter and re-let in any event. The Landlord shall not, in any event be required to pay Tenant any surplus of any sums received by Landlord on a re-letting of said premises in excess of rent provided in this lease.
(b) In the event of any default or breach, the Landlord shall have the right, at its option, to declare the rents for the entire remaining term and other indebtedness, if any, immediately due and payable without regard to whether or not possession shall have been surrendered to or taken by Landlord, and may commence action immediately thereupon and recover judgment therefor.
Thereof, and the Tenant hereby waives any and all loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.
(c) The Landlord, in addition to other rights and remedies it may have, shall have the right to remove all or any part of the Tenant’s property from said premises and any property removed may be stored in any public warehouse or elsewhere at the cost of and for the account Tenant and the Landlord shall not be responsible for the care of safekeeping thereof, and the Tenant hereby waives any and all loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.
(d) Any and all rights, remedies and options given in this lease to Landlord shall be cumulative and in addition to and without waiver of or in derogation of any right or remedy given to it under any law now or hereafter in effect.
Section 17.03 — Waiver.
The waiver of Landlord of any breach of any term, condition or covenant herein contained shall not be waiver of such term, condition or covenant, or subsequent breach of the same or any other term, condition or covenant herein contained. The consent or approval by Landlord to or any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to approval of any subsequent similar act by Tenant. No re-entry hereunder shall bar the recovery or rents or damages for the breach of any of the terms, conditions or covenants on the part of Tenant herein contained. The receipt of rent after breach or condition broken, or delay on the part of Landlord to enforce any right hereunder, shall not be deemed a waiver of forfeiture, or a waiver of the right of Landlord to annul this lease or to re-enter said leased premises or to re-let same.
Section 17.04 — Expenses of Enforcement.
In the event any payment due Landlord under this lease shall not have paid ten (10) days after due date, Tenant agrees to pay the sum of Ten Dollars ($10.00) per day, or five percent (5%) of the amount due, whichever is greater, for such delinquent payment until made. In the event that any check, bank draft, order for payment or negotiable instrument given for any payment under this lease shall be dishonored for any reason whatsoever not attributable to Landlord, Landlord shall be entitled to make an administrative charge to Tenant of Twenty-Five Dollars ($25.00). In the event it shall be necessary for Landlord to give more than one (1) written notice to Tenant of any violation of this lease, Landlord shall be entitled to make an administrative charge to Tenant of Twenty-Five Dollars ($25.00) for each such notice. Tenant recognized and agrees that the charges which Landlord is entitled to make upon the conditions stated in this section, represent, at the time this lease is made, a fair and reasonable estimate and liquidation of the costs of Landlord in the administration of the building resulting to Landlord from the events described which costs are not contemplated or included in any other rental or charges provided to be paid by Tenant to Landlord in this lease. Any charges becoming due under this Section of this lease shall be added and become due with the next ensuing monthly payment of fixed minimum rental and shall be collectable as a part thereof.
Section 17.05 — Legal Expenses.
In the event that it shall become necessary for Landlord to employ the services of any attorney to enforce any of its rights under this lease to collect any sums due to it under this lease or to remedy the breach of any covenant of this lease on the part of the Tenant to be kept or performed, regardless of whether suit is brought, Tenant shall pay to Landlord such fees as shall be charged by Landlord’s attorney for such services.
ARTICLE XVIII
Access by Landlord
Section 18.01 — Right of Entry.
Landlord and Landlord’s agent shall have the right to enter the leased premises at all times to examine the same, and to show them to prospective purchasers or leases of the building, and to make such repair or alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part and the rent reserved shall in no way abate while said repairs, alterations, improvements or additions are being made unless Tenant is prevented from operating in the leased premises in whole or in part, in which event rent shall be proportionately abated during said period. During the six (6) months prior to the expiration of the term of this lease or any renewal term, Landlord may exhibit the premises to prospective tenants or purchasers, and place upon the premises the usual notices “To Let” or “For Sale” which notices Tenant shall permit to remain without molestation. If Tenant shall not be personally present to open and permit as entry into said premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agent may enter same without, in any manner, affecting the obligations and covenants of this lease, nothing herein contained however, shall be construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, maintenance or repair of the building or any part thereof, except as otherwise herein specifically provided. Notwithstanding anything herein to the contrary, Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned by any entry by Landlord or Landlord’s agents on, examination or showing of, or repair, alteration, improvement, or addition to the leased premises.
ARTICLE XIX
Tenant’s Property
Section 19.01 — Taxes on Leasehold or Personalty.

Tenant shall be responsible for and shall pay before delinquent all municipal, county or state taxes assessed during the term of this lease against any leasehold interest or personal property of any kind, owned by or placed in, upon or about the leased premises by the Tenant.
Section 19.02 — Notice by Tenant.
Tenant shall give immediate notice to Landlord in case of fire or accidents in the leased premises or in the building of which the premises are a part or of defects therein or in any fixture or equipment.
ARTICLE XX
Holding over; Successor
Section 20.01 — Holding Over.
In the event Tenant remains in possession of the leased premises after the expiration of the tenancy created hereunder, and without the execution of a new lease or other agreement in writing, Tenant, at the option of Landlord, shall be deemed to be occupying the leased premises as a Tenant from month-to-month, at a monthly rent equal to two (2) time the fixed minimum rent payable during the last month of the lease term and a twenty-five percent (25%) increase for each month that occupancy continues thereafter.
Section 20.02 — Successors.
All rights and liability herein given to, or imposed upon the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the said parties; and if there shall be more than one Tenant, they shall be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided in section 11.01 hereof. Nothing contained in this lease shall in any manner restrict Landlord’s right to assign or encumber this lease and, in the event Landlord sells or transfers its interest in the building and the purchaser or transferor assumes Landlord’s obligations and covenants, Landlord shall thereupon be relieved of all further obligations hereunder.
ARTICLE XXI
Quiet Enjoyment
Section 21.01 — Landlord’s Covenant.
Upon payment by the Tenant of the rents herein provided, and upon the observance and performances of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the leased premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under that Landlord, subject, nevertheless, to the terms and conditions of this lease.

ARTICLE XXII
Miscellaneous
Section 22.01 — Accord and satisfaction.
No payment by tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than an account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying the check or payment as rent be deemed an accord and satisfaction, and landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in therein provided.
Section 22.02 — Entire Agreement.
The lease and the exhibits, and rider, if any, attached hereto and forming a part hereof, set forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the leased premises and there are no covenants, promises, conditions or understanding, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, change or addition to this lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.
Section 22.03 — No Partnership.
Landlord does not, in any way or any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant.
Section 22.04 — Force Majeure.
In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing act is required under the terms of this lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period of such delay. The provisions of this section 22.04 shall not operate to excuse Tenant from the prompt payment of rent, percentage rent, additional rent or any other payment required under the terms of this lease.
Section 22.05 — Notices.
All notices shall be in writing.
(a) Any notice by Tenant to Landlord must be served by certified or registered mail, postage prepaid, addressed to Landlord at the address first hereinabove given or at such other address as Landlord may designate by written notice.
(b) After commencement of the term hereof any notice by Landlord to Tenant shall be serviced by first class mail, postage prepaid, addressed to Tenant at the leased premises or at such address as Tenant shall designate by written notice or by delivery by Landlord to the leased premises or to such other address. Prior to the commencement of the term hereof such notice may be given by Landlord by such mail or delivery at the address designated for Tenant on the cover sheet of this Lease.
(c) Notice shall be deemed to be properly given if addressed to Tenant at the last known address, if such first class mail is refused or otherwise not delivered.
Section 22.06 — Captions and Section Numbers.
The captions, section numbers, article number on the index appearing in this lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope of intent or subsections or articles of this lease nor in any way affect this lease.
Section 22.07 — Tenant Defined, Use of Pronoun.
The word “Tenant” shall be deemed and taken to mean each and every person mentioned as a Tenant herein be the same, one or more, and if there shall be more than one Tenant, any notice required or permitted by the terms of this lease may be given by or to anyone thereof and shall have the same force and effect as if given to all thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation or a group of two or more individuals or corporations. The necessary grammatical change required to make the provisions of this lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.
Section 22.08 — Partial Validity.
If any term, covenant or condition of this lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this lease shall be valid and be enforced to the fullest extent permitted by law.
Section 22.09 — No Option.
The submission of this lease for examination does not constitute a reservation of or option for the leased premises and this lease becomes effective as a lease only upon execution and delivery thereof by Landlord to Tenant.
Section 22.10 — Recording.
Tenant shall not record this lease or any memorandum thereof without the written consent of Landlord.
Section 22.11 — Liability of Landlord.

Anything contained in this lease at law or in equity to be the contrary notwithstanding, Tenant expressly acknowledges and agrees that there shall at no time be or in any way related hereto or the leased premises; it being further acknowledged and agreed that Tenant is accepting this lease and the estate created hereby upon and subject to the understanding that it shall not enforce or seek to enforce any claim or judgment or any other matter, for money or otherwise, personally or directly against Landlord or an officer, director, stockholder, partner, principal (disclosed or undisclosed), representatives or agent of Landlord, but will look solely to the Landlord’s interest in the building of which the Premises is a part for the satisfaction of any and all claims, remedies or judgments (or other judicial process) in favor of Tenant requiring the payment of money by Landlord in the event of any breach by landlord of any of the terms, covenants or agreements to be performed by Landlord under this lease or otherwise, subject, however, to the prior rights of any ground or underlying lessors or the holders of the mortgage encumbering the same and no other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claims; such exculpation of personal liability as herein set forth to be absolute, unconditional and without exception of any kind.
Section 22.12 — Guaranty of Lease.
The person(s) who execute this lease at the place provided below for Guarantors, if any, express their agreement to the terms hereof and unconditionally hereby, jointly and severally, personally guarantee all of the Tenant’s obligations hereunder.
Section 22.13 — Attachments.
Any exhibits and any guarantee form as well as any addendums which are attached to this lease are a part of this lease and are incorporated herein as if fully set forth herein.
ARTICLE XXIII
Termination; Option to Renew
Section 23.01 — Termination.
Tenant may terminate this lease at any time without penalty or prepayment on not less than 180 days’ written notice to Landlord.
Section 23.02 — Option to Renew.
The Landlord grants to the Tenant the right and option to renew this Lease for the additional term of two terms of five (5) years upon the terms and conditions as set forth herein and as hereinafter set forth. After the first term the Tenant shall pay cost of living increase annually.
The minimum fixed rent for the first year of the renewed term shall be the annual sum of $47,446.19 payable in advance monthly in the manner and together with the additional rent due pursuant to Article II of this lease.
Unless otherwise provided above, the minimum fixed rent for such additional year of the option period, if any, commencing with the first month’s rent of the second year shall be the minimum fixed rent for the previous year PLUS the Cost of Living adjustment calculated pursuant to Article XXIV hereof.
To exercise this option, the Tenant must not be in default of any of the terms and conditions of this lease and shall give 180 days written notice in advance of the then current term of this lease of its intention to renew. In the absence of such timely notice, the option to renew shall be null and void. If the Tenant shall give notice of exercise of an election in the manner and within the time provided aforesaid, the term shall be extended upon the giving of the notice without the requirement of any action on the part of Landlord.
ARTICLE XXIV
Cost of Living Increases in Fixed Minimum Rent
Unless otherwise provided in the preceding Article, the fixed minimum rent for each annual period commencing with the option of the renew term, if any, shall be the fixed minimum rent for the then current period PLUS the increase, if any, in the Consumer Price Index, for all Urban Customers (U.S. city average — 1967 + 100). All Items published by the Bureau of Labor Statistics of the United States Department of Labor (hereinafter the “Index”) over the most recent twelve (12) month period for which published indexes are available at the time that Landlord calculates the adjustment. In the alternative, at Tenant’s option, Tenant hereby agrees that the fixed minimum rent for each annual period commencing with the second year of the option term shall automatically increase the rate of three percent (3%) per year. In no event shall the fixed minimum rent, as adjusted, be less than the fixed minimum rent payable for the then current period. Said adjusted rental shall be due and payable monthly, in advance, in the manner and together with the additional rent due set forth in Article II hereof.\
IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this lease on the day and year first above written. Tenant have signed and sealed this lease on the day and year first above written.
Signed, sealed, and delivered in the presence of:

LANDLORD PELU PROPERTIES, Inc.
By:

As to Landlord

TENANT KENT MANAGEMENT SYSTEMS, INC.
By:

As to Tenant Tenant’s Signature